Exhibit 10.1

EXECUTION COPY

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

by and among

GREATBATCH LTD.

THE FINANCIAL INSTITUTIONS identified herein as Lenders,

MANUFACTURERS AND TRADERS TRUST COMPANY, as Administrative Agent,

BANK OF AMERICA, N.A., as Syndication Agent, and

RBS CITIZENS, N.A. and WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Co-Documentation Agents

Dated as of September 20, 2013

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of September 20, 2013 (this “Agreement”), is made by and among MANUFACTURERS AND TRADERS TRUST COMPANY (“M&T”), individually, as the Issuing Bank, a Lender, the Swingline Lender and the Administrative Agent, BANK OF AMERICA, N.A., as the Syndication Agent and a Lender, RBS CITIZENS, N.A. and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Co-Documentation Agents and each a Lender, the LENDERS (referred to below), and GREATBATCH LTD., a New York corporation (the “Borrower”). M&T, when acting in its capacity as administrative agent for the Lenders and the Issuing Bank, or any successor or assign that assumes that position pursuant to the terms of this Agreement, is hereinafter referred to as the “Administrative Agent.” Certain capitalized terms used in this Agreement are defined in Article 1 (Definitions).

Background of Agreement

The Borrower and its Subsidiaries are engaged in the business of developing, manufacturing, distributing and selling medical device technologies for the cardiac, neurology, vascular and orthopaedic markets, and developing, manufacturing, distributing and selling battery and wireless sensing technologies for high-end niche applications in the energy, military, portable medical and other markets and activities directly related to the foregoing. The Borrower, M&T and each lender party thereto entered into that certain Amended and Restated Credit Agreement dated as of June 24, 2011 (as amended prior to the date hereof, the “Existing Credit Agreement”). The Borrower has requested that the Lenders provide a senior credit facility, which would amend and restate the Existing Credit Agreement and which would consist of (a) a revolving credit facility in an aggregate principal amount not to exceed at any time (except as provided in Subsection 2.1.11 (Increases in Facility)) $300,000,000 with a letter of credit subfacility in an aggregate principal amount equal to $15,000,000 and a swing line subfacility in an aggregate principal amount equal to $15,000,000 and (b) a term loan facility in an aggregate principal amount not to exceed at any time (except as provided in Subsection 2.1.11 (Increases in Facility)) $200,000,000.

The Borrower’s direct parent, Greatbatch, Inc., a Delaware corporation (“Parent”), GB Ventures, and the Subsidiaries of the Borrower will derive substantial benefits from this credit facility. The Borrower may, among other things, use proceeds of the Loans hereunder to make capital contributions in, and extend credit to, its U.S. Subsidiaries, GB Ventures, and, to the extent permitted hereby, its Foreign Subsidiaries. Such access to capital provided to the foregoing Subsidiaries through this financing is on terms that are more advantageous to such Subsidiaries than such Subsidiaries could obtain if they accessed capital independently. Accordingly, the credit facilities provided for in this Agreement are to be guaranteed by Parent, GB Ventures, and, subject to the next sentence, the Borrower’s U.S. Subsidiaries from time to time, and secured by the equity of the Borrower, GB Ventures, the U.S. Subsidiaries of the Borrower and sixty-six percent (66%) of the equity of certain of its Foreign Subsidiaries, as well as by the material assets of the guarantors. Certain Ventures that are U.S. Subsidiaries are not required to become guarantors; however Ventures and Foreign Subsidiaries may become guarantors at a later date pursuant to the terms of this Agreement.

NOW, THEREFORE, it is agreed that the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

ARTICLE 1

DEFINITIONS

1.1 DEFINED TERMS.

As used in this Agreement, the following terms shall have the meanings specified in this Section 1.1 unless the context otherwise requires.

Acquisition: (a) any acquisition by the Borrower or any of its Subsidiaries of an interest in any other Person that shall then become Consolidated with the Borrower and its Subsidiaries in accordance with GAAP (including, by way of merger into Borrower or any Subsidiary or otherwise), or (b) any acquisition by the Borrower or any of its Subsidiaries of all or any substantial part of the assets of any other Person or of a division or line of business of any other Person, in any case, whether by purchase, lease, exchange, issuance of equity or debt securities, merger, reorganization or any other method.

Adjusted EBITDA: for each period the following items for the four fiscal quarters ended on, or most recently prior to, the last day of such period: Net Income plus without duplication to the extent deducted in computing Net Income, the sum of (without duplication):

(a) Interest Expense;

(b) income tax expense;

(c) depreciation and amortization expense;

(d) write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans and any convertible securities);

(e) any extraordinary, unusual or non-recurring expenses or losses (including expenses or losses on sales or abandonment of assets outside of the ordinary course of business) determined in accordance with GAAP;

(f) share-based compensation plus any other non-cash charges, including, for the sake of clarity, non-cash impairments of intangible assets;

(g) net losses attributable to discontinued operations;

(h) non-recurring actual expenses in connection with Permitted Acquisitions;

(i) restructuring charges previously incurred and reported prior to the date such Person becomes a Subsidiary of the Borrower in connection with a Permitted Acquisition to the extent the charges can be agreed upon by Majority Lenders and the Borrower;

minus to the extent included in computing Net Income, but without duplication, the sum of:

(i) any extraordinary, unusual or non-recurring income or gains (including gains on sales or abandonment of assets outside of the ordinary course of business) determined in accordance with GAAP; and

(ii) any other non-cash income;

(iii) net income attributable to discontinued operations; and

(iv) any net gain from the collection of proceeds of life insurance policies.

Adjusted GAAP: the meaning specified in Subsection 7.3.3(b)(i) (Additional Provisions Respecting Calculation of Financial Covenants).

Adjusted LIBOR: the rate per annum (rounded upwards if necessary to the nearest one-hundredth of one percent) determined by the Administrative Agent to be equal to the quotient of (a) LIBOR, divided by (b) a number equal to 1.00 minus, expressed as a decimal, the Reserve Percentage.

Administrative Agent: the meaning specified in the preamble to this Agreement.

Administrative Questionnaire: an Administrative Questionnaire in a form supplied by the Administrative Agent.

Affiliate: with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

Agent Parties: has the meaning specified in Subsection 11.1.4 (Platform).

Agreement: this Credit Agreement, as amended, modified or supplemented from time to time.

Applicable Margin: the meaning specified in Subsection 2.8.2 (Applicable Margin).

Applicable Percentage: with respect to any RC Lender, the percentage of the total RC Commitments represented by such RC Lender’s RC Commitment. If the RC Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the RC Commitments most recently in effect, giving effect to any assignments.

Approved Fund: any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

Assignment and Assumption: an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Subsection 11.6 (Successors and Assigns)), and accepted by the Administrative Agent, in substantially the form of Exhibit H or any other form approved by the Administrative Agent.

Available RC Commitment: the meaning specified in Subsection 2.1.2 (Available RC Commitment).

Banking Services: each and any of the following bank services provided to any Loan Party by the Administrative Agent, a Lender, the Issuing Bank or, an Affiliate of the foregoing: (a) commercial credit cards and purchasing cards, (b) stored value cards and (c) treasury and/or cash management services (including controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services), provided that in the case of any Lender or Affiliate thereof, (i) the Administrative Agent and (so long as no Event of Default shall have occurred and be continuing at the time of such consent) the Borrower shall have consented in writing to such Person being a Secured Party (which consent shall not be unreasonably withheld) and (ii) in the case of any such Affiliate, such Affiliate shall have executed and delivered to the Administrative Agent a joinder to this Agreement (in form and substance satisfactory to the Administrative Agent) agreeing to be bound by the provisions of this Agreement respecting the role of the Administrative Agent, including all exculpatory provisions and indemnification provisions, as if such Affiliate were a Lender hereunder and the obligations under the Banking Services Obligations were Obligations hereunder or such other arrangement as Administrative Agent shall agree to.

Banking Services Obligations: any and all obligations of the Loan Parties, whether absolute or contingent and howsoever and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

Base Rate: the highest of (a) the variable per annum rate of interest so designated from time to time by the Administrative Agent as its prime rate (which rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer), (b) the Federal Funds Rate plus one-half of one percent ( 1⁄2%) per annum and (c) a rate of interest equal to one month LIBOR as in effect on the first Eurodollar Business Day of the then current month plus two percent (2%) per annum. Any change in the Base Rate shall be effective on the opening of business on the day specified in the public announcement of such change.

Base Rate Loans: Loans bearing interest at a rate equal to the Base Rate plus the Applicable Margin.

Board of Directors: the board of directors, board of managers or similar group that directs the affairs of a Person.

Borrower: the meaning specified in the preamble to this Agreement.

Business Day: any day other than a Saturday, Sunday or day which shall be in the State of New York a legal holiday or day on which banking institutions are required or authorized to close.

Capital Expenditures: expenditures for fixed or capital assets, including the purchase, construction or rehabilitation of equipment or other physical assets that are required to be capitalized under GAAP.

Capital Lease: a lease with respect to which the lessee is required to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

Capital Lease Obligation: with respect to any Capital Lease, the amount of the obligation of the lessee thereunder which would in accordance with GAAP appear on a balance sheet of such lessee in respect of such Capital Lease or otherwise be disclosed in a note to such balance sheet.

Capital Stock: any class of preferred, common or other capital stock, share capital or similar equity interest of a Person, including any partnership interest in any partnership or limited partnership and any membership interest in any limited liability company.

Cash Collateralize: to deposit in a controlled account or to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Bank or Lenders, as collateral for LC Obligations or obligations of Lenders to fund participations in respect of LC Obligations, cash or deposit account balances or, if the Administrative Agent and each applicable Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and each applicable Issuing Bank. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

Cash Equivalents: any of the following: (i) full faith and credit obligations of the United States of America, or fully guaranteed as to interest and principal by the full faith and credit of the United States of America, maturing in not more than one year from the date such investment is made; (ii) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A2 by S&P or A by Moody’s; (iii) time deposits and certificates of deposit having a final maturity of not more than one year after the date of issuance thereof of any commercial bank or depository institution incorporated under the laws of the United States of America or any state thereof or the District of Columbia, which (a) in the case of a bank, is a member of the Federal Reserve System and (b) in the case of either a bank or a depository institution, has a combined capital and surplus of not less than $1,000,000,000 and with a senior unsecured debt credit rating of at least “A” by Moody’s or “A” by S&P; (iv) commercial paper of companies, banks, trust companies or national banking associations incorporated or doing business under the laws of the United States of America or one of the States thereof, in each case having a remaining term until maturity of not more than one hundred eighty (180) days from the date such investment is made and rated at least P-1 by Moody’s or at least A-1 by S&P; (v) repurchase agreements with any financial institution having combined capital and surplus of not less than $1,000,000,000 with a term of not more than seven (7) days for underlying securities of the type referred to in clauses (i) and (ii) above; and (vi) money market funds which invest primarily in the Cash Equivalents set forth in the preceding clauses (i) – (vi) and seek to maintain a net asset value of 1.00 as their primary objective.

CERCLA: the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended from time to time, and all rules and regulations promulgated in connection therewith.

Change in Law: the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

Change of Control:

(a) Any person or group of persons (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended) shall obtain ownership or control in one or more series of transactions of more than thirty percent (30%) of the Capital Stock of Parent entitled to vote in the election of members of the Board of Directors of Parent; or

(b) Parent ceases to be the legal and beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended) of 100% of the Capital Stock of the Borrower, free and clear of all Liens, except for Liens in favor of the Administrative Agent; or

(c) There shall have occurred under any indenture or other instrument evidencing any Indebtedness or preferred equity any “change of control” or “fundamental change” (or similar term as defined in such indenture or other evidence of Indebtedness or preferred equity) obligating the Borrower to repurchase, redeem or repay all or any part of the Indebtedness or Capital Stock provided for therein; or

(d) The Borrower ceases to own all of the Capital Stock of its U.S. Subsidiaries free of all Liens (except in favor of the Administrative Agent) other than such Capital Stock as may be disposed of in accordance with the terms hereof; or

(e) The Borrower merges with or into another Person and the Borrower is not the surviving entity or sells or disposes of all or substantially all of its assets or all or substantially all of the equity of its Subsidiaries to any Person; or

(f) During any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Parent (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of Parent was approved by a vote of 66 2/3% of the directors of Parent at the time of such approval who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office.

CIP Regulations: the meaning specified in Section 10.11 (Reliance on Administrative Agent’s Customer Identification Program).

Closing Date: September 20, 2013.

Closing Date GAAP: the meaning specified in Subsection 7.3.3(a) (Additional Provisions Respecting Calculations of Financial Covenants).

COBRA: the group health plan continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

Code: the Internal Revenue Code of 1986, as amended, or its predecessor or successor, as applicable, and any Treasury regulations, revenue rulings or technical information releases issued thereunder.

Collateral: all property of any sort in which any Loan Party has granted, or purported to grant, a security interest or other Lien pursuant to any of the Loan Documents.

Commitment: the RC Commitment or the Term Loan Commitment, as the context may require.

Commitment Fee: the meaning specified in Subsection 2.7.1 (Commitment Fees).

Commitment Fee Base: the meaning specified in Subsection 2.7.1 (Commitment Fees).

Commitment Fee Rate: the meaning specified in Subsection 2.7.1 (Commitment Fees).

Commodity Exchange Act: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

Communications: the meaning specified in Subsection 11.1.4 (Platform).

Consolidated: with respect to any Person and any specified Subsidiaries of such Person, refers to the consolidation of financial statements of such Person and such Subsidiaries and of particular items in such financial statements in accordance with GAAP.

Consolidating: with respect to any Person and any specified Subsidiaries of such Person, refers to the separate presentation of financial statements of each such Person in accordance with GAAP.

Control: the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

Control Agreement: the meaning specified in Subsection 4.1.6 (Control Agreements).

Debtor Relief Laws: the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

Default: any condition or event which, with notice or lapse of time or both, would become an Event of Default.

Default Rate: the meaning specified in Subsection 2.8.6 (Default Rate).

Defaulting Lender: subject to Subsection 2.15.2 (Defaulting Lender Cure), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any Issuing Bank or Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) unless the Administrative Agent determines in its sole discretion that a Lender should not be a Defaulting Lender by virtue of the facts and circumstances described in this clause (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b) (Defaulting Lender Cure)) upon delivery of written notice of such determination to the Borrower, each Issuing Bank, each Swingline Lender and each Lender.

Designated Person: the meaning specified in Section 5.18 (Foreign Assets Control Regulation, Etc.)

Disqualified Stock: with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable): (a) matures or is mandatorily redeemable for any reason; (b) is convertible or exchangeable for Indebtedness or Disqualified Stock or (c) is or may for any reason be redeemable at the option of the holder thereof, in whole or in part, in each case, on or prior to the first anniversary of the stated maturity of the Notes.

DOL: United States Department of Labor, or any governmental agency or instrumentality succeeding to the functions thereof.

Dollars and $: dollars in lawful currency of the United States of America.

Domestic Subsidiaries: Subsidiaries of Borrower that are not Foreign Subsidiaries.

Effective Date: the meaning specified in Subsection 2.1.11 (Increases in Facility).

Eligible Assignee:

(a) a Lender;

(b) an Affiliate of a Lender;

(c) an Approved Fund; and

(d) any Person (other than a natural person) subject to such consents, if any, as may be required under Subsection 11.6.2(c) (Assignment by Lenders); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

Environmental Laws: any national, state or local law or regulation (including CERCLA, OSHA and RCRA) enacted in connection with or relating to the protection or regulation of the environment, including those laws, statutes, and regulations regulating the disposal, removal, production, storing, refining, handling, transferring, processing, or transporting of Hazardous Substances, and any regulations issued or promulgated in connection with such statutes by any Governmental Authority and any orders, decrees or judgments issued by any court of competent jurisdiction in connection with any of the foregoing.

ERISA: the Employee Retirement Income Security Act of 1974, as amended, and any regulations issued thereunder by the Department of Labor or PBGC.

ERISA Affiliate: (a) any corporation included with any Loan Party in a controlled group of corporations within the meaning of Section 414(b) of the Code, (b) any trade or business (whether or not incorporated) which is under common control with any Loan Party within the meaning of Section 414(c) of the Code, (c) any member of an affiliated service group of which any Loan Party is a member within the meaning of Section 414(m) of the Code and (d) any other group that together with any Loan Party that is treated as a single employer within the meaning of Section 414(o) of the Code.

Eurodollar Business Day: a day on which the relevant London international financial markets are open for dealings in Dollar deposits and which is also other than a Saturday, Sunday or day which shall be in the State of New York a legal holiday or day on which banking institutions are required or authorized to close.

Eurodollar Deposits: U.S. dollar-denominated deposits at foreign banks or foreign branches of American banks.

Event of Default: the meaning specified in Section 9.1 (Events of Default).

Excluded Assets: collectively, (a) real property, (b) except as provided by clause (b) of Section 8.27 (Certain Obligations Respecting Subsidiaries), thirty-four percent (34%) of the Capital Stock of the First-Tier Foreign Subsidiaries of the Borrower and (c) each application to register a trademark, service mark, or other mark prior to the filing under applicable Law of a Statement of Use, Amendment to Allege Use (or the equivalent) for such trademark, service mark or other mark.

Excluded Swap Obligation: with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal. For purposes of this definition and Section 9.3 (Proceeds of Collateral), “Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

Excluded Taxes: with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located; (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Subsection 2.14.2 (Replacement of Lenders)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Subsection 2.13.5 (Status of Lenders), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Subsection 2.13.1 (Payments Free of Taxes) or any withholding tax imposed pursuant to FATCA (or any amended or successor version of FATCA that is substantively comparable and not materially more onerous to comply with).

Executive Order: the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism.

Existing RC Maturity Date: the meaning specified in Section 2.18 (Extension of RC Maturity Date).

Existing Credit Agreement: the meaning specified in the Background of this Agreement.

Extension Notice: the meaning specified in Section 2.1.8 (Voluntary Prepayment).

Facility: either the RC Facility or the Term Facility, as applicable.

FATCA: Sections 1471 through 1474 of the Code, as of the date of this Agreement, and any current or future regulations or official interpretations thereof.

FCPA: the meaning specified Section 5.7(b) (Litigation; Compliance with Laws; OFAC Requirements).

Federal Funds Rate: for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next Business Day as so published on the next succeeding Business Day, and (b) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

Financial Officer: the Chief Financial Officer, Treasurer or Corporate Controller of the Borrower.

First-Tier Foreign Subsidiary: a Foreign Subsidiary which has the majority of its Capital Stock issued to the Parent and/or one or more U.S. Subsidiaries of the Parent.

Foreign Lender: any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

Foreign Plan: any employee benefit plan or program including, for the avoidance of doubt, any pension plan or retirement plan administered, maintained or required to be contributed to by a Foreign Subsidiary or by any other Person for the benefit of any current or former employee, consultant, director or contract labourer of a Foreign Subsidiary or a foreign division, office or facility (including any facilities in France, Mexico or Switzerland) of any Loan Party.

Foreign Subsidiary: any Subsidiary that is organized under the laws of a jurisdiction other the United States of America, any State thereof or the District of Columbia.

Fronting Exposure: at any time there is a Defaulting Lender, (a) with respect to any Issuing Bank, such Defaulting Lender’s Applicable Percentage of the outstanding LC Obligations with respect to Letters of Credit issued by such Issuing Bank other than LC Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to any Swingline Lender, such Defaulting Lender’s Applicable Percentage of outstanding Swing Loans made by such Swingline Lender other than Swing Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

Fronting Fee: the meaning specified in Subsection 3.1.6 (Fees).

Fund: any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

GAAP: generally accepted accounting principles in the United States consistently applied, as in effect from time to time; provided that, for purposes of calculating financial covenants, the provisions of Section 7.3 (Additional Provisions Respecting the Calculation of Financial Covenants) shall apply to the extent set forth in such section.

GB Ventures: GBV, LLC, a Delaware limited liability company and a wholly-owned Subsidiary of the Parent.

Governmental Authority: the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

Guarantor: each of Parent and the Subsidiary Guarantors.

Guaranty: as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any indebtedness, lease, dividend or other obligation of another Person, including any such obligation directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business) or discounted or sold with recourse by such Person, or in respect of which such Person is otherwise directly or indirectly liable, including any such obligation in effect guaranteed by such Person through any agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain the solvency or any balance sheet or other financial condition of the obligor of such obligation, or to make payment for any products, materials or supplies or for any transportation or services regardless of the non-delivery or non-furnishing thereof, in any such case if the purpose or intent of such agreement is to provide assurance that such obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected against loss in respect thereof.

Greatbatch, LLC: Greatbatch, LLC, a Delaware limited liability company, which on the Closing Date is a wholly-owned Subsidiary of the Borrower.

Greatbatch Mexico: the meaning specified in Subsection 4.1.12(d) (Financial Statements).

Hazardous Substances: any and all chemicals, pollutants, contaminants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any Environmental Law (including petroleum products, asbestos, urea formaldehyde foam insulation, lead based paint and polychlorinated biphenyls and substances defined as Hazardous Substances under CERCLA).

IEEPA: the International Emergency Economic Power Act, 50 U.S.C. §1701 et. seq.

Indebtedness: (of any entity, without duplication) means (a) all indebtedness for borrowed money including seller paper; (b) all obligations for the deferred purchase price of property or services; (c) all obligations evidenced by notes, bonds, debentures or other similar instruments; (d) all indebtedness created or arising under any conditional sale or other title retention agreement; (e) all Capital Lease Obligations; (f) all obligations, contingent or otherwise under acceptance, letter of credit or similar facilities; (g) all obligations to purchase, redeem, retire, defease or otherwise acquire for value any Capital Stock; (h) all obligations under Interest Rate Protection Agreements; (i) all guarantees of items of indebtedness described in the other clauses of this definition; (j) all obligations secured by any lien on the assets of such entity; (k) all payments required by such entity under non-compete agreements; (l) all indebtedness of any partnership in which such entity is a general partner unless such indebtedness is non-recourse to such entity; (m) all obligations under synthetic leases and other off balance sheet financing; and (n) other obligations that are the functional equivalent of the Indebtedness referred to in clauses (a) through (m). Notwithstanding the foregoing, Indebtedness shall not include trade accounts payable, accrued expenses or obligations in respect of usual and customary “earn-out” or similar agreements not shown as liabilities on the balance sheet in accordance with GAAP.

Indemnified Taxes: Taxes other than Excluded Taxes.

Indemnitee: the meaning specified in Subsection 11.14.2 (Indemnification by the Borrower).

Information: the meaning specified in Subsection 11.13.2 (Information).

Intellectual Property: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including (a) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished, all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office, (b) inventions, discoveries and ideas (whether patentable or unpatentable and whether or not reduced to practice), and all patents, patent rights, applications for patents (including divisions, continuations, continuations-in-part and renewal applications), and any renewals, extensions or reissues thereof, in the United States, any other country or any political subdivision thereof; (c) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade dress, service marks, logos, domain names and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common law rights related thereto; (d) all trade secrets arising under the laws of the United States, any other country or any political subdivision thereof; (e) all rights to obtain any reissues, renewals or extensions of the foregoing; (f) all licenses for any of the foregoing and (g) all causes of action for infringement of the foregoing.

Intellectual Property Collateral Agreement: the meaning specified in Subsection 4.1.7 (Second Amended and Restated Intellectual Property Collateral Agreement).

Interest Expense: for any period, interest expense in accordance with GAAP but excluding non-cash interest expense.

Interest Period: the period commencing on the date of a borrowing and ending on the numerically corresponding day in the calendar Month that is one, two, three or six Months, or, to the extent available to all Lenders, 12 months; provided, that (i) if any Interest Period would end on a day other than a Eurodollar Business Day, such Interest Period shall be extended to the next succeeding Eurodollar Business Day unless such next succeeding Eurodollar Business Day would fall in the next calendar Month, in which case such Interest Period shall end on the next preceding Eurodollar Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar Month (or on a day for which there is no numerically corresponding day in the last calendar Month of such Interest Period) shall end on the last Eurodollar Business Day of the last calendar Month of such Interest Period; provided, further, that, in the event an Interest Period is extended to the next Eurodollar Business Day in a Month, the succeeding Interest Period will end on the day it would have ended had the preceding Interest Period not been so extended (e.g., if the preceding period is extended to the 16th because the 15th is not a Eurodollar Business Day, the succeeding period will end on the 15th as long as it is a Eurodollar Business Day).For purposes hereof, the date of a Loan initially shall be the date on which such Loan is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan.

Interest Rate Protection Agreement: a Swap Agreement entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Borrower or any Subsidiary.

Investment: as applied to any Person (the “investor”) but without duplication: (a) any direct or indirect purchase or other acquisition by such investor of stock or other securities of any other Person, (b) any Guaranty by such investor of obligations of any other Person, (c) any direct or indirect loan, advance or capital contribution by such investor to any other Person, including all Indebtedness and accounts receivable owing to such investor from such other Person which are not current assets or did not arise from sales to such other Person in the ordinary course of business and (d) any Swap Agreement entered into by such Person.

Investor: the meaning specified in Section 8.3 (Investments, Loans, Acquisitions, Etc.).

IRS: Internal Revenue Service, or any governmental agency or instrumentality succeeding to the functions thereof.

Issuing Bank: M&T, in its capacity as issuer of Letters of Credit hereunder, or any successor or assign that assumes that position pursuant to the terms of this Agreement.

Law: all common law and all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

LC Obligations: at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of Unreimbursed Drawings.

Lender and Lenders: each of the financial institutions and Funds that is listed on Schedule 2.1.1 or Schedule 2.1.3 and each other financial institution or Fund that is an assignee of the foregoing from time to time in accordance with the provisions of this Agreement. The Lenders shall include the Term Lenders, the RC Lenders, and, unless the context requires otherwise, the Swingline Lender.

Lender Required Payment: the meaning specified in Subsection 2.12.1 (Funding by Lenders; Presumption by Administrative Agent).

Letters of Credit: any and all letters of credit issued pursuant to this Agreement.

Letter of Credit Fees: the meaning specified in Subsection 3.1.6 (Fees).

Letter of Credit Sublimit: the meaning specified in Subsection 3.1.1 (Commitment to Issue Letters of Credit).

LIBOR: the rate per annum as determined on the basis of the offered rates for deposits in Dollars, for a period of time equal to the relevant Interest Period which appears on Reuters Screen LIBOR01 Page (or any successor page) as of approximately 11:00 a.m. London time on the day that is two Eurodollar Business Days preceding the commencement of such Interest Period; provided, however, if the rate described above is unavailable on any applicable interest determination date, then LIBOR shall be the rate determined by the Administrative Agent from such other recognized service or method as the Administrative Agent may select.

LIBOR Loans: Loans bearing interest at a rate equal to Adjusted LIBOR plus the Applicable Margin.

Lien: with respect to any asset, any mortgage, lien, pledge, adverse claim, charge, security interest or other encumbrance, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset. For the purposes of this Agreement and the other Loan Documents, Borrower or any of its Subsidiaries shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

Liquidity: at any time, the sum of the Available RC Commitment at such time and the unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries on hand in deposit accounts maintained with the Administrative Agent or subject to Control Agreements in favor of the Administrative Agent.

Loan Documents: this Agreement, the Notes, the Suretyship Agreements, the Pledge Agreement, the Security Agreements and any and all agreements, documents and instruments executed, delivered or filed pursuant to this Agreement, as the same may be amended, modified or supplemented from time to time. For the sake of clarity, Swap Agreements, agreements in respect of Banking Services and Letters of Credit are not Loan Documents, but obligations in respect thereof owing to Swap Parties (in the case of Swap Agreements), providers of Banking Services (in the case of Banking Services Obligations) and the Issuing Bank and the Lenders (in the case of Letters of Credit) shall be secured by the Collateral.

Loan Parties: the parties to this Agreement and any of the other Loan Documents, including the Borrower, the Subsidiary Guarantors and Parent, but excluding the Administrative Agent, the Lenders, and the Issuing Bank.

Loans: the amounts loaned to the Borrower pursuant to this Agreement. Loans may be Term Loans, RC Loans or Swing Loans.

M&T: the meaning specified in the preamble to this Agreement.

Majority Lenders: at any time, Lenders (excluding Defaulting Lender) having greater than fifty percent (50%) of the Total Facility. The Total Facility of any Defaulting Lender shall be disregarded in determining Majority Lenders at any time.

Margin Stock: any “margin security” or “margin stock” as defined in Regulation T, U and X of the Board of Governors of the Federal Reserve System.

Material Adverse Change: any material adverse change in

(a) the business, condition (financial or otherwise), operations, properties or prospects of (i) the Borrower, (ii) Parent and its Subsidiaries taken as a whole or (iii) the Borrower or any of its Subsidiaries, individually, if such change could result in the insolvency or dissolution (other than pursuant to a merger or dissolution permitted by this Agreement) of such Person or in the loss of control (by the current holder thereof) over such Person’s assets;

(b) the binding nature, validity or enforceability of any of the Loan Documents;

(c) the ability of any Loan Party to perform its obligations under any of the Loan Documents to which it is a party; or

(d) the validity, perfection, priority or enforceability of the Liens granted to the Administrative Agent in respect of the Collateral.

Material Line of Business: as at any date of determination, any line of business of the Borrower and its Subsidiaries that has generated for the previous four fiscal quarters of the Borrower and its Subsidiaries at least fifteen percent (15%) of the Adjusted EBITDA of the Borrower and its Subsidiaries taken as a whole during the same four fiscal quarters.

Maturity Date: the later of the RC Maturity Date and the Term Loan Maturity Date.

Medical Limited: Greatbatch Medical Limited, a United Kingdom corporation, which as of the Closing Date is a wholly-owned Subsidiary of Medical SA.

Medical SA: Greatbatch Medical SA, a Swiss société anonyme, which as of the Closing Date is a wholly-owned Subsidiary of Precimed.

Minimum Collateral Amount: means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 105% of the Fronting Exposure of the Issuing Bank with respect to Letters of Credit issued and outstanding at such time and (ii) otherwise, an amount determined by the Administrative Agent and the Issuing Bank in their sole discretion.

Minimum Funding Standard: the minimum funding standard within the meaning of Section 302 of ERISA or Sections 412 and 430 of the Code.

Month: a period from and including a given day in a calendar month to the day in the subsequent calendar month numerically corresponding to such given day except that (a) if there is no numerical correspondent in such subsequent calendar month, or (b) if such given day is the last day of a calendar month, such day shall be the last day of such subsequent calendar month.

Multiemployer Plan: a multiemployer pension plan as defined in Section 3(37) of ERISA to which any Loan Party or any ERISA Affiliate is required to contribute, or otherwise has any liability.

Net Income: of any Person for any period, the aggregate net income (or loss) of such Person for such period determined in accordance with GAAP; provided that the following items shall be excluded from the calculation of Net Income of such Person and its Subsidiaries, on a Consolidated basis: (a) the portion of net income (but not losses) of any Subsidiary that is prohibited by Law or contract from paying dividends and (b) net income of entities in which such Person has an investment (other than Subsidiaries of such Person) except to the extent such net income is distributed in cash to such Person or a Subsidiary of such Person.

Non-Consenting Lender: the meaning specified in Subsection 2.14.2 (Replacement of Lenders).

Non-Defaulting Lender: means, at any time, each Lender that is not a Defaulting Lender at such time.

Non-Guarantor Ventures: Ventures that do not, pursuant to Section 8.27 (Certain Obligations Respecting Subsidiaries), become Loan Parties.

Notes: the promissory notes delivered by the Borrower to the Lenders (including any successors or assigns thereof) pursuant to this Agreement (including any amendments, restatements, modifications or supplements which may from time to time be created in respect of such notes), and any replacement promissory notes issued in lieu of the foregoing, including but not limited to, the Term Notes, RC Notes and the Swing Note.

Obligations: any and all indebtedness, obligations and liabilities of any type or nature, direct or indirect, absolute or contingent, related or unrelated, due or not due, liquidated or unliquidated, arising by operation of law or otherwise, now existing or hereafter arising or created of the Borrower, and/or any Subsidiary of the Borrower, Parent and/or any other Person, to any Secured Party, related to the Loans, the LC Obligations or (without duplication) represented by or incurred pursuant or relating to the Loan Documents. Without limiting the generality of the foregoing, the term “Obligations” shall include:

(a) principal of, and interest on the Loans and the Notes;

(b) any and all other fees, indemnities, costs, obligations and liabilities of the Borrower and its Subsidiaries from time to time under or in connection with the Loan Documents;

(c) all obligations of the Borrower owing to the Issuing Bank or any Lender under Letters of Credit or other debt instruments issued by the Issuing Bank or any Lender under the terms of this Agreement; and

(d) all amounts (including post-petition interest) in respect of the foregoing that would be payable but for the fact that the obligations to pay such amounts are unenforceable or not allowable due to the existence of a proceeding under any Debtor Relief Law involving the Borrower or any of its Subsidiaries.

OFAC: the U.S. Department of Treasury’s Office of Foreign Asset Control.

Officer’s Compliance Certificate: a certificate in the form of Exhibit G.

Organizational Documents: means, with respect to any Person other than a natural person, the documents by which such Person was organized (such as a certificate of incorporation, certificate of limited partnership or articles of organization, and including any certificates of designation for preferred stock or other forms of preferred equity) and which relate to the internal governance of such Person (such as bylaws, a partnership agreement or an operating, limited liability or members agreement).

OSHA: the Occupational Safety and Health Act, 29 U.S.C. 651 et seq.

Other Taxes: all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

Parent: the meaning specified in the preamble to this Agreement.

Parent Suretyship Agreement: the meaning specified in paragraph (b) of Subsection 4.1.4 (Second Amended and Restated Guaranty and Suretyship Agreements).

Participant: the meaning assigned to such term in Subsection 11.6.4(a) (Participations).

Participant Register: the meaning specified in Subsection 11.6.4 (Participations).

PATRIOT Act: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (The USA PATRIOT Act).

PBGC: Pension Benefit Guaranty Corporation, or any governmental agency or instrumentality succeeding to the functions thereof.

Permitted Acquisitions: Acquisitions, for which the aggregate amount of consideration for all such acquisitions through the Maturity Date does not exceed $250,000,000, subject to Section 8.29 (Reset Provision), so long as (i) before and after giving effect to any such Acquisition, the Borrower is in pro forma compliance with the financial covenants set forth in Article 7 (Financial Covenants) of this Agreement; (ii) the target is engaged primarily in businesses that are the same as, or reasonably related to, those of the Borrower and its Subsidiaries; (iii) the Administrative Agent shall have received 5 Business Days’ prior written notice, and if the Acquisition is for an amount greater than $25,000,000, a copy of the acquisition agreement, lien searches, a pro forma compliance certificate and such other information, documentation and opinions as the Administrative Agent may reasonably request, (iv) the Specified Restricted Use Conditions are satisfied, and (v) the Acquisition is approved by the Borrower’s and the target’s Board of Directors.

Permitted Business: the business of developing, manufacturing, distributing and selling medical device technologies for the cardiac, neurology, vascular and orthopaedic markets, and developing, manufacturing, distributing and selling battery and wireless sensing technologies for high-end niche applications in the energy, military, portable medical and other markets, and activities directly related to the foregoing.

Permitted Liens: the meaning specified in Subsection 8.2.1 (In General).

Permitted Maquiladora Restructuring: collectively, the following transactions, so long as (i) at the time of, and after giving effect to, each such transaction, no Default or Event of Default shall have then occurred and be continuing or shall be caused thereby and (ii) there are identifiable tax savings for the Borrower and/or Parent related to such transactions:

(a) the transfer of 1% of the Capital Stock of Greatbatch Mexico from Parent to Borrower, then from Borrower to Precimed, then from Precimed to Medical SA, and then from Medical SA to Medical Limited or such other wholly-owned subsidiary of Medical SA formed for the purpose of holding such stock, in each case, in exchange for additional Capital Stock or share premium, and

(b) the transfer of 100% of the Capital Stock of Greatbatch, LLC from the Borrower to Precimed and then from Precimed to Medical SA, in each case, in exchange for additional Capital Stock or share premium, with the result that the Capital Stock ownership of such entities, as at the consummation of the Permitted Maquiladora Restructuring, will be as set forth on Schedule 1.1.

Permitted Perfection Limitations: a limitation on the perfected status of Collateral to the extent that (a) perfection would require a notation on the records of the issuer of title (such as motor vehicle titles) and no notation is made; or (b) the laws of a jurisdiction outside of the United States of America governs the issue of perfection except for Liens on 66% of the equity of Precimed or (c) the Collateral consists of a deposit account maintained with the Administrative Agent or a Lender and perfection is dependent on an account control agreement provided nothing in this definition shall affect or be deemed to limit any setoff rights that the Administrative Agent or any Lender shall have with respect thereto.

Person: any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

Plan: an “Employee Pension Benefit Plan” (as defined in Section 3(2) of ERISA) or an “Employee Welfare Benefit Plan” (as defined in Section 3(1) of ERISA) which is maintained, or to which contributions are, or are required to be, made, by any Loan Party or any ERISA Affiliate or with respect to which any Loan Party or an ERISA affiliate has any liability, except a Multiemployer Plan.

Platform: the meaning specified in Subsection 11.1.4 (Platform).

Pledge Agreement: the meaning specified in Subsection 4.1.5 (Second Amended and Restated Pledge Agreements).

Precimed: P Medical Holding SA, a societe anonyme organized and existing under the laws of Switzerland.

Predecessor Indebtedness: the meaning specified in Subsection 4.1.10 (Repayment of Existing Indebtedness).

Prohibited Person: any Person:

(a) listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order;

(b) that is owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of the Executive Order;

(c) that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order;

(d) that is named as a “specifically designated national (SDN)” on the most current list published by OFAC at its official website, http://www.treas.gov.ofac/t11sdn.pdf or at any replacement website or other replacement official publication of such list;

(e) that is covered by IEEPA or OFAC; or

(f) that is an affiliate (including any principal, officer, immediate family member or close associate) of a Person described in one or more of clauses (a) – (e) of this definition of Prohibited Person.

Prohibited Transaction: the meaning given to such term in Section 406 of ERISA, Section 4975(c) of the Code and any Treasury regulations issued thereunder.

QIG: QIG Group, LLC, a Delaware limited liability company and a wholly-owned Subsidiary of the Borrower.

Quarterly Payment Date: the last Business Day of each fiscal quarter of the Borrower and the Maturity Date.

RC Commitment: the meaning specified in Subsection 2.1.1 (Commitment to Make RC Loans).

RC Facility: the credit facility provided hereunder with respect to RC Loans.

RC Lender: each Lender that signs this Agreement in respect of a RC Commitment and each successor and assign thereof.

RC Loans: the meaning specified in Subsection 2.1.1 (Commitment to Make RC Loans).

RC Maturity Date: subject to Section 2.18 (Extension of RC Maturity Date), September 20, 2018 or such earlier date as the RC Commitment is terminated.

RC Note: the meaning specified in Subsection 2.6 (Notes).

RCRA: the Resource Conservation and Recovery Act of 1976, as amended, and any rules and regulations issued in connection therewith.

Recipient: the meaning specified in Section 8.3 (Investments, Loans, Acquisitions, Etc.)

Register: the meaning specified in Subsection 11.6.3 (Register).

Related Parties: with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, other controlling persons, advisors and representatives of such Person and of such Person’s Affiliates.

Release: a release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

Remedial Action: actions necessary to comply with any Environmental Law or otherwise required by any Governmental Authority with respect to (a) the investigation, clean up, removal, treatment or handling Hazardous Substances in the indoor or outdoor environment; (b) the prevention of Releases or threats of Releases or minimization of further Releases of Hazardous Substances so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) the performance of pre-remedial studies and investigations and post-remedial monitoring and care.

Reorganization: any reorganization as defined in Section 4241(a) of ERISA.

Reportable Event: with respect to any U.S. Pension Plan, an event described in Section 4043(c) of ERISA.

Reserve Percentage: the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed on member banks of the Federal Reserve System against “Euro-currency Liabilities” as defined in Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as such regulation may be amended from time to time or any successor regulation, as the maximum reserve requirement (including any basic, supplemental, emergency, special, or marginal reserves) applicable with respect to Eurocurrency liabilities as that term is defined in Regulation D (or against any other category of liabilities that includes deposits by reference to which the interest rate of Eurodollar Loans is determined), whether or not any Lender has any Eurocurrency liabilities subject to such reserve requirement at that time.

Reset Election Date: the meaning specified in Section 8.29 (Reset Provision).

Restricted Payment:

(a) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of the Borrower or any of its Subsidiaries, as the case may be, now or hereafter outstanding, except a dividend payable solely in shares of Capital Stock (other than Disqualified Stock) of the Borrower or such Subsidiary, as the case may be;

(b) any redemption, retirement, purchase or other acquisition, direct or indirect, of any shares of any class of Capital Stock of the Borrower or any of its Subsidiaries, as the case may be, now or hereafter outstanding, or of any warrants, rights or options to acquire any such shares or interests, except to the extent that the consideration therefor consists solely of shares of Capital Stock (other than Disqualified Stock) of the Borrower or such Subsidiary;

(c) any sinking fund, other prepayment or installment payment on account of any Capital Stock of the Borrower or any of its Subsidiaries;

(d) any other payment, loan or advance to a shareholder or other equity holder of the Borrower or any Subsidiary of the Borrower whether in the capacity of such Person as a shareholder or otherwise, except salaries and other compensation, the payment of which is not otherwise restricted under the Loan Documents, paid in the ordinary course of business, consistent with past practice;

(e) any forgiveness or release without adequate consideration by the Borrower or any Subsidiary of the Borrower of any Indebtedness or other obligation owing to the Borrower or such Subsidiary by a shareholder or other equity holder of the Borrower or a Subsidiary of the Borrower; or

(f) any payment of principal, interest, fees or other amounts in respect of subordinated Indebtedness.

Revolving Credit Exposure: means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Loans and such Lender’s participation in LC Obligations and Swing Loans at such time.

Sanctioned Country: shall mean a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/sdn/t11sdn.pdf, or as otherwise published from time to time.

Sanctioned Person: shall mean (a) a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/t11sdn.pdf, or as otherwise published from time to time or (b) (i) an agency of the government of a Sanctioned Country; (ii) an organization controlled by a Sanctioned Country or (iii) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

Secured Obligations: collectively, (a) the Obligations, (b) any Banking Services Obligations and (c) obligations of any Loan Party under or arising out of Swap Agreements that have been or will be entered into with any Swap Party (including the Swap Obligations identified in Schedule 5.26) from time to time consistent with the terms of this Agreement but excluding Excluded Swap Obligations.

Secured Party: the Administrative Agent, the Lenders, the Issuing Bank, the Indemnitees and all other Persons referred to in any of the Loan Documents as a beneficiary of the security interest granted therein and all other holders of Secured Obligations, including any and all Swap Parties (including the Swap Obligations identified in Schedule 5.26).

Security Agreement: the meaning specified in Subsection 4.1.3 (Second Amended and Restated Security Agreement).

Solvent: a condition of a Person on a particular date, whereby on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Specified Restricted Uses: collectively, (a) Permitted Acquisitions; (b) Investments made pursuant to clause (e) of Section 8.3 (Investments, Loans, Acquisitions, Etc.); (c) Investments made pursuant to clause (b) of Section 8.3 (Investments, Loans, Acquisitions, Etc.) and (d) Restricted Payments made pursuant to Subsection 8.4.3 (Permitted Stock Repurchases and Dividends).

Specified Restricted Use Conditions: with respect to any Specified Restricted Use each of the following: (a) no Default or Event of Default shall have occurred and be continuing or caused thereby; (b) there shall be minimum Liquidity of at least $50,000,000 after giving pro forma effect to the proposed Specified Restricted Use; (c) subject to Section 8.29 (Reset Provision), the aggregate amount expended on all Specified Restricted Uses shall not exceed $300,000,000; and (d) the Total Leverage Ratio on a pro forma basis after giving effect to the proposed Specified Restricted Use shall be less than 4.25 to 1.0 at any time on or before January 1, 2016 and less than 4.00 to 1.0 at any time thereafter.

Subsidiary: with respect to any Person (referred to in this definition as the “parent”),

(a) any other Person of which more than 50% of the issued and outstanding equity having ordinary voting power to elect a majority of the Board of Directors or other governing body is directly or indirectly owned or controlled by such parent; or

(b) any other Person of which more than 50% of the voting equity interests are directly or indirectly owned or controlled by such parent.

For the sake of clarity a Subsidiary of a Person shall include any direct or indirect Subsidiary of such Person.

Subsidiary Guarantor: (a) each U.S. Subsidiary of the Parent excluding the Borrower and (other than as indicated in clause (b)) any Non-Guarantor Ventures, and (b) such Foreign Subsidiaries of the Parent and Ventures as designated by the Borrower from time to time or as are required to guarantee the Obligations pursuant to Section 8.27 (Certain Obligations Respecting Subsidiaries). As of the Closing Date, the Subsidiary Guarantors are Greatbatch LLC, Precimed, Inc., Electrochem Solutions, Inc., Greatbatch-Globe Tool, Inc., GBV, LLC, QIG Group LLC, Micro Power Electronics, Inc. and NeuroNexus Technologies, Inc. From and after the time that the Capital Stock of Greatbatch, LLC is transferred to Precimed in accordance with a Permitted Maquiladora Restructuring (and for so long as such Capital Stock is not owned by a U.S. Person), Greatbatch LLC shall cease to be a Subsidiary Guarantor if and to the extent that and for so long as such guaranty would cause adverse tax consequences for the Borrower or Parent pursuant to Section 956 of the Code (or any successor section).

Subsidiary Suretyship Agreement: the meaning specified in paragraph (a) of Subsection 4.1.4 (Second Amended and Restated Guaranty and Suretyship Agreements).

Suretyship Agreements: the Parent Suretyship Agreement and the Subsidiary Suretyship Agreement.

Swap Agreement: any agreement with respect to (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange or other foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

Swap Party: any party to a Swap Agreement that is a Lender or an Affiliate of a Lender (or at the time the applicable Swap Agreement was entered into was a Lender or an Affiliate of a Lender), provided that (a) the Administrative Agent and (so long as no Event of Default shall have occurred and be continuing at the time of such consent) the Borrower shall have consented in writing to such Person being a Swap Party (which consent shall not be unreasonably withheld or delayed) and (b) in the case of any Affiliate, such Affiliate shall have executed and delivered to the Administrative Agent a joinder to this Agreement (in form and substance satisfactory to the Administrative Agent) agreeing to be bound by the provisions of this Agreement respecting the role of the Administrative Agent, including all exculpatory provisions and indemnification provisions, as if such Affiliate were a Lender hereunder and the obligations under the Swap Agreement were Obligations hereunder or such other arrangement as Administrative Agent shall agree to.

Swing Note: the meaning specified in Subsection 2.6 (Notes).

Swingline Lender: M&T so long as it is a Lender, or if M&T is no longer a Lender, then a Lender designated by the Borrower and acceptable to the Administrative Agent.

Swing Loans: the meaning specified in Subsection 2.2.1 (Swing Loan Advances).

Taxes: all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Term Facility: the credit facility provided hereunder with respect to Term Loans.

Term Lender: each Lender that signs this Agreement in respect of a Term Loan Commitment and each successor and assign thereof.

Term Loan Commitment: the meaning specified in Subsection 2.1.3 (Commitment to Make Term Loans)

Term Loan Maturity Date: September 20, 2019 or such earlier date as all Term Loans are due and payable hereunder.

Term Loans: the meaning specified in Subsection 2.1.3 (Commitment to Make Term Loans).

Total Facility: as to any Lender at any time, the Term Loans, the unused RC Commitment and Revolving Credit Exposure of such Lender at such time.

Term Note: the meaning specified in Subsection 2.6 (Notes).

Total Indebtedness: all Indebtedness of Parent, the Borrower and its Subsidiaries on a Consolidated basis, other than Indebtedness described in clauses (g) and (h) of the definition of “Indebtedness” above to the extent such Indebtedness described in clauses (g) and (h) does not, in accordance with GAAP, appear as a liability on the Consolidated balance sheet of Parent, Borrower and its Subsidiaries.

Total Leverage Ratio: the ratio of (a) the amount of Total Indebtedness less cash and Cash Equivalents in a maximum aggregate amount of $30,000,000 to (b) Adjusted EBITDA.

Unreimbursed Drawings: drawings made under Letters of Credit which, for any reason, have not been reimbursed by or on behalf of the Borrower, whether through borrowings of Loans hereunder or otherwise.

U.S. Pension Plan: any Plan which (a) any Loan Party or any ERISA Affiliate maintains, contributes to, or otherwise has any liability with respect thereto, and (b) is subject to Title IV of ERISA or Sections 412 and 430 of the Code or Section 302 of ERISA.

U.S. Subsidiary: any Subsidiary is organized under the laws of the United States of America, any State thereof or the District of Columbia; provided, however, no Non-Guarantor Venture shall be considered a U.S. Subsidiary.

Venture: a Person in which GB Ventures and QIG, individually or collectively, own a majority or controlling interest of its Capital Stock.

Withdrawal Liability: any withdrawal liability as defined in Section 4201 of ERISA.

1.2 TERMS GENERALLY.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any Law or regulation herein shall, unless otherwise specified, refer to such Law or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

ARTICLE 2

THE LOANS

2.1 RC LOANS; TERM LOANS.

2.1.1 Commitment to Make RC Loans. Subject to, and upon the terms and conditions set forth in this Agreement, the RC Lenders shall make advances to the Borrower until the RC Maturity Date in an aggregate principal amount outstanding at any one time not to exceed Three Hundred Million Dollars ($300,000,000) (as the same may be increased or reduced pursuant to the terms of this Agreement, the “RC Commitment”); provided, however, that (a) the aggregate amount of the RC Commitment available for borrowing at any time shall not exceed the Available RC Commitment at such time; and (b) the amount and percentage of the RC Commitment and the Available RC Commitment which each RC Lender is obligated to lend shall not exceed at any time the amount or percentage set forth on Schedule 2.1.1 for such RC Lender (as supplemented and amended by giving effect to the assignments contemplated by this Agreement and any other adjustments contemplated by this Agreement). The RC Commitment of any RC Lender is sometimes referred to herein as such RC Lender’s RC Commitment. Within the limits set forth above, the Borrower may borrow under this Section 2.1, repay or prepay such advances, and reborrow under this Section 2.1. The amounts loaned to the Borrower pursuant to the revolving credit facility described in this Section 2.1 are referred to as the “RC Loans.”

2.1.2 Available RC Commitment. “Available RC Commitment” shall mean the initial RC Commitment, as the same is reduced or increased (as provided in clause (e) below) by:

(a) voluntary reductions in the RC Commitment pursuant to Subsection 2.1.3 (Voluntary Commitment Reductions);

(b) mandatory reductions in the RC Commitment pursuant to Subsection 2.1.4 (Mandatory Prepayments and Reductions in the Facility);

(c) the amount of LC Obligations;

(d) the aggregate principal amount of any outstanding Swing Loans and RC Loans; and

(e) increases in the RC Commitment pursuant to Subsection 2.1.11 (Increases in Facility).

2.1.3 Commitment for Term Loans. Upon the terms and subject to the conditions of this Agreement, each Term Lender agrees to make advances (“Term Loans”) to the Borrower on the Closing Date in an aggregate principal amount not to exceed $200,000,000 (the “Term Loan Commitment”); provided, however, that the amount and percentage of the Term Loan Commitment that any Lender is obligated to lend shall not exceed the amount or percentage set forth on Schedule 2.1.3 for such Term Lender (as supplemented and amended by giving effect to the assignments contemplated by this Agreement and any other adjustments contemplated by this Agreement). The Term Loan Commitment of any Term Lender is sometimes referred to herein as such Term Lender’s Term Loan Commitment. The Borrower shall not be permitted to reborrow any amount of the Term Loans once repaid.

2.1.4 Repayment of Term Loans. The principal of the Term Loans shall be due and payable in quarterly installments on each Quarterly Payment Date commencing on January 3, 2014, in each case in an amount equal to the amount specified below, such that all of the Term Loans will be repaid in full on or before the Term Loan Maturity Date:

Quarterly Payment Date	Amount
Last Business Day of Borrower’s 4th fiscal quarter 2013 and of Borrower’s 1st, 2nd and 3rd fiscal quarters 2014	$2,500,000
Last Business Day of Borrower’s 4th fiscal quarter 2014 and of Borrower’s 1st, 2nd and 3rd fiscal quarters 2015	$2,500,000
Last Business Day of Borrower’s 4th fiscal quarter 2015 and of Borrower’s 1st, 2nd and 3rd fiscal quarters 2016	$3,750,000
Last Business Day of Borrower’s 4th fiscal quarter 2016 and of Borrower’s 1st, 2nd and 3rd fiscal quarters 2017	$5,000,000
Last Business Day of Borrower’s 4th fiscal quarter 2017 and of Borrower’s 1st, 2nd, 3rd and fourth fiscal quarters 2018 and Borrower’s 1st and 2nd fiscal quarters in 2019	$5,000,000
At Maturity	Unpaid Balance

All amounts of principal, interest and fees relating to Term Loans not due and payable before the Term Loan Maturity Date are due and payable on that date.

2.1.5 Voluntary Commitment Reductions and Prepayments.

(a) The Borrower shall have the right at any time and from time to time upon five (5) Business Days’ prior written notice to the Administrative Agent (or such shorter period as the Administrative Agent in its sole discretion may agree to) to permanently reduce (on a pro rata basis among the Lenders) or terminate the RC Commitment. Any partial reductions shall be in minimum amounts of One Million Dollars ($1,000,000) and in whole multiples of Five Hundred Thousand Dollars ($500,000) in excess of such minimum amount, without penalty or premium except as provided in Subsection 2.8.5 (Breakage). At any time that the Borrower makes a prepayment of principal, it shall pay accrued interest on the amount so prepaid if it is a prepayment in full of the RC Loans (regardless of whether there is a reduction in RC Commitment).

(b) The Borrower may at any time and from time to time upon at least five Business Days’ prior written notice to the Administrative Agent (or such shorter period as the Administrative Agent in its sole discretion may agree to) prepay the Term Loans in whole or in part in a minimum amount equal to One Million Dollars ($1,000,000) or in whole multiples of Five Hundred Thousand Dollars ($500,000) in excess of such minimum amount, without penalty or premium except as provided in Subsection 2.8.5 (Breakage). At any time that the Borrower makes a prepayment of principal, it shall pay accrued interest on the amount so prepaid if it is a prepayment in full of the Term Loans.

2.1.6 Mandatory Prepayments. The amount of the credit facility under this Agreement shall reduce at the times and in the amounts specified below. Nothing in this Subsection 2.1.6 shall be construed to constitute the Administrative Agent’s or any Lender’s consent to any transaction that is not permitted by other provisions of this Agreement or the other Loan Documents.

(a) Issuance of Debt. At any time that Parent, the Borrower or any of its Subsidiaries shall incur any Indebtedness (exclusive of Indebtedness permitted under clauses (a) through (o) of Subsection 8.1.1 (Indebtedness—In General), Borrower shall prepay, on the date of such incurrence thereof, such amount of the Loans as is equal to one hundred percent (100%) of the net cash proceeds of such Indebtedness.

(b) Issuance of Equity. At any time that (i) the Borrower or any of its Subsidiaries shall issue any equity (exclusive of equity issued to the Borrower or any of its Subsidiaries), or (ii) Parent shall issue any equity (exclusive of common equity of Parent issued to finance Permitted Acquisitions or pursuant to any employee stock based compensation plans), the Borrower shall prepay, on the date of such issuance thereof, such amount of the Loans as is equal to fifty percent (50%) of the net cash proceeds of such equity; provided, however, that so long as no Default or Event of Default exists at the time of the issuance of Capital Stock of a Venture or would exist immediately after giving effect thereto, the Borrower shall not be obligated to make any prepayment of the Loans in connection with the issuance of Capital Stock of a Non-Guarantor Venture.

(c) Material Recovery Event. In the event Parent, the Borrower or any of its Subsidiaries (or the Administrative Agent as loss payee or assignee) receives property or casualty insurance proceeds and/or a condemnation or similar payment (relating to one event, condition or transaction or a series of related events, conditions or transactions),

(i) in an amount in excess of Twenty Five Million Dollars ($25,000,000) per occurrence, unless the Majority Lenders specifically consent to the use of such proceeds or other payment by the Borrower or the applicable Subsidiary;

(ii) in a lesser amount, if such Person does not, in fact, use the proceeds to repair or replace the applicable property within 180 days of receipt of such proceeds; or

(iii) at the request of the Majority Lenders, in any amount if there is then an Event of Default that has occurred and is continuing,

the Borrower shall promptly, and in any event no later than five (5) Business Days from the date of receipt thereof pay to the Administrative Agent, for the ratable benefit of the Lenders, one hundred percent (100%) of all such insurance proceeds or payments as a prepayment of the Loans.

(d) Certain Asset Dispositions. At any time that Parent, the Borrower or any of its Subsidiaries sells, transfers or otherwise disposes of any of its assets or property (other than dispositions permitted under clauses (a), (b), (c), (d), (f), (g) and (h) of Subsection 8.7.2 (Sales and Other Dispositions)), the Borrower shall promptly prepay such amount of the Loans as is equal to the net cash proceeds of such disposition. If any proceeds are received in a form other than cash and subsequently converted into cash, then such proceeds shall be treated as net cash proceeds for purposes of this clause (d) at such time as they are converted into cash. Notwithstanding the foregoing, so long as no Event of Default or Default is then existing, and the Borrower notifies the Administrative Agent of its intent to do so at the time of receipt thereof, the Borrower may use the net cash proceeds of such dispositions to reinvest in like assets not prohibited by the terms of this Agreement made within 180 days after receipt of the net cash proceeds provided, however, that if the assets disposed of are held by the Borrower or a Subsidiary Guarantor, then the like assets shall also be held by the Borrower or a Subsidiary Guarantor. If the Borrower does not so notify the Administrative Agent, it shall prepay the Loans within five (5) Business Days of receipt of the proceeds. If the Borrower does so notify the Administrative Agent, but the Borrower fails to use the net cash proceeds to reinvest in like assets within said 180-day period, then the Borrower shall prepay the Loans on the date that is 180 days after the date of receipt of the net cash proceeds. Nothing in this paragraph shall be construed to permit dispositions otherwise prohibited by this Agreement.

2.1.7 Repayment in connection with Commitment Reductions and on Maturity Date. Upon the effective date of each reduction in the RC Commitment referred to in this Section 2.1 (whether voluntary or mandatory), the Borrower shall be required to pay to the Administrative Agent for the benefit of the Lenders the principal amount of the RC Loans and/or Swing Loans, to the extent, if any, that (a) the aggregate principal amount of any RC Loans and Swing Loans then outstanding plus LC Obligations exceeds (b) the amount of the Available RC Commitment as so reduced. All amounts of principal, interest and fees relating to RC Loans not due and payable before the RC Maturity Date are due and payable on that date.

2.1.8 Voluntary Prepayment. The Borrower shall be permitted to prepay the Loans at any time without penalty or premium except as otherwise provided in Subsection 2.8.5 (Breakage). In connection with each voluntary prepayment:

(a) The Borrower shall provide the Administrative Agent with notice of its intention to prepay,

(i) no later than 11:00 a.m. (New York, NY time) on the date of prepayment in the case of Base Rate Loans; and

(ii) no later than 11:00 a.m. (New York, NY time) three (3) Business Days prior to the date of prepayment in the case of LIBOR Loans.

(b) Each prepayment of principal of a Loan shall be in an amount equal to the then full outstanding amount thereof or in a minimum amount equal to One Million Dollars ($1,000,000) and integral multiples of Five Hundred Thousand Dollars ($500,000) in excess of such minimum amount.

(c) The Borrower shall pay accrued interest on the amount prepaid if the Loans are repaid in full.

2.1.9 Application of Prepayments. Any voluntary prepayments of Loans pursuant to Subsection 2.1.8 (Voluntary Prepayment) or mandatory prepayments pursuant to Section 2.1.6 (Mandatory Prepayments), in each case other than proceeds of sales of assets of, or equity interests in, Non-Guarantor Ventures), shall be applied first, to outstanding Term Loans to reduce the applicable remaining quarterly payments under Section 2.1.4 (Repayment of Term Loans) in inverse order of maturity until there are no outstanding Term Loans; and second, to RC Loans without a corresponding permanent reduction of the RC Commitment; provided that proceeds of sales of assets of, or equity interests in, Non-Guarantor Ventures, shall be applied solely to reduce the RC Loans, without any reduction in the amount of the RC Commitment.

2.1.10 Relationship of Commitment Reductions, Mandatory Prepayments and Voluntary Prepayments to Interest Rate Protection Agreements. Any voluntary reductions to the Commitment made pursuant to Subsection 2.1.5 (Voluntary Commitment Reductions and Prepayments), mandatory reductions to the Commitment made pursuant to Subsection 2.1.6 (Mandatory Prepayments and Reductions in the Facility) or voluntary prepayments of RC Loans pursuant to Subsection 2.1.8 (Voluntary Prepayments) shall not affect the Borrower’s obligation to continue making payments under any Interest Rate Protection Agreement with any Swap Party, which obligations shall remain in full force and effect notwithstanding such prepayment, subject to the terms of such Interest Rate Protection Agreement.

2.1.11 Increases in Facility.

(a) Provided there exists no Default or Event of Default, the Borrower shall have the right at any time and from time to time, upon five (5) Business Days’ prior written notice to the Administrative Agent to request an increase in the RC Commitment or in the Term Loan Commitment provided that (i) the aggregate amount of all such increases shall not exceed Two Hundred Million Dollars ($200,000,000); (ii) each increase shall be in a minimum amount of at least Twenty Million Dollars ($20,000,000) and (iii) the Borrower may make a maximum of four (4) such requests.

(b) No Lender shall be required to increase the amount of its Commitment, and no Lender shall be deemed to have increased the amount of its Commitment except pursuant to a writing signed by such Lender. In the event that the existing Lenders do not agree to increase their RC Commitment or Term Loan Commitment, as applicable, in an amount equal to the amount requested by the Borrower, to achieve the full amount of a requested increase and subject to the approval of the Administrative Agent (which approvals shall not be unreasonably withheld), the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder or other agreement in form and substance satisfactory to the Administrative Agent and its counsel.

(c) If any Commitment is increased in accordance with this Subsection 2.1.11 (Increases in Facility), the Administrative Agent and the Borrower shall determine the effective date (the “Effective Date”) and the Administrative Agent shall determine the final allocation of such increase.

(d) As a condition precedent to such increase, (i) the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Effective Date (in sufficient copies for each Lender) signed by a duly authorized officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase and (B) in the case of the Borrower, certifying that, before and after (on a pro forma basis) giving effect to such increase (1) the representations and warranties contained in Article 5 (Representations and Warranties) and the other Loan Documents are true and correct in all material respects on and as of the Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and (2) no Default or Event of Default exists; (ii) counsel for the Borrower shall have provided to the Administrative Agent a supplemental opinion in form and substance reasonably satisfactory to the Administrative Agent; (iii) the Borrower shall have delivered to each Lender, to the extent required under applicable Law, an amended Form U-1 which shall be executed by the Borrower and completed to the satisfaction of the Administrative Agent, and which shall include a current list of the Collateral supporting the credit extended under this Agreement; (iv) the Borrower shall have executed and delivered such other instruments and documents as the Administrative Agent shall have reasonably requested in connection with such increase and (v) Eligible Assignees that are to become Lenders pursuant to paragraph (b) above shall have executed such joinder or other documents as the Administrative Agent shall reasonably request.

(e) If the increase is of the RC Commitment, (i) the Loans under any such incremental facility will mature on the RC Maturity Date, (ii) there shall be no scheduled commitment reduction prior to the RC Maturity Date and (iii) the interest rate and other terms shall be consistent with those for the existing revolving credit facility.

(f) If the increase is of the Term Commitment, (i) the incremental Term Loans will mature no earlier than the Term Loan Maturity Date, (ii) the weighted average life to maturity of any incremental Term Loans shall be no shorter than the weighted average life to maturity of the existing Term Loans, (iii) the interest rate margins for the incremental Term Loans shall be determined by the Borrower and the Lenders of the incremental Term Loans (with the approval of the Administrative Agent); provided that in the event that the interest rate margins for any incremental Term Loans are greater than the interest rate margins for the existing Term Loans, then the interest rate margins for the existing Term Loans shall be increased to the extent necessary so that the interest rate margins for the existing Term Loans are not more than 50 basis points below the interest margins for the incremental Term Loans; provided, further, that in determining the interest rate margins applicable to the existing Term Loans and the incremental Term Loans, (i) original issue discount (“OID”) or upfront fees (which shall be deemed to be like amounts of OID) payable by the Borrower to the Lenders of the existing Term Loans or the incremental Term Loans in the primary syndication, if applicable, shall be included (with OID being equated to interest based on an assumed four-year life to maturity) and (ii) customary arrangement or commitment fees payable to the agents and/or arrangers (or their Affiliates) in connection with the any such facility shall be excluded.

(g) All other terms of the incremental facilities, if inconsistent with the terms of the existing facilities, shall be acceptable to the Borrower and the Administrative Agent. The Lenders authorize the Administrative Agent to enter into one or more amendments or supplements to this Agreement and the other Loan Documents with the applicable Loan Parties to effect the terms of this Subsection 2.1.11.

2.2 SWING LOANS.

2.2.1 Swing Loan Advances. Upon the terms and subject to the conditions of this Agreement, the Swingline Lender may (but is not obligated to) make, from time to time, from and including the Closing Date to but excluding the RC Maturity Date, one or more Loans (“Swing Loans”) to the Borrower, in an aggregate outstanding principal amount not exceeding at any time Fifteen Million Dollars ($15,000,000); provided, however, that no Swing Loan shall be made at any time in an amount in excess of the Available RC Commitment.

2.2.2 Terms of Swing Loan Borrowings. The Borrower shall give the Swingline Lender notice (which shall be irrevocable) of a request for a Swing Loan no later than 12:00 noon (New York, NY time) on the day such Loan is requested; if such notice is received later than 12:00 noon (New York, NY time), then the request shall be deemed to be a request for a Swing Loan to be made on the next Business Day. Each Swing Loan shall be in a principal amount equal to or greater than Two Hundred Thousand Dollars ($200,000) and shall bear interest at the Base Rate plus the Applicable Margin. The Borrower shall repay the principal amount of each Swing Loan (together with all accrued interest) no later than 3:00 p.m. (New York, NY time) on the earliest of (a) the date that is five (5) Business Days after the date that such Loan is made; (b) the date that demand is made therefor by the Swingline Lender and (c) the RC Maturity Date. However, nothing in this Subsection 2.2.2 shall prohibit the Borrower from repaying any Swing Loan with the proceeds of another Swing Loan that it may borrow hereunder.

2.2.3 Participation by Lenders. Upon demand made to the Lenders by the Swingline Lender, which demand may be made before or after an Event of Default or Default, and before or after the maturity date of the subject Swing Loans, but subject to the provisions of Subsection 2.2.5 (Certain Limitations), each Lender shall promptly, irrevocably and unconditionally purchase from the Swingline Lender, without recourse or warranty, an undivided interest and participation in the Swing Loans then outstanding. Each Lender shall effect such purchase by paying to the Swingline Lender in immediately available funds, without reduction or deduction of any kind, including reductions or deductions for set-off, recoupment or counterclaim, an amount equal to such Lender’s pro rata share of the principal amount of all Swing Loans then outstanding. Each Lender’s pro rata share of the Swing Loans shall be based on the amount of such Lender’s pro rata share of the total RC Commitment (or if the RC Commitment is then terminated, based on the amount of such RC Lender’s pro rata share of the total RC Commitment at the time the Swing Loan immediately prior to termination of the RC Commitment). Thereafter, the Lenders’ respective interests in such Swing Loans, and the remaining interest of the Swingline Lender in such Swing Loans, shall in all respects be treated as RC Loans under this Agreement, except that such Swing Loans shall be due and payable by the Borrower on the dates referred to in Subsection 2.2.2 (Terms of Swing Loan Borrowings).

If any Lender does not pay any amount which it is required to pay pursuant to this Subsection 2.2.3 promptly upon the Swingline Lender’s demand therefor, (a) the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with interest thereon, at the Federal Funds Rate for the first three (3) Business Days, and thereafter at the Base Rate, for each day from the date of such demand, if made prior to 2:00 p.m. (New York, NY time) on any Business Day, or, if made at any later time, from the next Business Day following the date of such demand, until the date such amount is paid in full to the Swingline Lender by such Lender and (b) the Swingline Lender shall be entitled to all interest payable by the Borrower on such amount until the date on which such amount is received by the Swingline Lender from such Lender. Moreover, any Lender that shall fail to make available the required amount shall be a Defaulting Lender until such amount with interest is paid in full to the Swingline Lender by such Lender. Without limiting any obligations of any Lender pursuant to this Subsection 2.2.3, if any Lender does not pay such corresponding amount promptly upon the Swingline Lender’s demand therefor, the Swingline Lender shall notify the Borrower and the Borrower shall promptly repay such corresponding amount to the Swingline Lender together with accrued interest thereon at the applicable rate on such Swing Loans.

2.2.4 No Set-off, Etc. Subject only to the limitations set forth in Subsection 2.2.5 (Certain Limitations), the obligations of each Lender to make available to the Swingline Lender the amounts set forth in Subsection 2.2.3 (Participation by Lenders) shall be absolute, unconditional and irrevocable under any and all circumstances, shall be without reduction for any set-off or counterclaim of any nature whatsoever, may not be terminated, suspended or delayed for any reason whatsoever, shall not be subject to qualification or exception and shall be made in accordance with the terms of this Agreement.

2.2.5 Certain Limitations. No Lender shall be obligated to purchase a participation in any Swing Loan pursuant to Subsection 2.2.3 (Participation by Lenders), if such Lender proves that (a) the conditions set forth in Subsections 4.2.1 (No Default) or 4.2.3 (Representations and Warranties) were not satisfied at the time such Swing Loan was made (unless such condition was waived in accordance with the terms of this Agreement) and (b) such Lender had notified the Swingline Lender in a writing received by the Swingline Lender at least one (1) Business Day prior to the time that it made such Swing Loan that the Swingline Lender was not authorized to make such Swing Loan because such conditions were not satisfied and stating with specificity the reason therefor.

2.2.6 Resignation of Swingline Lender. The Swingline Lender may resign at any time by giving 30 days’ prior notice to the Administrative Agent, the Lenders and the Borrower, so long as the Swingline Lender uses commercially reasonable efforts to have a new Swingline Lender designated prior to the expiration of such notice period and such new Swingline Lender agrees to assume the responsibilities of the Swingline Lender upon such expiration. After the resignation of the Swingline Lender hereunder, the retiring Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of a Swingline Lender under this Agreement and the other Loan Documents with respect to Swing Loans made by it prior to such resignation, but shall not be required to make any additional Swing Loans.

2.3 BORROWING NOTICE.

Each RC Loan that is a Base Rate Loan shall be in the minimum amount of Two Million Dollars ($2,000,000) and integral multiples of Five Hundred Thousand Dollars ($500,000) in excess of such minimum amount. Each RC Loan that is a LIBOR Loan shall be in the minimum amount of One Million Dollars ($1,000,000) and integral multiples of One Hundred Thousand Dollars ($100,000) in excess of such amount. To effect a funding, the Borrower shall give the Administrative Agent written notice in the form attached to this Agreement as Exhibit B specifying the type, amount and date of each intended borrowing and the manner in which the same shall be disbursed, which notice:

(a) in the case of Base Rate Loans, shall be given no later than 11:00 a.m. (New York, NY time) at least one (1) Business Day prior to the date of such borrowing;

(b) in the case of LIBOR Loans, shall be given no later than 11:00 a.m. (New York, NY time) at least two (2) Eurodollar Business Days prior to the date of such borrowing and shall specify the Interest Period with respect to such borrowing; and

(c) in the case of Swing Loans, shall be given no later than 12:00 noon (New York, NY time) on the date of such borrowing.

Notwithstanding the foregoing, the Administrative Agent may (but is not obligated to) act upon telephone notice by the Borrower whether or not written notice is received; provided nothing in this sentence shall relieve the Borrower from providing written notice as provided by this Section.

Except in the case of Swing Loans, the Administrative Agent in turn shall give prompt written or telephonic (promptly confirmed in writing) notice to each Lender of its pro rata share of the borrowing, the interest rate option selected and the scheduled date of the funding. After receipt of such notice, each Lender shall make such arrangements as are necessary to assure that its share of the funding shall be immediately available (in Dollars) to the Administrative Agent no later than 2:30 p.m. (New York, NY time), on the date on which the funding is to occur. After receipt of the funds, the Administrative Agent, subject to the satisfaction of the conditions precedent set forth in Section 4.2 (Requirements for Each Loan/Letter of Credit), shall disburse the amount of such funding in accordance with instructions in the Borrower’s borrowing notice.

The Lenders shall not be obligated to comply with a borrowing notice if there shall then exist an Event of Default or a Default regardless of whether the Lenders have determined to exercise their remedies arising upon the occurrence of such Event of Default or Default.

2.4 [RESERVED].

2.5 LENDERS’ OBLIGATIONS SEVERAL.

Each Lender is severally bound by this Agreement, but there shall be no joint obligation of the Lenders under this Agreement. The failure of any Lender to make any share of the Loans or fulfill any obligations respecting Letters of Credit to be made or fulfilled by it on the date specified for the Loans or such obligations shall not relieve any other Lender of its obligation to make its share of the Loans or fulfill other obligations on such date, but neither any Lender nor the Administrative Agent shall be responsible for the failure of any other Lender to make a share of the Loans or fulfill other obligations to be made or fulfilled by such other Lender.

2.6 NOTES.

Upon the request of any Lender, the aggregate principal amount of each Lender’s share of the Term Loans shall be evidenced by a note to be issued by the Borrower to each Lender in substantially the form attached to this Agreement as Exhibit A-1 (each, a “Term Note” and collectively, the “Term Notes”). Upon the request of any Lender, the aggregate principal amount of each Lender’s share of the RC Commitment and RC Loans shall be evidenced by an amended and restated note to be issued by the Borrower to each Lender in substantially the form attached to this Agreement as Exhibit A-2 (each, a “RC Note” and collectively, the “RC Notes”). Upon the request of the Swingline Lender, the Swing Loans and commitment therefor shall be evidenced by an amended and restated note to be issued by the Borrower to the Swingline Lender in substantially the form attached to this Agreement as Exhibit A-3 (the “Swing Note”). Upon receipt of (a) an affidavit of an officer of a Lender as to the loss, theft, destruction or mutilation of any Note, and in the case of any such mutilation, upon cancellation of such Note, and (b) an appropriate indemnification agreement, the Borrower will issue, in lieu thereof, a replacement Note.

2.7 FEES TO LENDERS.

2.7.1 Commitment Fees.

(a) The Borrower shall pay to the Administrative Agent, for the account of the Lenders, quarterly in arrears on each Quarterly Payment Date a commitment fee (the “Commitment Fee”) (calculated on the basis of a 360-day year for the actual days elapsed) equal to the Commitment Fee Rate multiplied by the Commitment Fee Base determined on an average daily basis.

(b) The term “Commitment Fee Rate” shall mean the following:

The Commitment Fee Rate shall be 0.250% from the date hereof until five (5) Business Days after the delivery of the Officer’s Compliance Certificate for the period ending September 26, 2013 pursuant to Subsection 6.1.3 (Delivery of Officer’s Compliance Certificates). Thereafter, the Commitment Fee Rate shall be the rate specified below based on the Total Leverage Ratio as reflected in the most recently delivered Officer’s Compliance Certificate:

Total Leverage Ratio	Commitment Fee Rate
≥ 2.00	0.250%
x < 2.00	0.175%

The Commitment Fee Rate shall be adjusted five (5) Business Days after each Officer’s Compliance Certificate is delivered pursuant to Subsection 6.1.3 (Delivery of Officer’s Compliance Certificates); provided, however, at any time that the Borrower shall have not delivered such certificate at the time specified in Subsection 6.1.3 (Delivery of Officer’s Compliance Certificates), until such time as such certificate is so delivered to the Administrative Agent, the Commitment Fee Rate shall be 0.250%.

(c) ”Commitment Fee Base” means an amount at any time equal to (i) the RC Commitment less (ii) the sum of the aggregate principal amount of outstanding RC Loans, the face amount of outstanding Letters of Credit and any Unreimbursed Drawings in respect of Letters of Credit. Outstanding Swing Loans shall not reduce the Commitment Fee Base.

(d) Notwithstanding the foregoing, if, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Majority Lenders determine that (i) the Total Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) an accurate calculation of the Total Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under Debtor Relief Laws, automatically and without further action by the Administrative Agent, any Lender or the Issuing Bank), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This clause (d) shall not limit the rights of the Administrative Agent, any Lender or the Issuing Bank, as the case may be, under Article 3 (Letters of Credit), Section 2.8 (Interest) or under Article 9 (Events of Default). The Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

2.7.2 Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of the Issuing Bank and/or Lenders, as applicable, such letter of credit fees as are described in Article 3 (Letters of Credit).

2.7.3 Other Fees. The Borrower shall pay such other fees, if any, as the Borrower has otherwise agreed to pay to the Administrative Agent, the Issuing Bank, and/or the Lenders.

2.8 INTEREST.

2.8.1 Rates. The Loans (other than Swing Loans) shall bear interest at the Borrower’s option (subject to the limitation and conditions set forth in this Section 2.8) at the Base Rate plus the Applicable Margin or at the Adjusted LIBOR plus the Applicable Margin. Interest on Base Rate Loans shall be payable monthly on the first day of the month, in arrears, commencing with the Month following the Month in which the Closing Date occurs. Interest on LIBOR Loans shall be payable on the last day of each Interest Period; provided, that if the Interest Period is six Months or longer, interest shall be payable on the ninetieth day of the Interest Period, every ninetieth day thereafter until the end of the Interest Period and on the last day of the Interest Period. Swing Loans shall bear interest at the Base Rate plus the Applicable Margin on Base Rate Loans; accrued interest on Swing Loans shall be payable at the earlier of (a) the date the principal amount of such Swing Loans are payable and (b) on the first day of each month, in arrears. All computations of interest shall be made on the basis of a 360-day year (except, in the case of Base Rate Loans calculated with respect to the prime rate, computations of interest shall be made on the basis of a 365-day/366-day year) and the actual number of days elapsed. Changes in the rate of interest resulting from changes in the Base Rate shall take place immediately without notice or demand of any kind.

2.8.2 Applicable Margin. Except as set forth in Subsection 2.8.3 (Adjustments to Applicable Margin), (a) the term “Applicable Margin” when used with respect to the Base Rate shall mean the following:

Total Leverage Ratio (Calculated on a Trailing Four-Quarter Basis)	Base Rate Applicable Margin for Loans
≥ 4.00	0.750%
3.00 ≤ x < 4.00	0.250%
2.50 ≤ x < 3.00	0.000%
2.00 ≤ x < 2.50	0.000%
x < 2.00	0.000%

and (b) the term “Applicable Margin” when used with respect to Adjusted LIBOR shall mean the following:

Total Leverage Ratio (Calculated on a Trailing Four-Quarter Basis)	Adjusted LIBOR Applicable Margin for Loans
≥ 4.00	2.750%
3.00 ≤ x < 4.00	2.250%
2.50 ≤ x < 3.00	1.875%
2.00 ≤ x < 2.50	1.625%
x < 2.00	1.375%

2.8.3 Adjustments to Applicable Margin. From the Closing Date until five (5) Business Days after the financial statements and Officer’s Compliance Certificate for the period ending September 26, 2013 are delivered to the Administrative Agent pursuant to Subsection 6.1.3 (Delivery of Officer’s Compliance Certificates), the Applicable Margins shall be 0.000% for Base Rate Loans and 1.625% for LIBOR Loans. Thereafter, the Applicable Margin shall be adjusted five (5) Business Days after the delivery of each Officer’s Compliance Certificate most recently delivered pursuant to Subsection 6.1.3 (Delivery of Officer’s Compliance Certificates); provided, however, at any time that the Borrower shall have not delivered such certificate at the time specified in Subsection 6.1.3 (Delivery of Officer’s Compliance Certificates), until such time as such certificate is so delivered to the Administrative Agent, the Applicable Margin shall be the maximum amount for the applicable type of Loan set forth above and, provided further, if the Borrower incorrectly reports or calculates the Leverage Ratio, the Administrative Agent or the Majority Lenders, in its or their sole discretion, may change interest retroactively based on the Applicable Margin that should have been in effect for such period that the Leverage Ratio was incorrectly reported or calculated. The foregoing shall not limit any rights of the Lenders to receipt of the Default Rate, if applicable.

Notwithstanding the foregoing, if, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Majority Lenders determine that (i) the Total Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) an accurate calculation of the Total Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under Debtor Relief Laws, automatically and without further action by the Administrative Agent, any Lender or the Issuing Bank), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the Issuing Bank, as the case may be, under Article 3 (Letters of Credit), this Section 2.8 (Interest) or under Article 9 (Events of Default). The Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

2.8.4 LIBOR Election.

(a) Unless otherwise elected by the Borrower, all Loans shall be Base Rate Loans. The Borrower may, upon at least two (2) Eurodollar Business Days’ prior written notice to the Administrative Agent in the form attached to this Agreement as Exhibit C, and subject to and upon the terms and conditions set forth in this Agreement, elect to borrow money that will bear interest based on Adjusted LIBOR plus the Applicable Margin or to convert a portion of the Loans to bear interest based on Adjusted LIBOR plus the Applicable Margin. Any such election may be made with respect to a principal amount designated in such notice and equal to at least One Million Dollars ($1,000,000) and integral multiples of One Hundred Thousand Dollars ($100,000) in excess of such minimum, for the Interest Period next ensuing, which shall equal one, two, three, or six (or, if available to all Lenders, twelve) Months as designated by the Borrower in its notice.

(b) The Borrower may not convert any outstanding Loans to LIBOR Loans if at the time of such conversion there shall exist a Default or an Event of Default.

(c) If an interest rate based on Adjusted LIBOR plus the Applicable Margin is elected, such interest rate shall remain in effect for the Interest Period selected and such interest rate shall not otherwise be converted to another interest rate prior to the expiration of the Interest Period except as otherwise required by this Subsection 2.8.4. If an Interest Period for any LIBOR Loan would otherwise commence on a day which is not a Eurodollar Business Day, such Interest Period shall commence on the next Eurodollar Business Day.

(d) Each LIBOR Loan shall, on the last day of the applicable Interest Period, automatically convert into a Base Rate Loan unless, at least two (2) Eurodollar Business Days prior thereto, the Administrative Agent has received a notice in the form attached hereto as Exhibit C that the Borrower has elected to continue such Loan as a LIBOR Loan.

(e) The Borrower may not elect an interest rate based on Adjusted LIBOR if such election would require the Administrative Agent to administer concurrently a combination of elective rates of interest based on Adjusted LIBOR and/or a combination of Interest Periods that exceed an aggregate of ten.

(f) No Interest Period may be elected that would end later than the RC Maturity Date or the Term Loan Maturity Date, as the case may be.

2.8.5 Breakage. In the event that the Borrower makes a prepayment (whether voluntary or mandatory) of any LIBOR Loans on a day other than the last day of the applicable Interest Period, including any such prepayment as a result of an assignment required by Subsection 2.14.2 (Replacement of Lenders), or fails to borrow a LIBOR Loan, or fails to convert a Loan to a LIBOR Loan on the date specified in the applicable notice, the Borrower will pay to the Administrative Agent, upon demand, for the account of the affected Lenders, any cost, loss or expense incurred as a result thereof. Each affected Lender shall certify the amount of such cost, loss or expense to the Borrower, which certification and statement shall be conclusive in the absence of manifest error.

2.8.6 Default Rate. Anything in this Agreement to the contrary notwithstanding, upon the occurrence and during the continuance of an Event of Default (whether or not the Administrative Agent has accelerated payment of the Notes), upon notice from the Administrative Agent, which may be retroactive to the Event of Default, the unpaid principal of the Loans, Letter of Credit Fees and all reimbursement obligations in respect of Letters of Credit shall bear interest at the interest rate otherwise in effect plus two percent (2%) (the “Default Rate”).

2.8.7 Source of Funds. Although each Lender may elect to purchase in the London Inter-Bank Eurocurrency Market one or more Eurodollar Deposits in order to fund or maintain its funding of LIBOR Loans hereunder, it is acknowledged that the provisions of this Agreement relating to such funding are included only for the purpose of determining the rate of interest to be paid and any other amounts owing under this Agreement in connection with such election, and each Lender shall be entitled to fund and maintain its funding of all or any part of that portion of the principal amount of the Loans in any manner it sees fit. Nonetheless, all such determinations shall be made as if each Lender had actually funded and maintained its LIBOR Loans through the purchase of Eurodollar Deposits.

2.8.8 Interest Due with Certain Repayments and Prepayments. In addition to payments of accrued interest as provided in Subsection 2.8.1 (Rates), accrued interest on the following repayments and prepayments shall be due and payable at the time of such repayments and prepayments:

(a) all repayments and prepayments of Swing Loans; and

(b) all repayments and prepayments of RC Loans on the RC Maturity Date (whether such date is the originally contemplated Maturity Date, a later date on which the RC Commitment is extended or an earlier date on which the RC Commitment is terminated) it being understood that this Subsection 2.8.8 does not interfere with the obligation of the Borrower pursuant to Subsection 2.8.5 (Breakage) with respect to any such repayment or prepayment.

2.9 INCREASED COSTS; UNAVAILABILITY.

2.9.1 Increased Costs Generally. If any Change in Law shall:

(a) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted LIBOR) or the Issuing Bank;

(b) subject any Lender or the Issuing Bank to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBOR Loan made by it, or change the basis of taxation of payments to such Lender or the Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.13 (Taxes) and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the Issuing Bank); or

(c) impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any LIBOR Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the Issuing Bank, the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

2.9.2 Capital Requirements. If any Lender or the Issuing Bank determines that any Change in Law affecting such Lender or the Issuing Bank or any lending office of such Lender or such Lender’s or the Issuing Bank’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Loans held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

2.9.3 Certificates for Reimbursement. A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in Subsections 2.9.1 (Increased Costs Generally) or 2.9.2 (Capital Requirements) and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

2.9.4 Delay in Requests. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 2.9 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided, that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section 2.9 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

2.9.5 Inability to Determine LIBOR. In the event that the Administrative Agent or the Majority Lenders shall have determined that for any reason it has become impossible or impracticable to determine the Adjusted LIBOR (or the Adjusted LIBOR for any specified Interest Periods), the Administrative Agent shall promptly give notice of such determination to the Borrower. In that case, no part of the Loans shall thereafter be available at the Adjusted LIBOR (or at the Adjusted LIBOR for the specified Interest Period) until the Administrative Agent determines that the circumstances described above cease to exist.

2.9.6 Laws Affecting LIBOR Availability. If any Lender shall determine that it has become unlawful or impossible for such Lender (or any of its lending offices) to make or maintain LIBOR Loans (or LIBOR Loans of a specified duration) due to (a) the introduction of, or any change in, any Law or any change in the interpretation or administration thereof by any Governmental Authority, or (b) compliance by any Lender (or any of its lending offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice thereof to the Borrower and the other Lenders. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, (i) the obligations of the Lenders to make such LIBOR Loans (or LIBOR Loans of the specified duration) and the right of the Borrower to convert any Loan or continue any Loan as such shall be suspended and thereafter the Borrower may select only Base Rate Loans (or LIBOR Loans of other durations) hereunder, and (ii) if any Lender may not lawfully continue to maintain a Loan as a LIBOR Loan to the end of the then current Interest Period applicable thereto, the applicable Loan shall immediately be converted to a Base Rate Loan.

2.10 PURPOSE.

The proceeds of the Loans shall be used by the Borrower: (a) to refinance existing Indebtedness; (b) to make Restricted Payments permitted under this Agreement; (c) to finance acquisitions, investments and Capital Expenditures permitted under this Agreement; and (d) to provide for working capital needs and general corporate purposes; provided, however, that none of the proceeds of the Loans may be used by any Loan Party to purchase or carry any Margin Stock in violation of applicable Law including, Regulations T, U and X of the Board of Governors of the Federal Reserve System.

2.11 MECHANICS OF PAYMENTS: BORROWER PAYMENTS.

2.11.1 Manner of Making Payments. All payments on account of principal of and interest on the Loans, the Commitment Fee, and all other amounts otherwise payable to the Lenders under this Agreement (other than payments in respect of Swing Loans which shall be made directly to the Swingline Lender) shall be made to the Administrative Agent. All payments shall be made by the Borrower to the Administrative Agent, in Dollars in immediately available funds, without counterclaim or setoff and free and clear of, and without any deduction or withholding for, any taxes or other payments. Unless otherwise specified, all payments by the Borrower shall be made by 12:00 noon (New York, NY time) on the due date for such payment, (and if by wire transfer, in accordance with the instructions on the signature page to this Agreement) or by the Administrative Agent debiting an account of the Borrower with the Administrative Agent. The failure by the Borrower to make a payment by 12:00 noon (New York, NY time) shall not constitute an Event of Default if such payment is made on the due date; however, any payment made after such time on such due date shall be deemed made on the next Business Day for the purpose of interest and reimbursement calculations.

2.11.2 Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

2.11.3 Disbursements from Administrative Agent to Lenders. The Administrative Agent shall promptly remit to each Lender its pro rata share of payments received pursuant to Subsection 2.11.1 (Manner of Making Payments) in immediately available funds, except that all reimbursement payments in respect of losses, out-of-pocket expenses, funding losses or like matters shall be retained by the Administrative Agent or remitted to the Lenders according to their respective appropriate entitlement to such reimbursement and except as otherwise provided with respect to Defaulting Lenders. Unless otherwise provided in this Agreement or the other Loan Documents, payments from the Borrower shall be applied first to fees, then to interest (to the extent then payable), then to principal of Base Rate Loans, and then to principal of LIBOR Loans (and among such LIBOR Loans, first to those with the earliest expiring Interest Periods).

2.11.4 Authorization to Deduct Funds and Make Loans in Satisfaction of Obligations. At any time that the Borrower is required to make a payment of principal, interest, reimbursement obligations in respect of Letters of Credit, fees, costs, expenses or other amounts pursuant to the terms of this Agreement or the other Loan Documents and, in any case, fails to do so, in addition to other rights and remedies of the Administrative Agent and Lenders hereunder, under the other Loan Documents and at Law, the Borrower hereby authorizes the Administrative Agent and the Lenders (at their option, after receipt of notice from the Administrative Agent to do so) to cause the aforesaid payments to be made first by drawing under the credit facilities provided under this Agreement, and then (if there is no availability under the Commitment) by deducting funds from the balance of any of the Borrower’s accounts maintained with the Administrative Agent, or by making additional loans (and any such loans shall be subject to interest at the Default Rate and shall be part of the Obligations secured by all of the security interests granted pursuant to the Loan Documents); provided, however, that notwithstanding the making by the Lenders of any of the aforesaid payments as set forth in this sentence, the failure of the Borrower to make any of the aforesaid payments when due shall constitute an Event of Default. The Administrative Agent and the Lenders may cause payments to be made pursuant to this Subsection 2.11.4, in their sole discretion, regardless of the existence of an Event of Default and whether or not the aggregate amount of the outstanding Loans, after giving effect to such payments, exceeds the amount of the Commitments. Notwithstanding the foregoing, the Lenders shall have no obligation to make any additional loans to the Borrower pursuant to this Subsection 2.11.4.

2.11.5 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that

(a) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and

(b) the provisions of this Subsection 2.11.5 shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Unreimbursed Drawings to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Subsection 2.11.5 shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower’s rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2.11.6 Payments Due on Non-Business Days. Subject to Subsection 2.8.4 (LIBOR Election) as to payments with respect to Adjusted LIBOR, if any payment under the Loan Documents becomes due on a day that is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day, and such extension of time shall be included in computing interest and fees in connection with such payment.

2.12 MECHANICS OF PAYMENTS; LENDER PAYMENTS.

2.12.1 Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Loan, that such Lender will not make available to the Administrative Agent such Lender’s share of such Loan, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.3 (Borrowing Notice) and may, in reliance upon such assumption (but shall not be required to), make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Loan available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Loans bearing interest at the Base Rate plus Applicable Margin. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Loan to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in the applicable borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

2.13 TAXES

2.13.1 Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.13) the Administrative Agent, each Lender or the Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.

2.13.2 Payment of Other Taxes by the Borrower. Without limiting the provisions of Subsection 2.13.1 (Payments Free of Taxes), the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

2.13.3 Indemnification.

(a) The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.13) paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(b) Without limiting other indemnities in this Agreement and the other Loan Documents, each Lender shall indemnify the Administrative Agent within 10 days after demand therefor, for the full amount of any Excluded Taxes attributable to such Lender that are payable by the Administrative Agent, and reasonable expenses arising therefrom or with respect thereto, whether or not such Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.

2.13.4 Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

2.13.5 Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the Law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States of America, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(a) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(b) duly completed copies of Internal Revenue Service Form W-8ECI,

(c) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, and/or

(d) any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax (including, but not limited to, any documentation required by FATCA) duly completed together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower to determine the withholding or deduction required to be made.

2.13.6 Treatment of Certain Refunds. If the Administrative Agent, a Lender or the Issuing Bank determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.13, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.13 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or the Issuing Bank, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Issuing Bank in the event the Administrative Agent, such Lender or the Issuing Bank is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent, any Lender or the Issuing Bank to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

2.13.7 Survival. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.13 shall survive the payment in full of the Obligations and the termination of the Commitments.

2.14 MITIGATION OBLIGATIONS; REPLACEMENT OF LENDERS.

2.14.1 Designation of a Different Lending Office. If any Lender requests compensation under Section 2.9 (Increased Costs; Unavailability), or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.13 (Taxes), then such Lender shall (at the request of Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.9 (Increased Costs; Unavailability) or Section 2.13 (Taxes), as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

2.14.2 Replacement of Lenders. If any Lender requests compensation under Section 2.9 (Increased Costs; Unavailability), or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.13 (Taxes), or if any Lender is a Defaulting Lender, or if any Lender does not approve an amendment of this Agreement or any other Loan Document which is approved by the Majority Lenders and which is required to also be approved by such Lender to be effective pursuant to Section 11.5 (Amendment, Waiver and Consents) (any such Lender, a “Non-Consenting Lender”) then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.6 (Successors and Assigns), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that

(a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.6 (Successors and Assigns),

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Unreimbursed Drawings, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Subsection 2.8.5 (Breakage)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts),

(c) in the case of any such assignment resulting from a claim for compensation under Section 2.9 (Increased Costs; Unavailability) or payments required to be made pursuant to Section 2.13 (Taxes), such assignment will result in a reduction in such compensation or payments thereafter,

(d) such assignment does not conflict with applicable Law, and

(e) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

2.15 DEFAULTING LENDERS.

2.15.1 Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(a) Waivers and Amendments. Such Defaulting Lender shall not have the right to approve or disapprove any amendment, waiver or consent with respect to this Agreement or other Loan Documents except (a) no Commitment of any Lender may be increased or extended without the consent of such Lender, (b) the principal amount of any Loans outstanding to such Defaulting Lender may not be waived, forgiven or reduced without such Lender’s consent (unless all Lenders affected thereby are treated similarly), or (c) the final maturity date(s) of such Defaulting Lender’s Loans may not be extended without such Defaulting Lender’s consent (unless all Lenders affected thereby are treated similarly).

(b) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 9 (Events of Default) or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.11 (Right of Setoff) shall be applied at such time or times as may be determined by the Administrative Agent as follows:

first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder;

second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or Swingline Lender hereunder;

third, to Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with paragraph (e) below (Cash Collateral; Repayment of Swing Loans);

fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent;

fifth, if so determined by the Administrative Agent and (so long as no Default or Event of Default exists) the Borrower, to be held in a deposit account and released in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with paragraph (e) below (Cash Collateral; Repayment of Swing Loans);

sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or Swingline Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement;

seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and

eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction;

provided that if (x) such payment is a payment of the principal amount of any Loans or Unreimbursed Drawings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.2 (Requirements for Each Loan/Letter of Credit) were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Unreimbursed Drawings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Unreimbursed Drawings owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in LC Obligations and Swing Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable facility without giving effect to paragraph (d) below (Defaulting Lender – Reallocation of Participation to Reduce Fronting Exposure). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Subsection 2.15.1(b) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c) Certain Fees. No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(i) Each Defaulting Lender shall be entitled to receive letter of credit fees otherwise payable to it for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to paragraph (e) below (Cash Collateral; Repayment of Swing Loans).

(ii) With respect to any Commitment Fee, any such other fees due hereunder or letter of credit not required to be paid to any Defaulting Lender pursuant to this Section 2.15, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in LC Obligations or Swing Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (d) below, (y) pay to each Issuing Bank and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(d) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in LC Obligations and Swing Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.2 (Requirements for Each Loan/Letter of Credit) are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s RC Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(e) Cash Collateral; Repayment of Swing Loans. If the reallocation described in clause (d) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swing Loans in an amount equal to the Swingline Lenders’ Fronting Exposure and (y) second, Cash Collateralize the Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in Subsection 2.17 (Cash Collateral).

2.15.2 Defaulting Lender Cure. If the Administrative Agent, the Swingline Lender and Issuing Bank and, if no Event of Default shall then have occurred and be continuing, the Borrower, agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable facility (without giving effect to paragraph (d) of Subsection 2.15.1 (Defaulting Lender Adjustment – Reallocation of Participations to Reduce Fronting Exposure), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.15.3 New Swing Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swing Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Loan and (ii) no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

2.16 TERMINATION OF DEFAULTING LENDER. THE BORROWER MAY TERMINATE THE UNUSED AMOUNT OF THE RC COMMITMENT OF ANY RC LENDER THAT IS A DEFAULTING LENDER UPON NOT LESS THAN FIVE BUSINESS DAYS’ PRIOR NOTICE TO THE ADMINISTRATIVE AGENT (WHICH SHALL PROMPTLY NOTIFY THE LENDERS THEREOF), AND IN SUCH EVENT THE PROVISIONS OF PARAGRAPH (D) OF SUBSECTION 2.15.1(B) (DEFAULTING LENDER WATERFALL) WILL APPLY TO ALL AMOUNTS THEREAFTER PAID BY THE BORROWER FOR THE ACCOUNT OF SUCH DEFAULTING LENDER UNDER THIS AGREEMENT (WHETHER ON ACCOUNT OF PRINCIPAL, INTEREST, FEES, INDEMNITY OR OTHER AMOUNTS); PROVIDED THAT (I) NO EVENT OF DEFAULT SHALL HAVE OCCURRED AND BE CONTINUING, AND (II) SUCH TERMINATION SHALL NOT BE DEEMED TO BE A WAIVER OR RELEASE OF ANY CLAIM THE BORROWER, THE ADMINISTRATIVE AGENT, ANY ISSUING BANK, THE SWINGLINE LENDER OR ANY LENDER MAY HAVE AGAINST SUCH DEFAULTING LENDER.

2.17 CASH COLLATERAL.

Without limiting the provisions of Subsection 3.1.9 (Cash Collateral Account), at any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or any Issuing Bank (with a copy to the Administrative Agent), if the reallocation described in paragraph (d) of Subsection 2.15.1 (Defaulting Lender Adjustments – Reallocation of Participations to Reduce Fronting Exposure) cannot, or can only partially, be effected, the Borrower shall Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to such paragraph (d) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(a) Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Bank, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of LC Obligations, to be applied pursuant to clause (b) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Bank as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender). To the extent that such Cash Collateral is also subject to a Lien securing the Secured Obligations, notwithstanding any provision in the Loan Documents to contrary, such Cash Collateral shall be used for the purposes described in this Section.

(b) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.17 (Cash Collateral) or Section 2.15 (Defaulting Lenders) in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of LC Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.17 (Cash Collateral) following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and the Issuing Bank that there exists excess Cash Collateral; provided that, subject to Section 2.15 (Defaulting Lenders) the Person providing Cash Collateral and each Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

2.18 EXTENSION OF RC MATURITY DATE.

2.18.1 Notice of Extension. The Borrower may, by notice (the “Extension Notice”) to the Administrative Agent (who shall promptly notify the Lenders) not earlier than 180 days (unless the Administrative Agent shall, in its sole discretion, agree to an earlier date) and not later than 90 days prior to the initial RC Maturity Date (unless the Administrative Agent shall, in its sole discretion, agree to a later date) (the “Existing RC Maturity Date”), extend the RC Maturity Date for an additional 364 days from the Existing RC Maturity Date.

If, but only if, at the time that the Extension Notice is delivered, each of the following conditions is satisfied, the RC Maturity Date shall thereafter be deemed to be the date that is the one-year anniversary of the Existing RC Maturity Date (if such date is not a Business Day, the Business Day immediately preceding such date).

(a) no Default or Event of Default shall have occurred and be continuing on the date of such extension both before and after giving effect thereto;

(b) the representations and warranties contained in this Agreement shall be true and correct in all respects (or in all material respects if any such representation or warranty is not by its terms already qualified as to materiality) on and as of the date of such extension and both before and after giving effect thereto, as though made on and as of such date (or, if any such representation or warranty specifically refers to an earlier date, as of such earlier date);

(c) the Borrower shall have paid to the Administrative Agent (for the benefit of each RC Lender) an extension fee equal to 0.125% of such RC Lender’s pro rata portion of the RC Commitment; and

(d) the Borrower, concurrently with or promptly after, delivery of the Extension Notice, shall deliver to the Administrative Agent, a certificate confirming satisfaction of the conditions in (a) and (b) above.

ARTICLE 3

LETTERS OF CREDIT

3.1 LETTERS OF CREDIT.

3.1.1 Commitment to Issue Letters of Credit. Subject to the requirements set forth below, the Borrower may use a portion of the RC Commitment, which portion shall not exceed the sum of Fifteen Million Dollars ($15,000,000) (the “Letter of Credit Sublimit”) for the purpose of causing the Issuing Bank to issue standby Letters of Credit for the account of the Borrower or any of its U.S. Subsidiaries; provided, that (a) the Borrower or the applicable Subsidiary executes and delivers a letter of credit application and reimbursement agreement in a form acceptable to the Issuing Bank and complies with any conditions to the issuance of such Letter of Credit (including the payment of any applicable fees) set forth therein; (b) the Issuing Bank approves the form of such Letter of Credit; (c) except for evergreen Letters of Credit approved by the Issuing Bank it is sole discretion, but which will not be extended for a period past the RC Maturity Date, such Letter of Credit bears an expiration date not later than the earlier of (i) one year after the date of issuance and (ii) 30 days prior to the RC Maturity Date; (d) the Issuing Bank receives a request for issuance three (3) Business Days prior to the date of issuance (unless the Issuing Bank, in its sole and absolute discretion, agrees to shorter notice in any instance); (e) the purpose of such Letter of Credit shall be acceptable to the Issuing Bank; and (f) the conditions set forth in Section 4.2 (Requirements for Each Loan/Letter of Credit) are fulfilled to the satisfaction of the Issuing Bank as of the date of the issuance of such Letter of Credit. Notwithstanding anything in this Article 3, the Issuing Bank shall be under no obligation to issue any Letter of Credit if there is a Defaulting Lender, unless the Issuing Bank has entered into arrangements satisfactory to the Issuing Bank with the Borrower or such Lender to eliminate the Issuing Bank’s risk with respect to such Defaulting Lender.

3.1.2 Reimbursement Obligations. The Borrower (or any U.S. Subsidiary that is an account party) is absolutely, unconditionally and irrevocably obligated to reimburse the Issuing Bank for all amounts drawn under each Letter of Credit. If any draft is presented under a Letter of Credit, the payment of which is required to be made at any time on or before the RC Maturity Date, then payment by the Issuing Bank of such draft shall constitute an RC Loan (which is a Base Rate Loan) hereunder the proceeds of which are used to reimburse the Issuing Bank (without regard to any required notice periods, Available RC Commitment amount or minimum advance requirements, all of which are waived for this purpose) and interest shall accrue from the date the Issuing Bank makes payment on such draft under such Letter of Credit provided, however, if there is not then an Available RC Commitment in an amount at least equal to the amount of the draw, Borrower shall repay the excess amount of the Loan within one (1) Business Day after the date that the Issuing Bank notifies the Borrower of such deemed Loan. The Borrower further agrees that the Issuing Bank may reimburse itself for such drawing at any time when there is no Available RC Commitment from the balance in any other account of the Borrower maintained with the Issuing Bank.

3.1.3 Limitation on Amount. The Issuing Bank shall not be obligated or permitted under this Section 3.1 to issue any Letter of Credit for the account of the Borrower to the extent that the sum of (a) the amount that would be available to be drawn under the proposed Letter of Credit plus (b) the sum of all amounts available to be drawn under outstanding Letters of Credit plus (c) any Unreimbursed Drawings would exceed the lesser of (i) the Letter of Credit Sublimit and (ii) the excess of the RC Commitment over the aggregate principal amount of the RC Loans and Swing Loans then outstanding.

3.1.4 Obligations Absolute. The Borrower’s obligations under this Section 3.1 (including any obligations to repay draws under Letters of Credit issued hereunder) shall be absolute and unconditional under any and all circumstances and irrespective of the occurrence of any Default or Event of Default or any condition precedent whatsoever or any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Issuing Bank, the Administrative Agent, any Lender or any beneficiary of a Letter of Credit. The Borrower further agrees that the Issuing Bank, the Administrative Agent and the Lenders shall not be responsible for, and the Borrower’s reimbursement obligations shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, the beneficiary of any Letter of Credit or any financial institution or other party to which any Letter of Credit may be transferred or any claims or defenses whatsoever of the Borrower against the beneficiary of any Letter of Credit or any such transferee. The Issuing Bank, the Administrative Agent and the Lenders shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit. Any action taken or omitted by the Issuing Bank under or in connection with each Letter of Credit and the related drafts and documents shall be binding upon the Borrower and shall not result in any liability on the part of the Issuing Bank. Notwithstanding anything to the contrary set forth in this Subsection 3.1.4, the Borrower shall not have any obligations to indemnify the Issuing Bank, the Administrative Agent or any Lender in respect of any liability resulting from any such Person’s gross negligence or willful misconduct.

3.1.5 Reliance by Issuing Bank. The Issuing Bank shall be entitled to rely, and shall be fully protected in relying upon, any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and believed by it to have been signed, sent or made by the proper Person(s) and upon advice and statements of legal counsel, independent accountants and other experts selected by the Issuing Bank and the Administrative Agent.

3.1.6 Fees. The Borrower shall pay to the Administrative Agent for the account of the Lenders a fee per annum equal to the product of (a) the Applicable Margin for RC Loans bearing interest at a rate based on Adjusted LIBOR multiplied by (b) the face amount of each outstanding Letter of Credit (to the extent such face amount is undrawn) (the “Letter of Credit Fees”). In addition, the Borrower shall pay to the Issuing Bank, for its own account, a fronting fee equal to 0.125% per annum of the face amount of all outstanding Letters of Credit (to the extent such face amount is undrawn) (a “Fronting Fee”). All Letter of Credit Fees shall be payable quarterly in arrears on each Quarterly Payment Date based on the number of days that a Letter of Credit is outstanding during such quarter (calculated on the basis of a 360-day year). All Fronting Fees shall be payable at the time of issuance and any extension. The Borrower shall also pay to the Issuing Bank all of the Issuing Bank’s standard fees and charges for the opening, amendment, modification, presentation or cancellation of a Letter of Credit and otherwise in respect of a Letter of Credit and shall execute all of the Issuing Bank’s standard agreements in connection with the issuance of the Letter of Credit. The provisions of Section 2.8.6 (Default Rate) shall apply under the circumstances referred to therein.

3.1.7 Participation by Lenders.

(a) Effective immediately upon the issuance of each Letter of Credit and without further action on the part of the Issuing Bank, the Issuing Bank shall be deemed to have granted to each Lender, and each Lender shall be deemed to have irrevocably purchased and received from the Issuing Bank, without recourse or warranty, an undivided interest and participation in such Letter of Credit to the extent of each Lender’s percentage of the RC Commitment. Further, each Lender acknowledges and agrees that it shall be absolutely liable, to the extent of its percentage of the RC Commitment, to fund on demand or reimburse the Issuing Bank on demand for the amount of each draft paid by the Issuing Bank under each Letter of Credit to the extent that such amount is not immediately reimbursed by the Borrower.

(b) In furtherance of the provisions of the preceding paragraph (a), the Issuing Bank shall notify the Administrative Agent promptly upon receipt of notice of an intended draw under a Letter of Credit. The Administrative Agent shall give written, telecopied or telegraphic notice to each of the other Lenders of its pro rata share of such draw and the scheduled date thereof. After receipt of such notice, and whether or not an Event of Default or Default then exists and whether or not there shall then be any Available RC Commitment, each Lender shall make available to the Administrative Agent such Lender’s share of such draw in immediately available funds (in Dollars) to the Administrative Agent no later than 12:00 noon (New York, NY time) on the date specified in the Administrative Agent’s notice. The failure of the Issuing Bank or the Administrative Agent to give timely notice pursuant to this Subsection 3.1.7 shall not affect the right of the Issuing Bank to reimbursement from the Lenders. Any amount paid by the Issuing Bank and Lenders pursuant to a draw made under a Letter of Credit shall constitute an RC Loan and shall be repaid pursuant to the provisions respecting RC Loans, provided that if an Event of Default or Default exists at the time of a draw, the Borrower shall immediately reimburse the amount of such draw to the Administrative Agent for the benefit of the Lenders.

3.1.8 Standard of Conduct. The Issuing Bank shall be entitled to administer each Letter of Credit in the ordinary course of business and in accordance with its usual practices, modified from time to time as it deems appropriate under the circumstances, and shall be entitled to use its discretion in taking or refraining from taking any action in connection herewith as if it were the sole party involved. Any action taken or omitted to be taken by the Issuing Bank under or in connection with any Letter of Credit shall not create for the Issuing Bank any resulting liability to any other Lender.

3.1.9 Cash Collateral Account. In the event that (a) the excess of (i) the amount of the RC Commitment over (ii) the aggregate principal amount of RC Loans and Swing Loans then outstanding is less than (b) the amount of any LC Obligations at any time for any reason (whether because the RC Commitment has been reduced or terminated or otherwise), the Borrower shall forthwith pay to the Administrative Agent an amount equal to the excess of the amount described in clause (b) above over the amount described in clause (a) above. Such amount shall be applied first, against any Unreimbursed Drawings and second, against the unpaid principal amount of any Loans then outstanding, and the remainder shall be maintained by the Administrative Agent in an interest bearing cash collateral account in the name of and for the benefit of the Administrative Agent and the Lenders to secure the repayment of Borrower’s obligation to reimburse the Lenders for drafts drawn or that may be drawn under outstanding Letters of Credit until the earlier of (1) such time as all outstanding Letters of Credit have expired or been cancelled and (2) the excess of the amount described in clause (b) above over the amount described in clause (a) above no longer exists.

3.1.10 Obligations Secured. The obligations of the Borrower to the Issuing Bank, the Administrative Agent and the Lenders in respect of Letters of Credit shall be guaranteed pursuant to the Loan Documents and shall be secured by the Collateral.

3.2 RESIGNATION OF ISSUING BANK.

The Issuing Bank may resign at any time by giving 30 days’ prior notice to the Administrative Agent, the Lenders and the Borrower, so long as the Issuing Bank uses commercially reasonable efforts to have a new Issuing Bank designated prior to the expiration of such notice period and such new Issuing Bank agrees to assume the responsibilities of the Issuing Bank upon such expiration. After the resignation of the Issuing Bank hereunder, the retiring issuing bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit or to extend, renew or increase any existing Letter of Credit.

ARTICLE 4

CONDITIONS TO FUNDINGS AND ISSUANCE OF LETTERS OF CREDIT

4.1 CONDITIONS TO INITIAL FUNDING.

The obligation of the Lenders to make the initial Loans or the Issuing Bank to issue the initial Letters of Credit pursuant to this Second Amended and Restated Credit Agreement shall be subject to the fulfillment, to the satisfaction of the Administrative Agent, the Lenders and Issuing Bank (unless otherwise specified), of the conditions set forth below.

4.1.1 Execution of this Agreement. This Agreement shall have been duly executed by the Borrower, each Lender, the Issuing Bank and the Administrative Agent.

4.1.2 Notes. The Borrower shall have delivered duly executed Notes to each of the Lenders that requests a Note (or Notes).

4.1.3 Second Amended and Restated Security Agreement. Parent, the Borrower and each Subsidiary Guarantor, shall have executed and delivered to the Administrative Agent a Second Amended and Restated Security Agreement (as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof, the “Security Agreement”) in substantially the form attached to this Agreement as Exhibit D, together with (a) such Uniform Commercial Code financing statements as are necessary to perfect the security interests created by such Security Agreement, (b) such landlord waivers and bailee waivers as the Administrative Agent shall request to the extent not already provided, which shall be provided within 90 days after the Closing Date or such longer period as agreed to by the Administrative Agent in its sole discretion, and (c) a power of attorney duly executed by each such Loan Party in substantially the form attached as Annex B to the Security Agreement.

4.1.4 Second Amended and Restated Guaranty and Suretyship Agreement.

(a) Each Subsidiary Guarantor shall have executed and delivered to the Administrative Agent a Second Amended and Restated Guaranty and Suretyship Agreement (as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof, the “Subsidiary Suretyship Agreement”) in substantially the form attached to this Agreement as Exhibit E-1.

(b) Parent shall have executed and delivered to the Administrative Agent a Second Amended and Restated Guaranty and Suretyship Agreement (as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof, the “Parent Suretyship Agreement”) in substantially the form attached to this Agreement as Exhibit E-2.

4.1.5 Second Amended and Restated Pledge Agreements. Each Loan Party shall have executed and delivered to the Administrative Agent a Second Amended and Restated Pledge Agreement (as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof, the “Pledge Agreement”) in substantially the form attached to this Agreement as Exhibit F, together with the stock and other certificates, assignment powers (duly executed in blank and undated) and financing statements required thereunder.

4.1.6 Control Agreements. The Borrower shall have delivered to the Administrative Agent a control agreement, in form and substance satisfactory to the Administrative Agent (each such agreement, as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof, a “Control Agreement”), for each deposit account and securities brokerage account (except as provided in the Permitted Perfection Limitations), duly executed by each depository bank and securities intermediary, as applicable, and applicable Loan Party for each account included in the Collateral.

4.1.7 Second Amended and Restated Intellectual Property Collateral Agreement. Each Loan Party that owns any Intellectual Property registered at the United States Patent and Trademark Office or United States Copyright Office shall have executed and delivered to the Administrative Agent such additional security agreements with respect to any Intellectual Property against which a filing has not been made in the name of the Administrative Agent in the United States Patent and Trademark Office or the United States Copyright Office, as applicable (each, together with any Intellectual Property Collateral Agreement (as defined in the Existing Credit Agreement), in each case as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof, an “Intellectual Property Collateral Agreement”), in form and substance satisfactory to the Administrative Agent, together with such other notices for recording in the United States Patent and Trademark Office or the United States Copyright Office and such Uniform Commercial Code financing statements as are necessary or advisable to perfect and maintain the security interests reflected therein.

4.1.8 Lien Searches. The Borrower shall have delivered to the Administrative Agent Uniform Commercial Code, tax and judgment lien searches of a recent date, in such offices as are acceptable to the Administrative Agent, together with such United States Patent and Trademark Office and United States Copyright Office searches of a recent date as the Administrative Agent shall reasonable request, in each case, with respect to the Borrower and each of its Subsidiaries, showing no Liens except Permitted Liens.

4.1.9 Evidence of Insurance. The Administrative Agent shall have received evidence of the insurance required by Section 8.14 (Insurance), together with the Lender loss payable and/or additional insured clauses and endorsements required thereby.

4.1.10 Repayment of Existing Indebtedness. The Borrower shall have repaid all Indebtedness under the Existing Credit Agreement.

4.1.11 Payment of Fees and Costs. The Borrower shall have paid all of the fees required to be paid to the Administrative Agent and the other Lenders on the Closing Date and all other fees, costs, expenses and other amounts due and payable under this Agreement and the other documents contemplated herein, including, without limitation, the fees and expenses of counsel for the Administrative Agent in connection with the negotiation, preparation, execution, and delivery of this Agreement and the other documents contemplated herein.

4.1.12 Financial Statements; Projections.

(a) The Lenders shall have received an audited Consolidated balance sheet, a statement of income and changes in retained earnings and a statement of cash flows of Parent, the Borrower and its Subsidiaries for the fiscal years ended December 31, 2010, December 30, 2011 and December 28, 2012, certified (without qualification or exception) by Deloitte & Touche LLP or other nationally recognized independent public accountants selected by the Borrower and acceptable to the Administrative Agent, all in form and substance satisfactory to the Administrative Agent.

(b) The Lenders shall have received a Consolidated balance sheet, statement of income and changes in retained earnings and statement of cash flows for Parent, the Borrower and its Subsidiaries for the quarter ending June 30, 2013, certified (subject to normal year-end audit adjustments) by a Financial Officer of the Borrower as (i) having been prepared in accordance with GAAP and (ii) presenting fairly the financial position and results of operations of Parent, the Borrower and such Subsidiaries as at the end of such quarters.

(c) The Lenders shall have received a management-prepared Consolidating balance sheet, statement of income and changes in retained earnings and statement of cash flows, showing separately the results of operations and financial condition of (i) the Domestic Subsidiaries including the Borrower, taken as a separate group, (ii) the Foreign Subsidiaries, taken as a separate group, and (iii) the Non-Guarantor Ventures, if any, taken as a separate group.

(d) The Lenders shall have received a balance sheet of Greatbatch Medical, S. de R.L. de C. V. (“Greatbatch Mexico”) as of a recent date, certified by a Financial Officer of the Borrower as (i) having been prepared in accordance with generally accepted accounting principles in Mexico and (ii) presenting fairly the financial position and results of operation of Greatbatch Mexico.

(e) The Lenders shall have received a final budget for Parent, the Borrower and its Subsidiaries for the 2013 fiscal year, which shall be in form and substance satisfactory to the Administrative Agent.

4.1.13 Corporate Proceedings. All corporate, partnership and other legal proceedings and all instruments in connection with the transactions contemplated by this Agreement and other Loan Documents (including certified Organizational Documents, resolutions and incumbency certificates of each of the Loan Parties) shall be satisfactory in form and substance to the Administrative Agent and its counsel, and the Administrative Agent and its counsel shall have received all information and copies of all documents and records of all corporate and partnership proceedings which the Administrative Agent or its counsel has requested, such documents where appropriate to be certified by proper corporate, partnership, governmental or other authorities.

4.1.14 Consents and Approvals. All corporate, governmental and judicial consents, approvals and waivers and other third party consents, approvals and waivers necessary in connection with this Agreement and the Loans or other related transactions, shall have been obtained and, if applicable, become final and nonappealable, and shall remain in full force and effect, without the imposition of any conditions that are not acceptable to the Lenders.

4.1.15 Lender Acknowledgement. The Administrative Agent shall have received an acknowledgement, in form and substance satisfactory to the Administrative Agent, from each lender under the Existing Credit Agreement that is not, as of the Closing Date, a Lender under this Agreement agreeing and acknowledging that it is not a Lender under this Agreement and has no rights of a Lender.

4.1.16 Material Adverse Change; Compliance with Law.

(a) No Material Adverse Change shall have occurred since December 28, 2012.

(b) No event shall have occurred or be threatened and no facts or circumstances shall exist, including, without limitation, any action, suit, investigation, litigation or proceeding pending or threatened in a court or before any arbitrator or governmental instrumentality that could reasonably be expected to result in a Material Adverse Change.

(c) The Borrower and its Subsidiaries shall be in substantial compliance with all Laws, including, without limitation, Environmental Laws.

(d) No material adverse change shall have occurred in any of the facts or information given to the Administrative Agent regarding Parent or any of its Subsidiaries.

4.1.17 Opinions of Counsel. The Administrative Agent shall have received a favorable opinion of counsel as to the transactions contemplated hereby addressed to the Administrative Agent, the Issuing Bank and the Lenders and dated as of the Closing Date, in form and content satisfactory to the Administrative Agent, the Issuing Bank and the Lenders from Hodgson Russ LLP, counsel to the Borrower and the other Loan Parties.

4.1.18 Officer’s Compliance Certificate. There shall have been delivered to each Lender an Officer’s Compliance Certificate, dated as of the Closing Date, demonstrating pro forma compliance with the financial covenants set forth in Article 7 (Financial Covenants) and certifying as to the truth of the representations and warranties contained in this Agreement or otherwise made in writing in connection herewith and the absence of any Default and Event of Default as of such date.

4.1.19 Good Standing. The Administrative Agent shall have received (a) good standing certificates of a recent date for each of Parent, the Borrower and the Subsidiary Guarantors, evidencing its good standing under the Laws of the state of its incorporation or formation and (b) good standing certificates of a recent date for each of Parent, the Borrower and the Subsidiary Guarantors, evidencing its good standing under the Laws of the states in which it is qualified to do business.

4.1.20 Other Requirements. The Administrative Agent shall have received such additional information and material as the Administrative Agent or any Lender may reasonably request.

4.2 REQUIREMENTS FOR EACH LOAN/LETTER OF CREDIT.

The Lenders shall not be required to make any Loans to the Borrower (including the initial Loan) and the Issuing Bank shall not be required to issue any Letters of Credit (including the initial Letter of Credit) unless each of the following conditions are satisfied.

4.2.1 No Default. There shall not, either prior to or after giving effect to each such funding or Letter of Credit, exist a Default or Event of Default.

4.2.2 Borrowing Notice/Request for Letter of Credit. The Administrative Agent shall have timely received a borrowing notice pursuant to Section 2.3 (Borrowing Notice) or the Issuing Bank shall have received a timely request for a Letter of Credit pursuant to Subsection 3.1.1 (Commitment to Issue Letters of Credit) and all accompanying documentation required thereby.

4.2.3 Representations and Warranties. Each of the representations and warranties of the Borrower and the other Loan Parties made in the Loan Documents shall be true and correct in all respects (or in all material respects if any such representation or warranty is not by its terms already qualified as to materiality) as of the date of each such Loan or Letter of Credit (both immediately prior to and after giving effect to such Loan or Letter of Credit) as if made on and as of such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all respects (or in all material respects if any such representation or warranty is not by its terms already qualified as to materiality) as of such earlier date.

4.2.4 Method of Certifying Certain Conditions. The request for, and acceptance of, each Loan and each Letter of Credit by the Borrower shall be deemed a representation and warranty by the Borrower that the conditions specified in Subsections 4.2.1 (No Default) and 4.2.3 (Representations and Warranties) have been satisfied.

4.3 POST-CLOSING REQUIREMENTS. The Borrower shall deliver, or cause to be delivered, the documents and shall take such other actions as is set forth on Schedule 4.3 hereto within the timeframe set forth thereon.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

In order to induce the Issuing Bank and the Lenders to enter into this Agreement and to make the Loans and other extensions of credit contemplated by this Agreement, the Borrower hereby makes the following representations and warranties (which are unaffected by any investigation of the Administrative Agent, the Issuing Bank or any Lender):

5.1 STATUS.

5.1.1 Organization and Qualification. Each of Parent, the Borrower and its Subsidiaries is a duly organized and validly existing corporation, partnership or limited liability company, as applicable, under the Laws of the respective jurisdictions indicated on Schedule 5.1.1 and each is in good standing under the Laws of its jurisdiction of incorporation or formation, as the case may be. Each such Person has perpetual existence and has the corporate, partnership or limited liability company, as applicable, power and authority to own its property and assets and to transact the business in which it is engaged or presently proposes to engage. None of such Persons has failed to qualify to do business in any state or jurisdiction where the failure to so qualify could reasonably be expected to result in a Material Adverse Change. As of the Closing Date, such Persons are qualified to do business as a foreign corporation, partnership, or limited liability company, as applicable, in the states in the United States, if applicable, listed on Schedule 5.1.1.

5.1.2 Capitalization. All of the issued and outstanding shares of Capital Stock of the Borrower are owned by Parent. The Borrower does not have any Subsidiaries and does not presently operate all or any portion of its business through any other Persons, other than as disclosed on Schedule 5.1.2. Schedule 5.1.2 also correctly lists as to the Borrower, each of its Subsidiaries and (other than with respect to clause (c) below) Parent on the Closing Date:

(a) its name;

(b) the classes of Capital Stock issued by Parent, the Borrower and each of its Subsidiaries and the principal characteristics of each such class; and

(c) the names of each of the equity holders and the number and percentage of the issued and outstanding shares or other equity interests of each class (and certificate numbers by which such shares or other equity interests are designated, if applicable) owned by each of such holders.

All the outstanding shares of Capital Stock of the Borrower and each of its Subsidiaries are validly issued, fully paid and nonassessable, and all such shares and other equity interests indicated on Schedule 5.1.2 as owned by the Borrower or the Persons indicated on Schedule 5.1.2 are so owned beneficially and of record by such Person, free and clear of any Lien, except for Liens created pursuant to the Loan Documents. Schedule 5.1.2 also correctly lists as to the Borrower and each of its Subsidiaries any options, warrants or other securities issued by the Borrower or any Subsidiary of the Borrower and the identity of each holder of any such option, warrant or other security. Except as set forth on Schedule 5.1.2, there are no preemptive rights, offers, options, rights, agreements or commitments of any kind (contingent or otherwise) relating to the issuance, conversion, registration, voting, sale or transfer of any equity interests or other securities of the Borrower or any of its Subsidiaries (including the Capital Stock of the Borrower or any of its Subsidiaries) or obligating the Borrower, any of its Subsidiaries or any other Person to purchase or redeem any such equity interests or other securities pursuant to the Organizational Documents or any agreement or other instrument to which the Borrower or any of its Subsidiaries is a party or by which any of them may be bound.

5.1.3 Stock Ownership. Schedule 5.1.3 lists all of the Margin Stock owned or held by or on behalf of each of Parent, the Borrower and its Subsidiaries as of the date of this Agreement and the approximate value thereof.

5.2 POWER AND AUTHORITY; ENFORCEABILITY.

Each Loan Party has the corporate, partnership or other similar power to execute, deliver and carry out the terms and provisions of the Loan Documents to which it is a party, and each such Person has taken all necessary corporate, partnership or other similar action (including any consent of stockholders or partners required by Law or by their respective Organizational Documents) to authorize the execution, delivery and performance of the Loan Documents to which it is a party. The Loan Documents, when executed and delivered by each Loan Party which is a party thereto, constitute or will constitute the authorized, valid and legally binding obligations of such Person enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable Debtor Relief Laws and by general principles of equity.

5.3 NO VIOLATION OF AGREEMENTS; ABSENCE OF CONFLICTS.

The execution and delivery of the Loan Documents, the consummation of the transactions contemplated by the Loan Documents and compliance with the terms and provisions of the Loan Documents, will not:

(a) require any consent or approval, governmental or otherwise, not already obtained;

(b) violate any Law or judgment respecting Parent, the Borrower or any of its Subsidiaries;

(c) conflict with, result in a breach of, or constitute a default under, the Organizational Documents of any Loan Party or Subsidiary thereof, or under any indenture, agreement, license or other instrument to which a Loan Party or any of its Subsidiaries is a party or by which any of them or their respective properties may be bound; or

(d) result in, or require the creation or imposition of, any Lien upon or with respect to any property now owned or hereafter acquired by a Loan Party or any of its Subsidiaries.

5.4 RECORDING, ENFORCEABILITY AND CONSENT.

Assuming the due recording of the UCC-1 financing statements and the Intellectual Property Collateral Agreements delivered in connection herewith, no consent, approval or authorization of any Person, or recording, filing, registration, notice or other similar action with or to any Person, is required in order to insure the legality, validity, binding effect or enforceability of any of the Loan Documents as against all Persons, except such consents, approvals, authorizations and actions as are identified on Schedule 5.4 hereto, all of which have been obtained and remain in effect. No consent, approval or authorization of any Person that has not been obtained is required for the continued conduct by Parent, the Borrower or any of its Subsidiaries of their respective businesses as presently conducted or as presently proposed to be conducted.

5.5 LINES OF BUSINESS.

The Borrower and its Subsidiaries are engaged only in Permitted Businesses. Parent is not engaged in any business activities other than (i) owning 100% of the outstanding Capital Stock of the Borrower; (ii) owning 100% of the outstanding Capital Stock of GB Ventures; (iii) prior to the Permitted Maquiladora Restructuring, owning 1.0% of the outstanding Capital Stock of Greatbatch Mexico; and (iii) engaging in activities directly related to the foregoing. Greatbatch, LLC is not engaged in any business activities other than (i) owning 99% of the outstanding Capital Stock of Greatbatch Mexico; and (iii) engaging in activities directly related to the foregoing.

5.6 SECURITY INTEREST IN COLLATERAL.

The Borrower has delivered, or caused to be delivered, to the Administrative Agent all UCC-1 financing statements in recordable form that may be necessary to perfect the security interests granted pursuant to the Loan Documents to the extent that such security interests may be perfected by filing. The Borrower has delivered, or caused to be delivered, to the Administrative Agent all instruments, documents, certificates and investment property necessary to perfect the security interests granted pursuant to the Loan Documents, to the extent such security interests may be perfected by delivery. Upon the filing of such UCC-1 financing statements in the offices specified thereon and the recordation of the Intellectual Property Collateral Agreements in the United States Copyright Office, no further action, including, without limitation, any filing or recording of any document or the obtaining of any consent, is necessary in order to establish, perfect and maintain the Administrative Agent’s first priority security interests (subject to Permitted Perfection Limitations) in the equity of the Borrower, the U.S. Subsidiaries of the Borrower, the Ventures owned by GB Ventures or QIG and sixty six percent (66%) of the First-Tier Foreign Subsidiaries of the Borrower or Subsidiary Guarantors, and, subject to the limitations set forth in the last sentence of Section 2 of the Security Agreement in the personal property (including fixtures and Intellectual Property) of each Loan Party other than Excluded Assets (for the benefit of the Secured Parties), except for the periodic filing of continuation statements with respect to such UCC-1 financing statements. Upon the sale or other disposition by GB Ventures or QIG of any Capital Stock in any Venture to any Person, the Administrative Agent’s security interest in such Capital Stock will be deemed to be automatically released so long as any proceeds or such sale or other disposition are applied in accordance with the terms of this Agreement.

5.7 LITIGATION; COMPLIANCE WITH LAWS; OFAC REQUIREMENTS.

(a) There are no claims, actions, suits, protests, reconsiderations or proceedings (collectively, “litigation”) pending, or to the knowledge of the Borrower or any of its Subsidiaries, threatened, against or affecting Parent, the Borrower, any of its shareholders or any of its Subsidiaries or their respective equity holders before any court or Governmental Agency or arbitral tribunal which could reasonably be expected to result in a Material Adverse Change or which allege the invalidity of or dispute any terms of the Loan Documents and, to the knowledge of the Borrower and its Subsidiaries, there is no basis for any of the foregoing. Schedule 5.7 lists all litigation as of the Closing Date in which the amount in controversy exceeds $2,500,000 or which could reasonably be expected to result in a Material Adverse Change.

(b) Parent, the Borrower and each of its Subsidiaries are in compliance in all respects with all Laws, including all Environmental Laws and all applicable Food and Drug Administration rules and regulations, except for such matters of noncompliance as could not, individually or in the aggregate, result in a Material Adverse Change. Without limiting the generality of the foregoing, none of Parent, the Borrower or any Subsidiary thereof, has, directly or indirectly, made any payments to foreign government officials in violation of the Foreign Corrupt Practices Act of 1977 as amended (15 U.S.C. §§ 78dd-1, et seq.) (“FCPA”). The Borrower has delivered to the Administrative Agent a copy of its written compliance program regarding FCPA and is and has been in compliance with the FCPA and other laws relating to foreign investment and has instituted and maintains policies and procedures designed to ensure continued compliance therewith.

(c) None of the Borrower, any Guarantor or any Affiliate of the Borrower or any Guarantor is a Sanctioned Person. No proceeds of any Loan will be used, and none have been used, to fund any operations in, finance any investment or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

5.8 NO BURDENSOME AGREEMENTS; MATERIAL AGREEMENTS.

Neither Parent, the Borrower nor any of its Subsidiaries is a party to any agreement or instrument or subject to any corporate or other restrictions that, assuming compliance by such Persons with the terms of such agreements or instruments, could reasonably be expected to result in a Material Adverse Change. Parent, the Borrower and its Subsidiaries have such good and enforceable agreements with third parties as are necessary to conduct their respective businesses as presently conducted or as contemplated to be conducted. The material agreements of the Company as of the Closing Date are listed on Schedule 5.8 hereto.

5.9 CONDITION OF PROPERTY.

The material properties, equipment and systems of the Borrower and its Subsidiaries are in good repair, working order and operating condition, reasonable wear and tear excepted, and are and will be in compliance in all material respects with all standards or rules imposed by any Governmental Authority. Parent has no tangible assets.

5.10 LICENSES; INTELLECTUAL PROPERTY.

Parent, the Borrower and each of its Subsidiaries owns or is the licensee of all patents, trademarks, service marks, trade names, trade dress, trade secrets, domain names, copyrights, franchises, licenses and authorizations, governmental or otherwise that are individually or in the aggregate material to the business, and all other material rights, priorities or privileges relating to Intellectual Property necessary for the conduct of their respective businesses as presently conducted, without any known material conflict with the rights of any other Person. No settlement agreements, consents, licenses, judgments, orders, forbearance to sue or similar obligations limit or restrict Parent’s, the Borrower’s or any of its Subsidiaries’ rights in and to such patents, trademarks, service marks, trade names, trade dress, trade secrets, domain names, copyrights, franchises, licenses and authorizations, or such other rights, priorities or privileges relating to Intellectual Property except those that do not relate to such patents, trademarks, service marks, trade names, trade dress, trade secrets, domain names, copyrights, franchises, licenses and authorizations that individually or in the aggregate are material to the business of the Borrower or its Subsidiaries or involve material amounts of money. No claim or proceeding, or to the knowledge of the Borrower, threat of claim or proceeding, has been asserted by any Person against Parent, the Borrower or any of its Subsidiaries relating to the use, right to use or ownership of any Intellectual Property used or presently proposed to be used in the conduct of their respective businesses, or challenging or questioning the validity or effectiveness of any Intellectual Property used or presently proposed to be used in the conduct of their respective businesses. Parent, the Borrower and its Subsidiaries have taken all commercially reasonable steps to maintain the confidentiality of their material trade secrets and, to the Borrower’s knowledge, there has been no misappropriation of any of such trade secrets by any Person. Schedule 5.10 attached hereto correctly lists, as of the Closing Date, all material or registered patents, trademarks and, copyrights since the filing of the Intellectual Property Collateral Agreements made under the Existing Credit Agreement in connection with the closing thereof and all material governmental licenses, authorizations and similar rights, created or acquired by the Borrower or any Guarantor. All material copyrights are registered with the United States Copyright Office.

5.11 TITLE TO PROPERTIES; LIENS.

Parent, the Borrower and each of its Subsidiaries has good and marketable title to its properties and assets, including the properties and assets reflected in the financial statements referred to in Subsection 5.13.1 (Financial Statements) (except properties and assets disposed of since the date thereof in accordance with Subsection 8.7.2 (Sales and Other Dispositions)), and none of such properties or assets is subject to any Liens except Permitted Liens. The Borrower and each of its Subsidiaries enjoys peaceful and undisturbed possession under all leases necessary in any material respect for the operation of such properties and assets, and all such leases are valid and subsisting and in full force and effect. Borrower and each of its Subsidiaries has obtained all material easements and material equipment rental or other material agreements necessary for the operation of its business as now conducted or presently proposed to be conducted.

5.12 MANAGEMENT AGREEMENTS.

Neither Parent, the Borrower nor any of its Subsidiaries is a party to any management, employment, consulting or other similar agreement or arrangement (whether oral or written) respecting the management of their respective businesses except for usual and customary employment agreements.

5.13 FINANCIAL STATEMENTS AND PROJECTIONS.

5.13.1 Financial Statements. Each of the financial statements delivered pursuant to Subsections 4.1.12 (Financial Statements; Projections), 6.1.1 (Delivery of Quarterly Financial Statements), and 6.1.2 (Delivery of Annual Financial Statements; Accountants’ Certification) have been prepared in accordance with GAAP applied on a consistent basis throughout the period specified and present fairly in all material respects the financial position of Parent, the Borrower and its Subsidiaries as of the date specified and the results of operations and statements of cash flow for the period specified subject, in the case of quarterly financial statements delivered pursuant to Subsection 4.1.12 (Financial Statements; Projections) or Subsection 6.1.1 (Delivery of Quarterly Financial Statements), to usual year-end adjustments and the absence of footnotes.

5.13.2 Undisclosed Liabilities. Neither Parent, the Borrower nor any of its Subsidiaries has any material liabilities, contingent or otherwise, other than as disclosed in the financial statements referred to in Subsection 5.13.1 (Financial Statements) and there are not now and not anticipated any material unrealized losses of Parent, the Borrower or any of its Subsidiaries.

5.13.3 Absence of Material Adverse Change. Since the date of the financial statements delivered pursuant to Subsection 4.1.12 (Financial Statements; Projections), there has been no event, circumstance, condition or development that has resulted in, or could reasonably be expected to result in, a Material Adverse Change.

5.13.4 Projections. The operating projections submitted on behalf of the Borrower to the Lenders pursuant to Subsection 4.1.12 (Financial Statements; Projections) and Subsection 6.1.6 (Annual Budget) present to the best of the Borrower’s knowledge and belief based on the assumptions set forth in such projections, which assumptions were reasonable at the time presented, the expected results of operations and sources and uses of cash of Parent, the Borrower and its Subsidiaries for the periods covered by such projections, it being understood that actual results may differ.

5.14 TAX RETURNS AND PAYMENTS; OTHER FEES.

(a) All tax returns, reports and statements required by Law to be filed (including extensions) by or in respect of Parent, the Borrower and its Subsidiaries and their assets have been filed. All taxes, assessments and other governmental charges levied upon Parent, the Borrower and its Subsidiaries and any of their respective properties, assets, income or franchises that are due and payable have been paid, other than those presently payable without penalty or interest and other than any charge or claim being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which any reserve or other appropriate provision, if any, as shall be required by GAAP has been made therefor and, if the filing of a bond or other indemnity is necessary to avoid the creation of a Lien against any of the assets of the Borrower or any of its Subsidiaries, such bond has been filed or indemnity posted.

(b) Parent, the Borrower and each of its Subsidiaries has paid all franchise, license and other fees and charges that have become due pursuant to any franchise or permit in respect of its business and has made appropriate provision as is required by GAAP for any such fees and charges which have accrued.

5.15 FISCAL YEAR.

The fiscal year of Parent, the Borrower and each of its Subsidiaries ends on the Friday closest to December 31.

5.16 FEDERAL RESERVE REGULATIONS.

None of the Loan Parties is engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying any Margin Stock in violation of any applicable Laws. None of the proceeds of any of the Loans shall be used to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry any Margin Stock, or to extend credit to others for the purpose of purchasing or carrying any Margin Stock in violation of any applicable Laws. None of the Loan Parties, nor any bank acting on any of its behalf, has taken or will take any action which might cause this Agreement or the Notes to violate Regulation T, U or X or any other regulation of the Board of Governors of the Federal Reserve System, as now or hereafter in effect.

5.17 INVESTMENT COMPANY ACT.

None of the Loan Parties is an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

5.18 FOREIGN ASSETS CONTROL REGULATIONS, ETC.

Neither the making of the Loans hereunder or the use of proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department or any enabling legislation or executive order relating thereto. No Loan Party or, to the knowledge of any Loan Party, any of its Affiliates is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order (“Designated Person”). No Loan Party engages in any dealings or transactions with any such Designated Person. Each Loan Party is in compliance, in all material respects, with the USA Patriot Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001)).

5.19 COMPLIANCE WITH ERISA AND APPLICABLE FOREIGN LAW.

5.19.1 Plans. No Loan Party nor any ERISA Affiliate maintains or contributes to or has any liability with respect to any U.S. Pension Plan or Multiemployer Plan, except as disclosed on Schedule 5.19 attached hereto. The Borrower has furnished to the Administrative Agent a copy of the most recent actuarial report for each U.S. Pension Plan that is a defined benefit plan as defined in Section 3(35) of ERISA, that is subject to the Minimum Funding Standards, and for any Plan that is a funded employee welfare benefit plan, and each such report is accurate in all material respects.

5.19.2 Favorable Determination Letters. Each Plan, which is intended to be qualified within the meaning of Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service with respect to all plan document qualification requirements for which the remedial amendment period under Section 401(b) of the Code has closed, any plan document amendments required by such determination letter were made as and when required by such determination letter, and nothing has occurred, whether by action or failure to act, since the date of such letter which would prevent any such plan from remaining so qualified.

5.19.3 Compliance. Each Plan has been operated in all material respects in compliance with the requirements of the Code and ERISA and the terms of each Plan.

5.19.4 Absence of Certain Conditions. Except as specifically disclosed on Schedule 5.19: (a) there has been no transaction in connection with which any Loan Party or an ERISA Affiliate could be subject to either a material civil penalty assessed pursuant to Section 502(i) of ERISA or a material tax penalty imposed pursuant to Section 4975 of the Code; (b) no U.S. Pension Plan is, or is reasonably expected to be, in at-risk status as defined in Section 430(i) of the Code or Section 303 of ERISA, there is no failure to meet the Minimum Funding Standard with respect to any U.S. Pension Plan or to make any required installment under Section 430(j) of the Code by its due date, and there has been no waived funding deficiency within the meaning of Section 302 of ERISA or Section 412 of the Code with respect to any U.S. Pension Plan, and the funding target attainment percentage (FTAP), as applicable, of each U.S. Pension Plan as determined under section 430(i)(4) of the Code (without regard to the assumptions required under Section 430(i)(1)(B) of the Code) is not less than 70%; (c) there has been (i) no Reportable Event with respect to any U.S. Pension Plan, and (ii) no event or condition which presents a material risk of termination of any U.S. Pension Plan in a distress termination as described in Section 4041(c) of ERISA or by the PBGC; and no other condition exists or is reasonably expected to exist which could result in any liability to the PBGC; (d_ no Loan Party nor any ERISA Affiliate (i) has any unfulfilled obligation to contribute to any Multiemployer Plan, (ii) has incurred or reasonably expects to incur Withdrawal Liability with respect to any Multiemployer Plan, (iii) has received any notification or knows of or reasonably expects that a Multiemployer Plan intends to terminate, is or is expected to be insolvent within the meaning of Section 4245 of ERISA, in Reorganization or in endangered or critical status within the meaning of Section 304 of ERISA or Section 432 of the Code, (e) there is no material liability, and no circumstances exist pursuant to which any such material liability could reasonably be imposed on any Loan Party or any ERISA Affiliate under Chapter 43 of the Code or Sections 409, 502(c), 502(l) and 4071 of ERISA; (f) there is no Plan (that is an “employee welfare benefit plan,” as defined in Section 3(1) of ERISA) (i) providing for retiree health and/or life insurance or death benefits other than coverage mandated by applicable law or (ii) having unfunded liabilities other than ordinary and usual claims for benefits by participants or beneficiaries; (g) no Loan Party or any ERISA Affiliate has ceased operations at a facility within the meaning of Section 4062(e) of ERISA or has withdrawn as a substantial employer as described in Section 4063 of ERISA; (h) no Loan Party or any ERISA Affiliate is subject to the Early Warning Program of the PBGC (as described in PBGC Technical Update 00-3) or has been contacted by the PBGC in connection with the PBGC’s Early Warning Program.

5.19.5 Absence of Certain Liabilities. No liability (whether or not such liability is being litigated) has been asserted against any Loan Party or any ERISA Affiliate in connection with any U.S. Pension Plan or any Multiemployer Plan by the PBGC other than for required premium payments to the PBGC, by a trustee appointed pursuant to Section 4042(b) or (c) of ERISA, or by a sponsor or an agent of a sponsor of a Multiemployer Plan, and no lien has been attached and no Person has threatened to attach a lien on any property of a Loan Party or an ERISA Affiliate as a result of failure to comply with ERISA or as a result of the termination of any Plan. No Material claim (other than routine claims for benefits) has been asserted against any Plan or against any Loan Party or an ERISA Affiliate in connection with any Plan and there is no outstanding material liability attributable to any U.S. Pension Plan or any Multiemployer Plan which was previously maintained by or to which contributions were made or required to be made by any Loan Party, any ERISA Affiliate, or any entity that heretofore was an ERISA Affiliate.

5.19.6 Foreign Plans. Each Foreign Plan has been administered in accordance with its terms and is in compliance in all material respects with applicable Law; all contributions have been timely made or accrued on the financial statements of the applicable Loan Party and all contributions required under the terms of each Foreign Plan or under applicable Law have been timely made; there are no legal proceedings, audits, claims or suits pending against any Loan Party or, to the Knowledge of any Loan Party, threatened against any Loan Party with respect to such Foreign Plan, the assets of such Foreign Plan, or the fiduciary of such Foreign Plan; any Foreign Plan which would be considered an “employee pension benefit plan” if such plan were maintained in the United States has been maintained in good standing with the applicable regulatory authorities, and if such plan is required or intended to be funded and/or book reserved it has been so funded and/or book reserved, as appropriate based on reasonable actuarial assumptions.

5.20 ACCURACY AND COMPLETENESS OF DISCLOSURE.

Neither this Agreement nor any other document, certificate or instrument delivered to the Administrative Agent or the Lenders by or on behalf of the Borrower or any other Loan Party in connection with this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in this Agreement and in such other documents, certificates or instruments not misleading in light of the circumstances under which such statements were made.

5.21 ADEQUACY OF CAPITAL; SOLVENCY.

The proceeds of the Loans, together with the proceeds of Indebtedness permitted under Section 8.1 (Indebtedness) and the cash flow from the operations of the Borrower and its Subsidiaries, will be sufficient to enable the Borrower and its Subsidiaries to operate their respective businesses as presently conducted or as presently proposed to be conducted. Parent has no assets or liabilities other than 100% of the outstanding Capital Stock of the Borrower, 1.0% of the outstanding Capital Stock of Greatbatch Mexico and 100% of the outstanding Capital Stock of GB Ventures, and assets and liabilities directly related thereto. Parent has no liabilities except for (a) usual and customary obligations related to its existence and (b) usual and customary obligations related to compliance with requirements for public companies and the ownership of the Capital Stock of the Borrower, Greatbatch Mexico and GB Ventures. The Borrower, and after giving effect to any savings clauses in the Suretyship Agreements, each of the other Loan Parties, is Solvent and will be Solvent after giving effect to the transactions contemplated by this Agreement.

5.22 ABSENCE OF RESTRICTIVE PROVISIONS.

Other than the restrictions contained in this Agreement, neither Parent, the Borrower nor any of its Subsidiaries is subject or party to any agreement, lien or encumbrance, Organizational Document, regulatory or other provision (except for applicable statutory corporate Law) restricting, directly or indirectly,

(a) the payment of dividends or distributions by a Subsidiary of the Borrower or the making of advances or other cash payments by any Subsidiary of the Borrower, in each case to the Borrower or any of its Subsidiaries; or

(b) the ability of Parent, the Borrower or any of its Subsidiaries to create, incur, assume or permit to exist any Lien on or with respect to any property or asset of Parent, the Borrower or any of its Subsidiaries.

5.23 ENVIRONMENTAL COMPLIANCE.

(a) None of the real property currently or previously owned or occupied by Parent, the Borrower or any of its Subsidiaries or their assets has ever been used by previous owners or operators, or has ever been used by Parent, the Borrower or any of its Subsidiaries, to treat, produce, store, handle, transfer, process, transport, dispose or otherwise Release any Hazardous Substances in violation of any Environmental Law except, in the case of previous owners or operators, where such violation could not reasonably be expected to result in any liability to Parent, the Borrower or its Subsidiaries, individually or in the aggregate, in excess of an aggregate of Ten Million Dollars ($10,000,000) over the term of this Agreement.

(b) There is no condition that exists on the real property owned or occupied by Parent, the Borrower or any of its Subsidiaries that requires Remedial Action except where such Remedial Action could not reasonably be expected to result in any cost or liability to Parent, the Borrower or its Subsidiaries, individually or in the aggregate, in excess of an aggregate of Ten Million Dollars ($10,000,000) over the term of this Agreement.

(c) Neither Parent, the Borrower nor any of its Subsidiaries has been notified of, or has actual knowledge of any notification having been filed with regard to, a Release on or about or into any real property now or previously owned or occupied by Parent, the Borrower or any of its Subsidiaries or their assets.

(d) Neither Parent, the Borrower nor any of its Subsidiaries has received a summons, citation, notice of violation, administrative order, directive, letter or other communication, written or oral, from any Governmental Authority concerning any intentional or unintentional action or omission related to the generation, storage, transportation, handling, transfer, disposal or treatment of Hazardous Substances in violation of any Environmental Law.

(e) There are no “friable” (as that term is defined in regulations under the Federal Clean Air Act) asbestos or asbestos-containing materials which have not been encapsulated in accordance with accepted guidelines promulgated by the United States Environmental Protection Agency existing in any real property owned or occupied by Parent, the Borrower or any of its Subsidiaries.

(f) No equipment containing polychlorinated biphenyls, including electrical transformers, is located on any real property owned or occupied by Parent, the Borrower or any of its Subsidiaries in levels that exceed those permitted by any and all Governmental Authorities with jurisdiction over such premises and which are not properly labeled in accordance with requisite standards.

(g) Each of the tanks (if any) on any real property owned or occupied by Parent, the Borrower or any of its Subsidiaries has been registered and tested to the extent required by, and in accordance with, any applicable Environmental Laws, and there is no evidence of leakage from any such tanks. All tanks that have been removed or abandoned have been closed in accordance with applicable standards under Environmental Laws.

5.24 LABOR MATTERS.

Each of the Borrower and its Subsidiaries has a stable work force in place and is not, as of the Closing Date, party to any collective bargaining agreement nor has any labor union been recognized as the representative of its employees except as set forth on Schedule 5.24. There are no strikes or other labor disputes pending or, to the Borrower’s knowledge, threatened against the Borrower or any of its Subsidiaries. Hours worked and payments made to the employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Law dealing with such matters. The working conditions of employees of the Borrower and its Subsidiaries are in compliance in all material respects with OSHA and any other applicable Law. All payments due from the Borrower and its Subsidiaries, or for which any claim may be made against any of them, on account of wages and employee and retiree health and welfare insurance and other benefits have been paid or accrued as a liability on their books in accordance with GAAP, as the case may be. The consummation of the transactions contemplated by the Loan Documents will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any of its Subsidiaries is a party or by which the Borrower or any of its Subsidiaries is bound.

5.25 BROKERS.

No finder or broker acting on behalf of Parent, the Borrower or any of its Subsidiaries has brought about the obtaining, making or closing of the Loans, and neither Parent, the Borrower nor any of its Subsidiaries has or will have any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

5.26 EXISTING INDEBTEDNESS.

(a) Except as disclosed in Schedule 5.26(a), as of the Closing Date, neither Parent, the Borrower nor any of its Subsidiaries will be in default and no waiver of any such default will be in effect, in the payment of any principal or interest on any Indebtedness and no event or condition will exist as of the Closing Date with respect to any Indebtedness that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its regularly scheduled dates of payment.

(b) As of the Closing Date, the obligations under or arising out of Swap Agreements are as set forth on Schedule 5.26(b).

ARTICLE 6

REPORTING REQUIREMENTS AND NOTICES

The Borrower covenants that from the date of this Agreement, and for so long as any of the Obligations remain unpaid, any Letters of Credit remain outstanding, the Lenders have an unexpired commitment to lend hereunder or the Issuing Bank has an unexpired commitment to issue Letters of Credit hereunder, it shall comply with each of the reporting and notice requirements set forth in this Article 6.

6.1 FINANCIAL DATA AND REPORTING REQUIREMENTS; NOTICE OF CERTAIN EVENTS.

6.1.1 Delivery of Quarterly Financial Statements. As soon as practicable and in any event within forty five (45) days after the close of each of the first three quarters of each fiscal year of the Borrower, the Borrower shall deliver to the Lenders a management-prepared Consolidated balance sheet, statement of income and changes in retained earnings, and statement of cash flows of Parent, the Borrower and its Subsidiaries as at the end of and for (a) the period commencing at the end of the previous fiscal year and ending with the end of such quarter and (b) the period commencing at the end of the previous fiscal quarter and ending with the end of such currently reported quarter, setting forth in comparative form the corresponding figures for the appropriate periods of the preceding fiscal year, each certified by a Financial Officer of the Borrower as (i) having been prepared in accordance with GAAP (with any changes in accounting policies discussed in reasonable detail) and (ii) presenting fairly the financial position and results of operations of Parent, the Borrower and its Subsidiaries as at the date and for the period specified (subject to normal recurring year-end audit adjustments), it being understood that footnotes may be omitted. The Borrower shall also deliver a management-prepared Consolidating balance sheet, statement of income and changes in retained earnings and statement of cash flows, showing separately the results of operations and financial condition of (i) the Domestic Subsidiaries including the Borrower, taken as a separate group (but excluding any Non-Guarantor Ventures), (ii) the Foreign Subsidiaries, taken as a separate group, and (iii) the Non-Guarantor Ventures, if any, taken as a separate group.

6.1.2 Delivery of Annual Financial Statements; Accountants’ Certification. As soon as practicable and in any event within ninety (90) days after the close of each fiscal year of the Borrower, the Borrower shall deliver to the Lenders:

(a) an audited Consolidated balance sheet, statement of income and changes in retained earnings, and statement of cash flows of Parent, the Borrower and each of its Subsidiaries, as at the end of and for the fiscal year just closed in reasonable detail and certified (without any “going concern” or like qualification or exception and without any qualifications or exceptions as to the scope of such audit) by Deloitte & Touche, LLP or another nationally-recognized independent certified public accountants selected by the Borrower and satisfactory to the Administrative Agent;

(b) an attestation report of such independent certified public accountants as to Parent’s internal controls pursuant to Section 404 of Sarbanes-Oxley expressing no concern that would result in such firm’s inability to issue a financial audit opinion without limitation, qualification or modification;

(c) so long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants, the year-end financial statements delivered pursuant to the preceding paragraph (a) shall be accompanied by a written statement of the Borrower’s independent public accountants that in making the examination necessary for certification of such financial statements, nothing has come to their attention that would lead them to believe that the Borrower has violated any provisions of Article 7 (Financial Covenants) or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation;

(d) a management-prepared Consolidating balance sheet, statement of income and changes in retained earnings and statement of cash flows, showing separately the results of operations and financial condition of each Foreign Subsidiary and the results of operations and financial condition of the U.S. Subsidiaries as a separate group, except that (1) the U.S. Subsidiaries shall include the Borrower and (2) the French and Swiss Subsidiaries may be shown as a combined group, as at the end of and for the fiscal year just closed; and

(e) a management-prepared Consolidating balance sheet, statement of income and changes in retained earnings and statement of cash flows, showing separately the results of operations and financial condition of the Non-Guarantor Ventures, if any, as a separate group.

6.1.3 Delivery of Officer’s Compliance Certificates. As soon as practicable after the close of each quarter of each fiscal year of the Borrower and in any event no later than the date on which financial statements are required to be delivered for each such quarter or year, as provided in Subsections 6.1.1 (Delivery of Quarterly Financial Statements) or 6.1.2 (Delivery of Annual Financial Statements; Accountants’ Certification), the Borrower shall deliver to the Lenders an Officer’s Compliance Certificate certified by a Financial Officer of the Borrower (a) demonstrating compliance with the financial covenants set forth in Article 7 (Financial Covenants) and (b) certifying that, as at the date of such certificate, there existed no Event of Default and no Default, or, if any such Event of Default or Default existed, specifying the nature thereof, the period of existence thereof and what action the Borrower proposes to take or has taken with respect thereto.

6.1.4 Auditors’ Reports. Promptly upon receipt, Parent or the Borrower shall deliver to the Lenders copies of all management letters, financial reports or written recommendations, if any, submitted to Parent or any of its Subsidiaries by its auditors in connection with each annual or interim audit or examination of its books by such auditors.

6.1.5 SEC Filings, Etc. Promptly upon receipt or transmission thereof by Parent, as applicable, the Borrower shall deliver to the Lenders:

(a) all letters of comment or material correspondence sent to Parent or any of its Subsidiaries by any securities exchange or the Securities and Exchange Commission in relation to the affairs of Parent or any of its Subsidiaries;

(b) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Parent or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental authority succeeding to any of its functions;

(c) all financial statements, reports, notices and proxy statements sent or made available generally by Parent or any of its Subsidiaries to other lenders to such Persons (if any) and their other respective bondholders or security holders (or any trustee or other representative of any of the foregoing) and any non-routine notices or other non-routine correspondence from such lenders, bondholders or security holders (or trustee or other representative of such Persons); and

(d) all press releases and other statements made available by Parent or any of its Subsidiaries to the public concerning material developments in their respective businesses provided, however, that any information or document described in clauses (a) through (d) of this Subsection 6.1.5 that is filed with the SEC via the EDGAR filing system shall be deemed to be delivered to Lenders upon the Lenders’ receipt of notice (including any notice received via e-mail) from the Borrower that such information or document has been filed and is available on EDGAR provided, further, however, that no such notice need be delivered in connection with the regularly filed Annual Reports of Parent on Form 10-K or Quarterly Reports of Parent on Form 10-Q.

6.1.6 Annual Budget. As soon as available, and in any event within ninety (90) days of the commencement of each fiscal year, the Borrower shall deliver to the Lenders management-prepared operating projections and budgets for Parent, the Borrower and its Subsidiaries for such fiscal year, which shall include a balance sheet, income statement and statement of cash flows, together with a statement presenting the assumptions made in preparing such projections and budgets and, as soon as available, significant revisions, if any, of such projections and budgets, in each case (a) in reasonable detail and otherwise in form and substance satisfactory to the Lenders and (b) accompanied by a certificate of the Borrower, executed on its behalf by a Financial Officer, stating that (i) such projections and budgets (x) have been prepared on the basis of the assumptions stated therein and (y) represent the Borrower’s best and most recent estimate of the future financial performance of Parent, the Borrower and its Subsidiaries and (ii) such assumptions are believed by the Borrower to be reasonable and fair in light of current business conditions and current facts known to the Borrower.

6.2 NOTICE OF DEFAULTS.

The Borrower shall promptly give written notice to the Lenders (a) of any Default or Event of Default, (b) if any Lender has given notice to the Borrower or taken any other action with respect to a claimed Default or Event of Default, or (c) if any Person has given any notice of or taken any other action with respect to a claimed default or event or condition of the type referred to in Subsection 9.1.3 (Cross Default to Indebtedness), specifying the nature and period of existence of any such Default or Event of Default, or specifying the notice given or action taken by such Lender or Person and the nature of such claimed Default, Event of Default, event or condition, and what action the Borrower has taken, is taking or proposes to take with respect thereto.

6.3 NOTICE OF DISPUTES AND OTHER MATTERS.

The Borrower shall promptly give written notice to the Administrative Agent of the following matters:

6.3.1 Certain Litigation. Any actions, investigations, disputes, proceedings or claims commenced or asserted against Parent, the Borrower or any of its Subsidiaries in which the amount involved is $2,500,000 or more and that is not fully covered by insurance (subject to usual and customary deductibles), or which, if not solely a claim for monetary damages, could reasonably be expected to, if adversely determined, result in a Material Adverse Change;

6.3.2 Conditions Affecting Collateral. Any of the following conditions: (a) movement of any material amount of Collateral to a location not identified in the Security Agreement; (b) acquisition of property by the Borrower or any Guarantor not subject to a valid and perfected first priority Lien pursuant to the Loan Documents (subject to Permitted Liens and Permitted Perfection Limitations) other than Excluded Assets (subject to the limitations set forth in the last sentence of Section 2 of the Security Agreement); (c) any change of name, type of business entity or jurisdiction of registration or any change of address of the chief executive office of the Borrower or any Guarantor or (d) any other circumstance that could reasonably be expected to adversely affect the attachment, perfection or enforcement of the Administrative Agent’s security interest in the Collateral;

6.3.3 Material Adverse Change. Any Material Adverse Change or the existence of any facts or circumstances or the occurrence or failure to occur of any event which could reasonably be expected to result in a Material Adverse Change; and

6.3.4 Representations and Warranties. Any changes in facts or circumstances on which the representations and warranties set forth in this Agreement are made that makes such representations and warranties false or misleading in any material respect.

6.4 ERISA NOTICES AND FOREIGN PLAN NOTICES.

The Borrower shall deliver to the Administrative Agent:

(a) promptly, and in any event within ten (10) Business Days, after the receipt thereof, copies of all reports and notices which any Loan Party or any ERISA Affiliate receives from PBGC, IRS or the DOL, and at the request of Lender, copies of all annual reports for U.S. Pension Plans filed with the DOL or IRS.

(b) as soon as possible and in any event within ten (10) Business Days after any Loan Party or any ERISA Affiliate knows or has reason to know that (i) any Reportable Event has occurred or is reasonably expected to occur with respect to any U.S. Pension Plan, (ii) there has been an unpaid “minimum required contribution” as defined in Section 430 of the Code and Section 303 of ERISA or an application has been made to the Secretary of the Treasury for a waiver or modification of the Minimum Funding Standard or an extension of any amortization period under Section 412 of the Code with respect to an U.S. Pension Plan, (iii) proceedings have been instituted or are reasonably expected to be instituted under Title IV of ERISA to terminate any U.S. Pension Plan, (iv) any U.S. Pension Plan is or is reasonable expected to be in at-risk status under Section 430 of the Code (v) any Withdrawal Liability from a Multiemployer Plan has been or will be incurred by any Loan Party or any ERISA Affiliate, (vi) any Multiemployer Plan is or is reasonably expected to be in Reorganization, in endangered or critical status as defined in Section 432 of the Code and Section 305 of ERISA, terminated, partitioned or declared insolvent, (vii) an action has been instituted pursuant to Section 515 of ERISA, or can reasonably be expected to be instituted, to collect a delinquent contribution to a Multiemployer Plan, (viii) any event, transaction or condition has occurred or will occur that could reasonably be expected to result in the imposition of a lien under Part 3 of Subtitle B of Title I of ERISA or Title IV of ERISA, (ix) any Prohibited Transaction or other transaction, event or condition has occurred or will occur with respect to a Plan that could reasonably be expected to result in a Loan Party or any ERISA Affiliate incurring a material liability or becoming subject to a material penalty or excise tax, or (x) the PBGC has contacted a Loan Party or any ERISA Affiliate with respect to the PBGC’s Early Warning Program, a certificate of the Chief Executive Officer or Chief Financial Officer of the Borrower setting forth the details as to such event, transaction or condition and the action the Borrower (or any Loan Party or any ERISA Affiliate) has taken, is taking or proposes to take with respect thereto and with respect to (i), (ii) and (iii) above, with copies of any notices and applications.

(c) as soon as possible and in any event within ten (10) Business Days after any Loan Party knows or has reason to know that an event or condition has occurred with respect to a Foreign Plan that could reasonably be expected to result in a Loan Party incurring a material liability or becoming subject to a material penalty.

6.5 INTELLECTUAL PROPERTY.

The Borrower shall notify the Administrative Agent of any of the following conditions no later than the date that the delivery of the Officer’s Compliance Certificate is required, pursuant to Subsection 6.1.3 (Delivery of Officer’s Compliance Certificates) immediately following the occurrence of such event or condition: (a) any changes in and to the ownership of, or rights to use, any material Intellectual Property owned or licensed by the Borrower or any of its Subsidiaries; (b) the registration of any copyrights at the United States Copyright Office; (c) any material infringement or misappropriation of any material Intellectual Property owned or licensed by the Borrower or any of its Subsidiaries by any Person of which the Borrower or any of its Subsidiaries has knowledge; (d) the receipt of any written claim, demand or threat, or the institution of any proceeding, relating to any material Intellectual Property owned or licensed by the Borrower or any of its Subsidiaries or (e) any other material adverse change affecting or relating in any way to any Intellectual Property owned or licensed by the Borrower or any of its Subsidiaries.

6.6 MISCELLANEOUS.

With reasonable promptness, the Borrower shall deliver such other information respecting the business, operations and financial condition of Parent, itself and its Subsidiaries as the Administrative Agent or any Lender may from time to time reasonably request.

6.7 AUTHORIZATION OF THIRD PARTIES TO DELIVER INFORMATION.

Any opinion, report or other information delivered to the Administrative Agent, the Issuing Bank or any Lender pursuant to the Loan Documents is hereby deemed to have been authorized and directed by the Borrower to be delivered for the benefit, and reliance thereupon, of such recipient.

ARTICLE 7

FINANCIAL COVENANTS

The Borrower covenants that from the date of this Agreement and for so long as any of the Obligations remain unpaid (other than contingent indemnification obligations), any Letters of Credit remain outstanding, the Lenders have an unexpired commitment to lend hereunder or the Issuing Bank has an unexpired commitment to issue Letters of Credit hereunder, it shall comply with each of the financial covenants set forth in this Article 7.

7.1 INTEREST COVERAGE RATIO.

Parent, the Borrower and its Subsidiaries, on a Consolidated basis, shall maintain a ratio of Adjusted EBITDA to Interest Expense (each for the four preceding fiscal quarters) calculated as of the last day of any fiscal quarter, of at least 3.00 to 1.00.

7.2 TOTAL LEVERAGE RATIO.

Parent, the Borrower and its Subsidiaries, on a Consolidated basis, shall maintain a Total Leverage Ratio of no more than the ratios specified below:

Ratio	Period
4.50 to 1.00	Closing Date through January 1, 2016.
4.25 to 1.00	January 2, 2016 and thereafter.

This covenant shall be tested quarterly and at any time the Borrower or any of its Subsidiaries incurs Indebtedness; provided, however, subject to any other requirements in this Agreement, Borrower shall not be required to deliver evidence of compliance at the time of the incurrence of Indebtedness.

7.3 ADDITIONAL PROVISIONS RESPECTING CALCULATION OF FINANCIAL COVENANTS.

Except as otherwise provided in this Agreement, the following provisions shall apply.

7.3.1 All the calculations of financial covenants shall be based upon the figures set forth in the Consolidated financial statements of Parent, the Borrower and its Subsidiaries most recently delivered pursuant to this Agreement even where this Agreement may refer to a period ended on, or most recently prior to, a specified date of determination.

7.3.2 Calculations made pursuant to this Article 7 shall give effect, on a pro forma basis, to all Acquisitions and dispositions made during the quarter or year to which the required compliance relates, as if such Acquisition or disposition had been consummated on the first day of the applicable period, provided, that items of revenue and expense shall be based on actual amounts and not adjusted to give effect to potential savings and similar adjustments. Calculation of financial covenants in connection with Acquisitions and dispositions shall be based on the results of operations and financial position of Parent, the Borrower and its Subsidiaries set forth on the most recently delivered financial statements, adjusted, in the case of an Acquisition, to give effect to any additional Indebtedness incurred in connection therewith and to include the results of operations and financial position of the target during the applicable period, and in the case of a disposition, to give effect to any repayment of Indebtedness in connection therewith and to exclude the results of operations and financial position for the applicable period of the assets so disposed of.

7.3.3 (a) Notwithstanding the definition of “GAAP” in Section 1.1 (Defined Terms), or any provision to the contrary in this Agreement, the financial covenants set forth in this Article 7 shall be calculated for all purposes in accordance with generally accepted accounting principles as in effect on the date of the delivery of the financial statements referred to in Subsection 4.1.12 (Financial Statements; Projections) (“Closing Date GAAP”) subject to the following provisions of this Subsection 7.3.3.

(b) If, after the date of this Agreement, there are any changes to GAAP that would affect the calculation of the financial covenants, and if the Borrower so requests, the Majority Lenders may:

(i) approve the request of the Borrower to change the basis for calculating the financial covenants from Closing Date GAAP to Closing Date GAAP as modified to incorporate the change or changes in GAAP requested by the Borrower, after which time, Closing Date GAAP shall be deemed to be Closing Date GAAP as so adjusted (“Adjusted GAAP”); and

(ii) in connection with any such change to Adjusted GAAP, if the Majority Lenders deem it to be appropriate, may adjust one or more of the financial covenants set forth in this Article 7 (and, without limiting the generality of the foregoing, the set points for determining Applicable Margin, Commitment Fee or any other amount derived from the ratios referred to in the financial covenants) or the method of calculating such financial covenants for all purposes (including, without limitation, for purposes of determining Applicable Margin) in such manner as is necessary or desirable to carry out the initial intent of the parties with respect to such covenants (and pricing, as applicable) as originally drafted.

(c) At any time that GAAP changes, the Borrower may initiate a request pursuant to the preceding paragraph (b), it being understood that the right to make such a request is not a one-time right. If Closing Date GAAP has already been adjusted to be Adjusted GAAP at the time of any such request and if the Majority Lenders agree to such further adjustments, then Adjusted GAAP shall thereafter be deemed to incorporate such further adjustments.

7.3.4 At any time that Closing Date GAAP (or Adjusted GAAP, as applicable) is not the same as GAAP, the Borrower shall deliver, together with the Officer’s Compliance Certificate pursuant to Subsection 6.1.3 (Delivery of Officer’s Compliance Certificates), a reconciliation of each of the component figures used in determining compliance with the financial covenants (based on Closing Date GAAP or Adjusted GAAP, as applicable) and the corresponding amounts shown on the financial statements delivered pursuant to Section 6.1 (Financial Data and Reporting Requirements; Notice of Certain Events) (based on GAAP). If so requested by the Majority Lenders, the Borrower shall also provide a confirmation of such reconciliation by the Borrower’s independent certified public accountants.

ARTICLE 8

BUSINESS COVENANTS

The Borrower covenants that from the date of this Agreement, and for so long as any of the Obligations (other than contingent indemnification obligations) remain unpaid, any Letters of Credit remain outstanding, the Lenders have an unexpired Commitment to lend hereunder or the Issuing Bank has an unexpired commitment to issue Letters of Credit hereunder, it shall comply with each of the covenants set forth in this Article 8.

8.1 INDEBTEDNESS.

8.1.1 In General. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, permit to exist or otherwise become or remain directly or indirectly liable with respect to any Indebtedness other than each of the following:

(a) obligations under Swap Agreements consistent with the terms of this Agreement;

(b) obligations under the Loan Documents and in respect of Letters of Credit and Banking Services Obligations;

(c) obligations in an aggregate principal amount not to exceed Seven Million Dollars ($7,000,000) at any time outstanding in respect of Capital Lease Obligations and purchase money security interests;

(d) obligations owing to the Borrower or to any Subsidiary Guarantor by the Borrower or any Subsidiary Guarantor;

(e) other Indebtedness (not otherwise provided for in this Subsection 8.1.1) existing on the Closing Date and listed on Schedule 8.1 hereto, and any amendments or refinancings thereof so long as such amendments and refinancings do not increase the principal amount thereof, shorten the maturity or weighted amortization or substantially increase the obligations of the obligors;

(f) unsecured Indebtedness of the Borrower or any Subsidiary Guarantor in an aggregate amount not to exceed Ten Million Dollars ($10,000,000) at any one time outstanding; provided that before and after the incurrence of any such Indebtedness, the Borrower shall be in compliance with the financial covenants set forth in Article 7 (Financial Covenants);

(g) Indebtedness in an aggregate amount outstanding any at any time not to exceed Fifteen Million Dollars ($15,000,000) that is secured by any asset acquired by Borrower or any Subsidiary at the time of any such acquisition provided that such Indebtedness (i) existed at the time of the acquisition of such asset by Borrower or any Subsidiary and (ii) is not incurred in contemplation of such acquisition;

(h) Indebtedness permitted under clause (b) of Section 8.3 (Investments, Loans, Acquisitions, Etc.);

(i) Indebtedness permitted by clause (d) of Section 8.3 (Investments, Loans, Acquisition, Etc.);

(j) [Reserved];

(k) Indebtedness permitted by clause (e) of Section 8.3 (Investments, Loans, Acquisition, Etc.);

(l) unsecured Indebtedness of one or more Foreign Subsidiaries, the aggregate outstanding principal amount of which Indebtedness is not at any time in excess of Ten Million Dollars ($10,000,000);

(m) Indebtedness arising from the deferral of payment of a Restricted Payment allowed under Subsection 8.4.2 (Restricted Payments; Ventures) (whether or not such Indebtedness is subordinated);

(n) Indebtedness permitted by clause (k) of Section 8.3 (Investments, Loans, Acquisitions, Etc.); and

(o) Guaranties by the Parent, a Borrower or Subsidiaries of the Borrower of Indebtedness permitted by clause (l) above.

8.1.2 Limitation on Incurrence. In addition to the limitations on the incurrence or existence of Indebtedness referred to above, no additional Indebtedness under clause (c), (f), (g), (h) or (k) of Subsection 8.1.1 (In General) may be incurred by the Borrower or any of its Subsidiaries unless immediately before and after giving effect to the incurrence of such Indebtedness, no Default or Event of Default shall have occurred and be continuing.

8.2 LIENS; AND LICENSES.

8.2.1 In General. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or assets of the Borrower or any Subsidiary of the Borrower, except each of the following (the items referred to in clauses (a) through (g) are, collectively, the “Permitted Liens”):

(a) Liens created in favor of the Administrative Agent for the benefit of the Secured Parties pursuant to the Loan Documents and Liens, if any, in favor of the Issuing Bank to Cash Collateralize or otherwise secure obligations of a Defaulting Lender to fund risk participations under this Agreement;

(b) Liens for taxes, assessments or other governmental charges the payment of which is not yet due or the payment of which is not at the time required by Section 8.11 (Payment of Taxes and Claims);

(c) statutory Liens of landlords and statutory Liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due or the payment of which is not at the time required by Section 8.11 (Payment of Taxes and Claims);

(d) leases or subleases granted to others, easements, rights-of-way, restrictions and other similar charges or encumbrances on real property, in each case incidental to, and not interfering with, the ordinary conduct of the business of the Borrower or any of its Subsidiaries provided, that the Borrower shall notify the Administrative Agent of any such lease or subleases and Administrative Agent may in the case of real property leases or subleases, in its discretion, require assignments of the rents thereunder;

(e) Capital Leases and purchase money Liens incurred in compliance with clause (c) of Subsection 8.1.1 (In General); provided, that no such security interest shall extend to or cover any property other than the leased property or property acquired with such purchase money Indebtedness;

(f) Liens on assets at the time of acquisition of such asset by Borrower or any Subsidiary; provided that (i) such Liens exist at the time of such acquisition and are not created in anticipation of the acquisition of such asset, (ii) any such Lien does not by its terms cover any asset other the asset acquired and (iii) any such Lien does not by its terms secure any Indebtedness other than Indebtedness permitted under Section 8.1 (Indebtedness) of this Agreement; and

(g) other Liens existing on the Closing Date and listed on Schedule 8.2 hereto, relating to Indebtedness listed on Schedule 8.1 hereto and any amendments or refinancing permitted by Subsection 8.1.1(e) (In General), so long as the Liens do not encumber any property not encumbered by the Liens listed on Schedule 8.2 hereto.

8.2.2 Negative Pledge. Except pursuant to the Loan Documents the Borrower shall not, and shall not permit any of its Subsidiaries to, agree with any Person to restrict or place limitations on the right of the Borrower or any of its Subsidiaries to create, incur, assume or permit to exist any Lien on or with respect to any property, including real property, or asset of the Borrower or any of its Subsidiaries.

8.2.3 Licenses. The Borrower shall not, and shall not permit any of its Subsidiaries to, license or sublicense any of its Intellectual Property or general intangibles if the effect of such license or sublicense is to transfer all or substantially all of the licensor’s or sublicensor’s economic value in the Intellectual Property or general intangible to the licensee or sublicensee except pursuant to a disposition permitted by Subsection 8.7.2 (Sales and Other Dispositions).

8.3 INVESTMENTS, LOANS, ACQUISITIONS, ETC.

The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make or permit to exist any Investment or make any Acquisition, except that the Borrower and its Subsidiaries may permit to exist and, so long as no Default or Event of Default then exists or would be caused thereby, the Borrower and its Subsidiaries may make, any of the following:

(a) Permitted Acquisitions;

(b) Subject to Section 8.29 (Reset Provision), Investments by the Borrower or any Subsidiary Guarantors in Foreign Subsidiaries in an aggregate amount at any time outstanding not to exceed Twenty Million Dollars ($20,000,000) for capital expansion or working capital purposes; provided, that, to the extent that Borrower or any Subsidiary provides a Guarantee pursuant to clause (o) of Section 8.1.1 (Indebtedness; General) of Foreign Subsidiary Indebtedness incurred pursuant to Subsection 8.1.1(l) (Indebtedness; General), the above dollar amount provided for in this clause (b) shall be reduced dollar-for-dollar by an amount equal to such Guaranteed Indebtedness and provided further that after giving pro forma effect to the proposed Investment, the Specified Restricted Use Conditions are satisfied.

(c) Investments by the Borrower or any Subsidiary Guarantors in Subsidiary Guarantors, the creation by the Borrower or any Subsidiary Guarantor of new direct or indirect wholly-owned Subsidiaries that become Subsidiary Guarantors, and loans or advances from any Subsidiary Guarantor to the Borrower;

(d) Investments by Foreign Subsidiaries in other Foreign Subsidiaries or the creation by a Foreign Subsidiary of additional Foreign Subsidiaries;

(e) Subject to Section 8.29 (Reset Provision), Investments in an aggregate amount at any time outstanding not to exceed One Hundred Million Dollars ($100,000,000), (excluding operating expenses that are written off in the ordinary course of business) so long as after giving pro forma effect to the proposed Investment the Specified Restricted Use Conditions are satisfied;

(f) Investments in Interest Rate Protection Agreements consistent with the terms of this Agreement or other Swap Agreements entered into in the ordinary course of business for the purpose of minimizing risk and not for speculative purposes;

(g) Investments in Cash Equivalents;

(h) Investments in connection with a Permitted Stock Repurchase under Subsection 8.4.3 (Permitted Stock Repurchases);

(i) Investments in Ventures that are contributed to or rolled over into new or additional joint ventures entered into with third parties (which become Ventures), provided that any additional cash or other contributions by a Loan Party in or to such new or additional joint venture shall be permitted only to the extent otherwise permitted by other applicable clauses of this Section 8.3;

(j) Investments contemplated by clauses (g) and (h) of Subsection 8.7.2 (Sales and Other Dispositions), subject to the requirements specified therein; and

(k) other Investments existing on the Closing Date and listed on Schedule 8.3 hereto.

For the purposes of this Section 8.3 (Investments, Loans, Acquisitions, Etc.), the “amount” of any loan, advance, extension of credit or investment made by any Person or Persons (collectively, the “Investor”) in any other Person or Persons (collectively, the “Recipient”) shall be:

(1) with respect to any loans, advances or extensions of credit made by any Investor to or in any Recipient, an amount equal to the principal amount of loans, advances and extensions of credit made to the Recipient, directly or indirectly, by the Investor; and

(2) with respect to any equity investment made by any Investor in any Recipient, the amount of capital contributions made in the Recipient, directly or indirectly, by the Investor or the purchase price paid to the Recipient by any Investor in respect of any Capital Stock of the Recipient issued by the Recipient to the Investor.

Notwithstanding the foregoing, for purposes of clause (e) only, the “amount” of any loan, advance, extension of credit or investment made by any Person or Persons (collectively, the “Investor”) in any other Person or Persons (collectively, the “Recipient”) shall be:

(1) with respect to any loan, advance or extension of credit made by any Investor to or in any Recipient, an amount equal to the principal amount of such loan, advance or extensions of credit made to the Recipient, directly or indirectly, by the Investor less the amount of any repayment or prepayment of such principal amount; and

(2) with respect to any equity investment made by any Investor in any Recipient, the amount of any capital contribution made in the Recipient, directly or indirectly, by the Investor or the purchase price paid to the Recipient by any Investor in respect of any Capital Stock of the Recipient issued by the Recipient to the Investor less the amount of any dividend or stock repurchase received on account of any such equity investment.

8.4 RESTRICTED PAYMENTS.

The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum or property for any Restricted Payment, except that:

8.4.1 Intercompany. Restricted Payments may be declared and paid by direct or indirect Subsidiaries of the Borrower to the Borrower and other direct or indirect Subsidiaries of the Borrower.

8.4.2 Ventures. Restricted Payments for tax distributions and for the redemption of Capital Stock in a Venture (including subsequent payments on Indebtedness arising from the deferral of a payment created in connection with the redemption of Capital Stock in a Venture so long as the deferred payment is not guaranteed by a Loan Party) may be made by the Borrower to a Venture to be distributed to any Person holding a minority interest in the Capital Stock of such Venture so long as no Default or Event of Default exists at the time of the Restricted Payment or would exist immediately after giving effect thereto.

8.4.3 Permitted Stock Repurchases and Dividends. Subject to Section 8.29 (Reset Provision), the Borrower may make one or more Restricted Payments to be distributed to Parent in an aggregate amount for all such Restricted Payments not to exceed, at any date of determination, $150,000,000, the proceeds of which may be used by Parent to repurchase outstanding Capital Stock of Parent or paying dividends so long as (i) the Specified Restricted Use Conditions are satisfied, (ii) the Borrower provides notice to the Administrative Agent that the Restricted Payment is being made, and (iii) the proceeds of the Restricted Payment are promptly used by Parent to make such stock repurchases or dividends.

8.5 SALE-LEASEBACKS.

The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, sell or otherwise transfer, in one or more related transactions, any property (whether real, personal or mixed) and thereafter rent or lease such transferred property or substantially identical property.

8.6 TRANSACTIONS WITH AFFILIATES.

The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, engage in any transaction with any Affiliate on terms that are less favorable to the Borrower or such Subsidiary than those that might be obtained at the time from unaffiliated third parties, provided that the foregoing restrictions shall not apply to (a) transactions exclusively among the Borrower and the Subsidiary Guarantors not prohibited by this Agreement, (b) Restricted Payments, to the extent permitted under Section 8.4 (Restricted Payments), (c) usual and customary indemnification obligations in the Organizational Documents of the Borrower and its Subsidiaries for acts and omissions of their officers and directors, (d) Investments permitted by Section 8.3 (Investments, Loans, Acquisitions, Etc.), (e) transactions exclusively among the Foreign Subsidiaries, and (f) transactions permitted under clauses (g) and (h) of Subsection 8.7.2 (Sales and Other Dispositions), subject to the requirements specified therein. If any Affiliate transaction (other than as set forth in the preceding proviso) involves an amount in excess of Ten Million Dollars ($10,000,000), it shall be approved by a majority of the disinterested members (if any) of the Board of Directors of the Borrower. If any such Affiliate transaction involves an amount in excess of Twenty Million Dollars ($20,000,000), it shall be determined by a nationally recognized investment banking or accounting firm to be fair to the Borrower and its Subsidiaries.

8.7 MERGERS AND DISPOSITIONS.

8.7.1 Consolidations and Mergers. The Borrower shall not, and shall not permit any of its Subsidiaries to:

(a) directly or indirectly, consolidate with or merge into any Person, except:

(i) a Subsidiary of the Borrower may consolidate with or merge into the Borrower so long as the Borrower is the survivor;

(ii) a Subsidiary of the Borrower may consolidate with or merge into a Subsidiary Guarantor so long as the Subsidiary Guarantor is the survivor;

(iii) a Foreign Subsidiary may consolidate with or merge into another Foreign Subsidiary; and

(iv) so long as no Default or Event of Default then exists or would be created thereby, a Subsidiary of the Borrower may consolidate with or merge with another Person to effect a Permitted Acquisition or a disposition permitted by Subsections 8.7.2 (Sales and Other Dispositions), in each case subject to Section 8.28 (Further Assurances); or

(b) enter into any winding-up, liquidation, dissolution, division or similar transaction except:

(i) a Subsidiary of the Borrower may be dissolved following the transfer of all of its assets to the Borrower or one or more Subsidiary Guarantors; and

(ii) a Foreign Subsidiary may be dissolved following the transfer of all of its assets to the Borrower, one or more Subsidiary Guarantors and/or one or more Foreign Subsidiaries.

8.7.2 Sales and Other Dispositions. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, sell, lease, license, abandon or otherwise transfer or dispose of any of its assets or property of any nature except:

(a) sales of inventory in the ordinary course of its business;

(b) licensing or sublicensing of Intellectual Property of Borrower or any of its Subsidiaries in the ordinary course of business consistent with past practice so long as the effect of such license or sublicense shall not transfer all or substantially all of the licensor’s or sublicensor’s economic value in the Intellectual Property to the licensee or sublicensee;

(c) transfers of assets or property to the Borrower or a Subsidiary Guarantor;

(d) transfers of assets or property from a Foreign Subsidiary to another Foreign Subsidiary;

(e) transfers of assets in an amount not to exceed Twenty-Five Million Dollars ($25,000,000) in any fiscal year, so long as at the time of such disposition no Default or Event of Default exists or would be created thereby;

(f) sales of any assets of, or equity interests in, Non-Guarantor Ventures, including the transactions contemplated by clause (i) of Section 8.3 (Investments, Loans, Acquisitions, Etc.);

(g) transfers of the Capital Stock set forth in, and in conformity with, the definition of Permitted Maquiladora Restructuring; and

(h) transfers by the Borrower or a Subsidiary Guarantor to a Foreign Subsidiary of the Borrower’s or such Subsidiary Guarantor’s maquiladora operations (which are operated in conjunction with Greatbatch Mexico), so long as (i) no Default or Event of Default shall then exist or be caused thereby or by any of the transactions in connection with the maquiladora operations, (ii) none of the assets transferred in connection with such operations shall consist of Intellectual Property (other than non-exclusive licenses of Intellectual Property necessary for such operations), (iii) in connection therewith, the Foreign Subsidiary shall enter into a distributorship agreement with the Borrower or another Loan Party and (iv) no more than $50,000,000 of assets (based on fair market value) are so transferred.

Notwithstanding the foregoing or anything to the contrary contained in this Agreement, neither the Borrower nor any of its Subsidiaries shall sell, transfer or otherwise dispose of any of its respective assets or property in violation of Regulation U of the Board of Governors of the Federal Reserve System.

8.8 MANAGEMENT ARRANGEMENTS.

The Borrower shall not, and shall not permit any of its Subsidiaries to, (a) enter into or remain bound by any management, employment or consulting agreement with any Person that gives such Person the right to manage its business, except for usual and customary employment agreements and consulting agreements consistent with past practice, or (b) directly or indirectly pay or accrue to any Person any sum or property for fees for management or similar services rendered in connection with the operation of a Permitted Business except as set forth above.

8.9 EXISTENCE.

Subject to the provisions of Subsection 8.7.1 (Consolidations and Mergers), the Borrower shall at all times preserve and keep in full force and effect (a) its corporate existence and (b) the corporate, partnership or other existence of each of its Subsidiaries, and the good standing of such Persons in all states or jurisdictions in which they are formed or required to qualify to do business, except, as to qualification only, where the failure to keep in full force and effect any such good standing could not reasonably be expected to result in a Material Adverse Change.

8.10 COMPLIANCE WITH LAW.

The Borrower shall, and shall cause each of its Subsidiaries to, comply with all Laws, and obtain or maintain all material permits, franchises and other governmental authorizations and approvals necessary for the ownership, acquisition and disposition of their respective properties and the conduct of their respective businesses including, all applicable Food and Drug Administration rules and regulations, except for such matters of noncompliance as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change. Without limiting the generality of the foregoing, the Borrower and its Subsidiaries shall be in compliance with all orders, rules, regulations issued by, and recommendations of, the U.S. Department of the Treasury and OFAC pursuant to IEEPA, the PATRIOT Act, other legal requirements relating to money laundering or terrorism and any executive orders related thereto, which at the time apply to them.

8.11 PAYMENT OF TAXES AND CLAIMS.

The Borrower shall, and shall cause each of its Subsidiaries to, pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its franchises, business, income or profits before any penalty or interest accrues thereon, and all claims (including, without limitation, claims for labor, services, materials and supplies) for sums that have become due and payable and that by Law create a Lien upon any of its properties or assets, provided that no such charge or claim need be paid if being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor and, if the filing of a bond or other indemnity is necessary to avoid the creation of a Lien against any of the assets of the Borrower or any of its Subsidiaries, such bond shall have been filed or indemnity provided.

8.12 TAX CONSOLIDATION.

The Borrower will not file or consent to or permit the filing of any consolidated income tax return on behalf of it or any of its Subsidiaries with any Person (other than a consolidated return of Parent, the Borrower and its Subsidiaries). The Borrower will not, and will not permit any of its Subsidiaries to, enter into any agreement with any Person which would cause the Borrower or any of such Subsidiaries to bear more than the amount of taxes to which it would have been subject had it separately filed (or filed as part of a consolidated return among Parent, the Borrower and its Subsidiaries).

8.13 COMPLIANCE WITH ERISA AND APPLICABLE FOREIGN LAW

(a) The Borrower shall not, and shall not permit any other Loan Party or any ERISA Affiliate to, take, or fail to take, any of the following actions or permit any of the following events to occur if such action or event individually or together with all other actions or events would subject Borrower, other Loan Party or any ERISA Affiliate to any material tax, penalty, or other liabilities:

(i) engage in or knowingly consent to any “party in interest” or any “disqualified person,” as such terms are defined in Section 3(14) of ERISA and Section 4975(e)(2) of the Code respectively, engaging in any Prohibited Transaction in connection with which the Borrower, other Loan Party or any ERISA Affiliate could be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code;

withdraw from any Multiemployer Plan, if such withdrawal would result in the imposition of Withdrawal Liability;

(ii) fail to comply in all material respects with the requirements of COBRA regarding continued health coverage, of the Health Insurance Portability and Accountability Act of 1996, and of Section 1862(b) of the Social Security Act, and of the Patient Protection and Affordable Care Act with respect to any Plans subject to the requirements thereof;

(iii) fail to comply in all other material respects with the provisions of ERISA, the Code and applicable Law with respect to any Plan or any Foreign Plan;

(b) The Borrower shall not, and shall not permit any other Loan Party or any ERISA Affiliate to take, or fail to take, any of the following actions or permit any of the following events to occur:

(i) terminate any U.S. Pension Plan in a manner, or take any other action, which could result in any liability of a Loan Party or any ERISA Affiliate to the PBGC;

(ii) fail to make full payment when due of all amounts which, under the provisions of any Plan or any Multiemployer Plan, the Borrower, any other Loan Party or any ERISA Affiliate is required to pay as contributions thereto or cause there to be an unpaid “minimum required contribution” as defined in Section 430 of the Code and Section 303 of ERISA or fail to pay PBGC premiums when due;

(iii) cause or permit an U.S. Pension Plan to be in at-risk status as defined in Section 430(i) of the Code or Section 303 of ERISA, or cause or permit a Foreign Plan to be in noncompliance with its terms or with applicable Law such that the noncompliance could reasonably be expected to result in the Borrower, other Loan Party or an ERISA Affiliate incurring a material liability or becoming subject to a material tax or penalty; or cause or permit to exist any condition or event that could result in imposition of a Lien on any asset of the Borrower, other Loan Party or any ERISA Affiliate with respect to a U.S. Pension Plan, Foreign Plan or Multiemployer Plan.

(c) The Borrower shall comply with the ERISA reporting requirements set forth in Section 6.4 (ERISA Notices).

8.14 INSURANCE.

8.14.1 Liability, Property Damage, Etc. The Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, with financially sound and reputable insurers, insurance against loss or damage and liability of the kinds customarily insured against by Persons of established reputation engaged in the same or similar businesses and similarly situated and in such amounts as are customarily carried under similar circumstances by other such Persons and otherwise as is prudent for Persons engaged in such business. The Borrower’s general liability and property insurance shall name the Administrative Agent as lender loss payee and additional insured and shall provide for at least thirty (30) days advance notice to the Administrative Agent prior to any non-renewal, cancellation, change in risks (in any material respect) or material amendment of any such Insurance, except for such limitations as may be consistent with industry standards unless such limitations are not acceptable to the Administrative Agent, in its sole discretion. In addition, the Borrower shall, and shall cause each of its Subsidiaries to, maintain such other insurance as may be required by the Security Agreements and the other Loan Documents. Annually (and from time to time upon request of the Administrative Agent), the Borrower shall promptly furnish to the Administrative Agent evidence, in form and substance satisfactory to the Administrative Agent, of the maintenance of all insurance, indemnities or bonds required by this Subsection 8.14.1.

8.14.2 PBGC. The Borrower shall maintain or cause to be maintained all insurance available through the PBGC and/or insurers acceptable to the Administrative Agent against its obligations and the obligations of its Subsidiaries to the PBGC.

8.15 MAINTENANCE OF PROPERTIES.

The Borrower shall, and shall cause each of its Subsidiaries to: (a) maintain its properties in good repair, working order and condition, ordinary wear and tear excepted; and (b) make all appropriate and proper repairs, renewals, replacements, additions and improvements thereto, ordinary wear and tear excepted; and (c) keep all systems and equipment that may now or in the future be subject to compliance with any material standards or rules imposed by any Governmental Authority in compliance in all material respects with such standards or rules. The Borrower shall, and shall cause each of its Subsidiaries to, take all steps necessary to prosecute, maintain, preserve, defend and protect, and, when necessary, renew: (i) all franchises, licenses, permits, patent applications, patents, trademarks, service marks, trade dress, domain names, trade names, trade secrets, copyrights and other general intangibles and Intellectual Property owned or licensed by any of them, including but not limited to the payment of all necessary maintenance fees and the filing of all statutory declarations, except where such Person has reasonably determined that it is in its best interest to terminate or abandon any such asset and such termination or abandonment could not reasonably be expected to result in a Material Adverse Change and (ii) all agreements to which any of them are parties that are necessary to conduct the Borrower’s or the applicable Subsidiary’s business.

8.16 MAINTENANCE OF RECORDS; FISCAL YEAR.

The Borrower shall, and shall cause each of its Subsidiaries to, keep at all times books of record and account in which full, true and correct entries shall be made of all dealings or transactions in relation to its business and affairs. The Borrower shall, and shall cause each of its Subsidiaries to, keep its books of account and financial statements in accordance with GAAP and to report on the basis of a fiscal year ending on the Friday closest to December 31.

8.17 INSPECTION.

Upon reasonable notice (and for this purpose no more than two (2) Business Days’ notice shall be required under any circumstances) if no Event of Default or Default shall exist, or at any time with or without notice after the occurrence of an Event of Default or Default, the Borrower shall, and shall cause each of its Subsidiaries to, allow any representative of the Administrative Agent, the Issuing Bank or any Lender to visit and inspect any of the properties of the Borrower and any of its Subsidiaries, to examine the books of account and other records and files of the Borrower and any of its Subsidiaries (including the financial statements (audited and unaudited, to the extent prepared) of each Subsidiary and information with respect to each business operated by the Borrower and any of its Subsidiaries), to make copies thereof and to discuss the affairs, business, finances and accounts of the Borrower and its Subsidiaries with their personnel and accountants.

8.18 EXCHANGE OF NOTES.

Upon receipt of a written notice of loss, theft, destruction or mutilation of any or all of the Notes and of a letter of indemnity from the affected Lender or its successors or assigns, and upon surrendering for cancellation such Notes if mutilated (in which event no indemnity shall be required), the Borrower shall execute and deliver a new Note or Notes of like tenor in lieu of such lost, stolen, destroyed or mutilated Notes, as the case may be.

8.19 TYPE OF BUSINESS; OTHER ACTIVITIES.

The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly enter into any business that is not a Permitted Business.

8.20 ISSUANCE OF EQUITY.

The Borrower shall not, and shall not permit any of its Subsidiaries to, issue, authorize the issuance of, or obligate itself to issue any shares of its Capital Stock or other equity to any Person that (a) would contravene any other provision of this Agreement, including result in a Change of Control, or (b) would result in there being Capital Stock of the Borrower or any of its Subsidiaries (other than thirty-four percent (34%) of the Capital Stock of First-Tier Foreign Subsidiaries and the Capital Stock of other Foreign Subsidiaries and the issuance of the Capital Stock of Greatbatch LLC to Precimed in accordance with a Permitted Maquiladora Restructuring) that is not pledged pursuant to the Pledge Agreement.

8.21 CHANGE IN DOCUMENTS.

The Borrower shall not, and shall not permit any of its Subsidiaries to, amend or otherwise modify the respective Organizational Documents of such Person in any manner inconsistent with this Agreement or in any manner that could reasonably be expected to have an adverse effect on the rights of the Administrative Agent and Lenders.

8.22 PAYMENT OF SUBORDINATED INDEBTEDNESS.

The Borrower will not, and Borrower will not permit any of its Subsidiaries to, make any voluntary payment or prepayment, whether in respect of principal, interest, fees, expenses or otherwise, or any redemption, retirement, purchase or other acquisition, direct or indirect, in respect of any subordinated Indebtedness. So long as no Default or Event of Default has occurred and is continuing, the Borrower and its Subsidiaries may make required payments on subordinated Indebtedness in accordance with its terms when due, but only to the extent in compliance with the subordination provisions applicable thereto.

8.23 COMPLIANCE WITH FEDERAL RESERVE REGULATIONS.

No proceeds of the Loans shall be used, in whole or in part, by the Borrower, any of its Subsidiaries or other Person, directly or indirectly, to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock in violation of applicable Law. Neither the Borrower nor any of its Subsidiaries shall, directly or indirectly, otherwise take or permit to be taken any action which would result in the Loans or the carrying out of any of the other transactions contemplated by this Agreement being violative of Regulation T, U or X of the Board of Governors of the Federal Reserve System or any other regulation of the Board of Governors of the Federal Reserve System.

8.24 LIMITATIONS ON CERTAIN RESTRICTIVE PROVISIONS.

The Borrower shall not, and shall not permit any of its Subsidiaries to, (a) permit or place any restriction, directly or indirectly, on (i) the payment of dividends or distributions by any of such Subsidiaries, or (ii) the transfer by any of such Subsidiaries of any of its properties or assets, in each case, to the Borrower or its Subsidiaries or (b) agree with any Person that the Borrower and/or any of its Subsidiaries shall not allow Liens to be created on its assets or shall not amend the Loan Documents except any such agreement set forth in the Loan Documents.

8.25 ENVIRONMENTAL MATTERS.

The Borrower shall not, and shall not permit any of its Subsidiaries to,

(a) cause a Release of any Hazardous Substance in violation of any Environmental Law or so as to create a risk of harm to public or occupant health or safety or to the environment, or

(b) permit to exist any Release of any Hazardous Substance on any real property owned or occupied by the Borrower or any of its Subsidiaries in violation of any Environmental Law or so as to create a risk of harm to public or occupant health or safety or to the environment, or

(c) take any other action (or fail to take any action) in violation of any Environmental Law or take any action (or fail to take any action) so as to create a risk of harm to public or occupant health or safety or to the environment.

8.26 CORPORATE SEPARATENESS.

(a) The Borrower shall, and shall cause each of its Subsidiaries to, conduct its business and operations separate from that of each Affiliate that is not the Borrower or one of Borrower’s Subsidiaries. Without limiting the generality of the foregoing, the Borrower shall not, and shall not permit any of its Subsidiaries, to commingle funds with any Person that is not the Borrower or a Subsidiary of the Borrower.

(b) The Borrower shall and shall cause each of the Subsidiary Guarantors to, conduct its business and operations separate from that of each Affiliate that is not the Borrower or one of the Subsidiary Guarantors. Without limiting the generality of the foregoing, the Borrower shall not, and shall not permit any of its Subsidiary Guarantors to commingle funds with any Person that is not the Borrower or a Subsidiary Guarantor.

8.27 CERTAIN OBLIGATIONS RESPECTING SUBSIDIARIES.

(a) The Borrower will take such action, and will cause each of its Subsidiaries to take such action, from time to time as shall be necessary to ensure that Parent, and all U. S. Subsidiaries of the Borrower are guarantors of the Secured Obligations and that all of the equity and material assets (other than Excluded Assets) of the Borrower and all Guarantors are subject to a first priority Lien securing the Secured Obligations, subject to no other Lien except Permitted Liens and subject to Permitted Perfection Limitations. Without limiting the generality of the foregoing, in the event that the Borrower or any of its Subsidiaries shall form or acquire any new Subsidiary (which it shall only do in conformity with the provisions of this Agreement), the Borrower, contemporaneously with the formation or acquisition of such new Subsidiary: (i) will execute and deliver, such documents as shall be necessary to cause (without duplication) all of the Capital Stock of any new Venture owned by GB Ventures or QIG, any new U.S. Subsidiary and up to a maximum of sixty-six percent (66%) of the Capital Stock of any new First-Tier Foreign Subsidiary of the Borrower or of a Guarantor to be duly pledged (on a first-priority perfected basis) to secure the Secured Obligations; (ii) will cause each new U.S. Subsidiary to execute and deliver a Subsidiary Suretyship Agreement (or a joinder thereto), joinders to the Security Agreements and Pledge Agreements, UCC-1 financing statements, and such other documents as may be necessary to cause such new U.S. Subsidiary to be a guarantor of the Secured Obligations and its material assets (other than Excluded Assets) to be pledged to secure such guaranty; and (iii) will cause such new U.S. Subsidiary to deliver such proof of corporate action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by the Borrower pursuant to Section 4.1 (Conditions to Initial Funding) upon the Closing Date or as the Administrative Agent shall have requested, and to take such other action as the Administrative Agent shall request to perfect the security interest in the Capital Stock and material assets (other than Excluded Assets) of such new U.S. Subsidiary created pursuant to the Loan Documents.

(b) If at any time

(1) the aggregate amount of the Adjusted EBITDA of the (X) (direct and indirect) Foreign Subsidiaries of the Parent and (Y) the Non-Guarantor Ventures shall collectively exceed fifteen percent (15%) of the Adjusted EBITDA of Parent and its Subsidiaries, on a Consolidated basis (the amount of such excess being the “Excess EBITDA Amount”), or

(2) the aggregate amount of the assets of the (X) (direct and indirect) Foreign Subsidiaries of the Parent and (Y) the Non-Guarantor Ventures shall collectively exceed fifteen percent (15%) of the aggregate amount of the assets of Parent and its Subsidiaries, on a Consolidated basis (the amount of such excess being the “Excess Asset Amount”, then notwithstanding any provision of this Agreement or any Loan Document to the contrary, the Borrower shall either:

(i) cause one or more Foreign Subsidiaries and/or Non-Guarantor Ventures to guaranty the Secured Obligations and pledge their material personal property assets to secure such guaranty and shall pledge (or cause the relevant Subsidiaries to pledge) 100% of the equity of such Foreign Subsidiaries or Non-Guarantor Ventures, as applicable, to the extent necessary to cause (i) the aggregate amount of the Adjusted EBITDA of the Loan Parties to exceed eighty-five percent (85%) of the Adjusted EBITDA of Parent and its Subsidiaries, on a Consolidated basis, and (ii) the aggregate amount of the assets of the Loan Parties to exceed eighty-five percent (85%) of the aggregate amount of the assets of Parent and its Subsidiaries, on a Consolidated basis; or

(ii) exclude the Excess EBITDA Amount and the Excess Asset Amount from the results of operations and financial condition of the Foreign Subsidiaries and Non-Guarantor Ventures from the Financial Covenants in Article 7 (Financial Covenants) and provide separate financial statements pursuant to Subsection 6.1.1 (Delivery of Quarterly Financial Statements ) and Subsection 6.1.2 (Delivery of Annual Financial Statements; Accountants’ Certification) and a reconciliation of the financial statements showing the effects of excluding the Excess EBITDA Amount and the Excess Asset Amount.

Notwithstanding anything to the contrary in this agreement, unless and until such time as Borrower shall cause the Foreign Subsidiaries and/or Ventures to guaranty the Secured Obligations and pledge their material assets in accordance with clause (i) above, (x) the Borrower and the Subsidiary Guarantors shall not transfer, either by way of Investment or otherwise, assets to any Venture or Foreign Subsidiary in excess of the amounts permitted in Subsections 8.3(e), 8.3(j) and 8.3(i) (with respect to Subsection 8.3(i), solely to the extent the Investment relates to a Non-Guarantor Venture that is contributed to, or rolled over into, a new or additional joint venture) (Investments, Loans, Acquisitions, Etc.), and (y) all transactions between the Loan Parties on the one hand, and a Foreign Subsidiary or Venture on the other hand, shall be in the ordinary course of business and, except as provided in Subsections 8.3(e), 8.3(j) and 8.3(i) (with respect to Subsection 8.3(i), solely to the extent the Investment relates to a Non-Guarantor Venture that is contributed to, or rolled over into, a new or additional joint venture) (Investments, Loans, Acquisitions, Etc.), on an arm’s length basis.

8.28 FURTHER ASSURANCES.

At its sole cost and expense, upon the reasonable request of the Administrative Agent or the Majority Lenders, the Borrower shall, and shall cause each of its Subsidiaries to, execute and deliver to the Administrative Agent and the Lenders such further instruments and do or cause to be done such further acts as may be necessary or proper in the reasonable opinion of the Administrative Agent to carry out more effectively the provisions and purpose of this Agreement and the other Loan Documents including (i) such landlord waivers and bailee waivers as the Administrative Agent or the Majority Lenders shall request and (ii) a control agreement for each deposit account and brokerage account included in the Collateral, as the Administrative Agent or the Majority Lenders shall request.

8.29 RESET PROVISION.

At any time, and from time to time, if the Total Leverage Ratio, for the two most recently ended fiscal quarters (as evidenced by financial statements delivered pursuant to Section 6.1.1 (Delivery of Quarterly Financial Statements) or Section 6.1.2 (Delivery of Annual Financial Statements; Accountants’ Certification), as applicable, for such quarters and the delivery of an Officer’s Compliance Certificate pursuant to Subsection 6.1.3 (Delivery of Officer’s Compliance Certificates) is less than 2.75 to 1.00, the Borrower may make an election (the date of any such election being a “Reset Election Date”) by delivering a notice to the Administrative Agent certifying that the conditions to the election have been satisfied and directing the Administrative Agent to reset the amount referenced in clause (c) of the definition of Specified Restricted Use Conditions to be reset at $300,000,000 and the amount permitted for each of the Specified Restricted Uses shall be reset to the amount set forth in this Agreement therefor on the Closing Date. On each Reset Election Date, the amount referenced in clause (c) of the definition of Specified Restricted Use Conditions and in each of the provisions referenced in the definition of Specified Restricted Uses shall be so reset to the full amount available as of the Closing Date, enabling the Borrower to use such provisions after such Reset Election Date as if no Restricted Payments or Investments had been made in reliance on such provisions prior to such Reset Election Date. It is understood and agreed that, as of the Closing Date, none of the $300,000,000 basket amount in the definition of “Specified Restricted Use Conditions” shall be deemed to have been used solely as a result of the implementation of the Reset Provision under the Existing Credit Agreement or as a result of any amount expended on any Specified Restricted Use that was reset pursuant to such implementation.

8.30 CERTAIN LIMITATIONS ON ACTIVITIES OF GREATBATCH, LLC.

(a) Greatbatch, LLC shall not engage in any activities or own assets other than the ownership of 99% of the Capital Stock of Greatbatch Mexico and activities directly related thereto.

(b) Greatbatch LLC may not rely on the exceptions set forth in Section 8.1(d), (f) or (g), 8.3(a) or (c), 8.6(a), 8.7.1(a)(ii) or (b), 8.7.2(c), nor may any Loan Party rely on such exceptions in connection with transactions with Greatbatch LLC. From such time as the equity of Greatbatch LLC is transferred to Precimed in connection with the Permitted Maquiladora Restructuring, Greatbatch LLC shall be treated as a “Foreign Subsidiary” for all purposes of this Agreement, including Section 8.6 (Transactions with Affiliates) and Section 8.27 (Certain Obligations Respecting Subsidiaries).

ARTICLE 9

EVENTS OF DEFAULT

9.1 EVENTS OF DEFAULT.

“Event of Default” wherever used herein means any one of the following events (whatever the reason for such Event of Default, whether it shall be voluntary or involuntary or be effected by operation of Law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental instrumentality):

9.1.1 Failure to Pay Principal or Reimbursement Obligations. If the Borrower shall fail to make any payment of (a) the principal of the Loans on the dates when the same shall become due and payable, whether at stated maturity or at a date fixed for any installment or prepayment thereof or otherwise or (b) reimbursement obligations in respect of Letters of Credit on the dates when the same shall become due and payable; or

9.1.2 Failure to Pay Interest, Fees, Etc. If the Borrower shall fail to make any payment of interest on the Loans, the Commitment Fees, or any other amounts owing hereunder (other than principal of the Loans and reimbursement obligations in respect of Letters of Credit) on the dates when such interest, Commitment Fees or other amounts shall become due and payable, and such failure continues for more than five (5) Business Days; or

9.1.3 Cross Default to Indebtedness. (a) If Parent, the Borrower or any of its Subsidiaries shall default (as payor or guarantor or other surety) in the payment of any Indebtedness (other than obligations which are covered in Subsections 9.1.1 (Failure to Pay Principal or Reimbursement Obligations) and 9.1.2 (Failure to Pay Interest, Fees, Etc.)) and the underlying obligation with respect to which a default has occurred aggregates Seven Million and Five Hundred Thousand Dollars ($7,500,000) or more or could result in a required payment of Seven Million and Five Hundred Thousand Dollars ($7,500,000) or more, or (b) if any event shall occur or condition shall exist in respect of any such Indebtedness which would permit, or shall have caused, the acceleration of the payment, time for payment or maturity of any such Indebtedness; or

9.1.4 Other Cross-Defaults. If Parent, the Borrower or any of its Subsidiaries shall default in the payment when due or in the performance or observance of any obligation (except obligations which are covered in Subsections 9.1.1 (Failure to Pay Principal or Reimbursement Obligations), 9.1.2 (Failure to Pay Interest, Fees, Etc.) and 9.1.3 (Cross Default to Indebtedness)), whether now or hereafter incurred, which default results in or could reasonably be expected to result in a required payment or loss of revenue of Seven Million and Five Hundred Thousand Dollars ($7,500,000) or more or results in or could reasonably be expected to result in a Material Adverse Change; or

9.1.5 Misrepresentations. If any representation or warranty made (a) by any Loan Party in this Agreement or in any other Loan Document or (b) by the Borrower or any other Person (other than the Administrative Agent, the Issuing Bank or a Lender) in any document, certificate or statement furnished pursuant to this Agreement or any other Loan Document, shall be false or misleading in any respect (or in any material respect if such representation or warranty is not by its terms already qualified as to materiality) when made or deemed made; or

9.1.6 Certain Covenant Defaults.

(a) If there shall occur a default in the due performance or observance of any term, covenant or agreement to be performed or observed pursuant to Sections 8.9 (Existence) as it pertains to Subsidiaries of the Borrower, 8.10 (Compliance with Laws), 8.13 (Compliance with ERISA and Applicable Foreign Law), 8.15 (Maintenance of Properties), 8.16 (Maintenance of Records; Fiscal Year), 8.18 (Exchange of Notes), 8.27 (Certain Obligations Respecting Subsidiaries) or 8.29 (Reset Provision), in each case, to the extent such default shall continue unremedied for a period of ten (10) or more Business Days if such default if capable of being cured; or

(b) If there shall occur a default in the due performance or observance of any term, covenant or agreement to be performed or observed pursuant to any of Article 6 (Reporting Requirements and Notices), Article 7 (Financial Covenants), or Article 8 (Business Covenants) other than pursuant to the Sections set forth in Subsection 9.1.6(a) (Certain Covenant Defaults) above.

9.1.7 Other Covenant Defaults. If there shall occur any default in the due performance or observance of any term, covenant or agreement to be performed or observed pursuant to the provisions of this Agreement, other than as provided in Subsections 9.1.1 (Failure to Pay Principal or Reimbursement Obligations), 9.1.2 (Failure to Pay Interest, Fees, Etc.), 9.1.3 (Cross Default to Indebtedness) and 9.1.6 (Certain Covenant Defaults), or any agreement incidental hereto (other than as provided in Subsection 9.1.8 (Other Loan Document Defaults; Security) and, if capable of being remedied, such default shall continue unremedied for thirty (30) days after the commencement of such default; or

9.1.8 Other Loan Document Defaults; Security. If any Loan Party shall fail to perform any of its obligations under any Loan Documents (after taking into account any applicable cure period set forth in such agreements); or if the validity of this Agreement or any of the other Loan Documents shall have been challenged or disaffirmed by or on behalf of any of such parties thereto; or if, other than as a direct result of any action or inaction of the Administrative Agent, the Issuing Bank or the Lenders, the Liens created or intended to be created by any of the Loan Documents on any material amount of collateral shall at any time cease to be valid and perfected first priority Liens in favor of the Administrative Agent (for the benefit of the Secured Parties), subject to no equal or prior Liens except Permitted Liens and subject to Permitted Perfection Limitations; or if any court or other Governmental Authority shall issue a judgment, order, decree or ruling to the effect that any material covenant, agreement or obligation of any Loan Party under any Loan Document is illegal, invalid or unenforceable; or

9.1.9 Custody or Control of Assets. If custody or control of any substantial part of the property of the Borrower or the Guarantors shall be assumed by any Governmental Authority or any court of competent jurisdiction, or any other Person at the insistence of any Governmental Authority or any court of competent jurisdiction; or

9.1.10 Discontinuance of Business. If the Borrower and its Subsidiaries shall suspend for more than ten (10) Business Days or discontinue their business or any Material Line of Business; or

9.1.11 Insolvency. (a) If Parent, the Borrower or any of its Subsidiaries shall (i) make an assignment for the benefit of creditors or a composition with creditors, (ii) generally not be paying its debts as they mature, (iii) admit its inability to pay its debts as they mature, (iv) file a petition in bankruptcy, (v) become insolvent (howsoever such insolvency may be evidenced), (vi) be adjudicated insolvent or bankrupt, (vii) petition or apply to any tribunal for the appointment of any receiver, custodian, liquidator or trustee of or for it or any substantial part of its property or assets, or (viii) commence any proceeding relating to it under any Debtor Relief Law; or (b) if there shall be commenced against Parent, the Borrower or any of its Subsidiaries any such proceeding and the same shall not be dismissed within 30 days or an order, judgment or decree approving the petition in any such proceeding shall be entered against Parent, the Borrower or any of its Subsidiaries; or (c) if Parent, the Borrower or any of its Subsidiaries shall have concealed, removed, or permitted to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors, or any of them, or shall have made or suffered a transfer of any of its property which may be fraudulent under any Debtor Relief Law including any fraudulent transfer or fraudulent conveyance or similar Law; or (d) if Parent, the Borrower or any of its Subsidiaries shall have made any transfer of its property to or for the benefit of a creditor which constitutes a preferential transfer under any bankruptcy or similar Law; or (e) if Parent, the Borrower or any of its Subsidiaries shall have suffered or permitted, while insolvent, any creditor to obtain a lien upon any of its property through legal proceedings or distraint; or

9.1.12 [Reserved].

9.1.13 Change of Control. If there shall occur a Change of Control; or

9.1.14 Subordination. If the obligations purported to be subject any subordination agreement in favor of the Administrative Agent cease to be fully subordinated to all of the obligations under this Agreement; or

9.1.15 Interest Rate Protection Agreements. If the Borrower or any of its Subsidiaries shall default in any payment or performance of any obligations under any Swap Agreement entered into with any Swap Party, regardless of the amount involved in such default; or

9.1.16 Judgments. If any judgment or judgments or assessment or assessments for the payment of money in excess of Seven Million and Five Hundred Thousand Dollars ($7,500,000) in the aggregate (except to the extent covered by insurance) shall be rendered against Parent, the Borrower or any of its Subsidiaries and such judgment remains either unstayed or unsatisfied for a period of thirty (30) days or more; or

9.1.17 Change of Management. If there shall occur any event, transaction or occurrence as a result of which (a) Thomas J. Hook shall cease to serve in a key management position with the Borrower, (b) both of Thomas J. Mazza and Michael Dinkins shall cease to serve in key management positions with the Borrower or (c) one of Thomas J. Mazza and Michael Dinkins shall cease to serve in a key management position with the Borrower, unless in the case of (a) or (b), a replacement (or replacements in the case of clause (b)) of comparable experience in the industry reasonably acceptable to the Majority Lenders is employed in such capacity (or capacities) within ninety (90) days after such event, transaction or occurrence and, in the case of (c) unless a replacement of comparable experience in the industry reasonably acceptable to the Majority Lenders is employed in such capacity within one hundred eighty (180) days after such event, transaction or occurrence.

9.2 ACCELERATION; REMEDIES.

9.2.1 Acceleration upon Insolvency. Upon the occurrence of any event described in Subsection 9.1.11 (Insolvency), the entire unpaid principal balance of the Notes, and interest accrued and premium, if any, thereon, and any unpaid accrued Commitment Fees and all other amounts accrued hereunder or under the other Loan Documents, shall be immediately due and payable by the Borrower and the Commitments shall terminate without presentment, demand, protest, notice of protest or other notice of dishonor of any kind, all of which are hereby expressly waived by the Borrower.

9.2.2 Acceleration upon Other Defaults. Upon the occurrence of any Event of Default other than any event described in Subsection 9.1.11 (Insolvency), or at any time thereafter if any Event of Default shall then be continuing, the Administrative Agent shall, if directed by the Majority Lenders, (a) by written notice to the Borrower, declare the entire unpaid principal balance or any portion of the principal balance of all or any of the Notes, and interest accrued and premium, if any, thereon and any unpaid accrued Commitment Fees and all other amounts accrued hereunder or under the other Loan Documents, to be immediately due and payable by the Borrower, and/or (b) terminate the Commitment.

9.2.3 Remedies in General. In the event of acceleration pursuant to Subsection 9.2.1 (Acceleration upon Insolvency) or Subsection 9.2.2 (Acceleration upon Other Defaults), all principal and interest, premium, fees, and other amounts shall thereupon become and be immediately due and payable, without presentation, demand, protest, notice of protest or other notice of dishonor of any kind, all of which are hereby expressly waived by the Borrower; and the Administrative Agent (acting directly or through appointment of one or more trustees of the Administrative Agent’s choosing) may proceed to protect and enforce its rights and those of the Issuing Bank and the Lenders under the Loan Documents in any manner or order it deems expedient without regard to any equitable principles of marshalling or otherwise. In addition to all other rights hereunder or under Law, the Administrative Agent shall have the right to institute proceedings in equity or other appropriate proceedings for the specific performance of any covenant or agreement made in any of the Loan Documents or for an injunction against the violation of any of the terms of any of the Loan Documents or in aid of the exercise of any power granted in any of the Loan Documents or by Law or otherwise. Further, the Administrative Agent shall be entitled to the appointment of a trustee or receiver for all or any part of the businesses of the Borrower or any of its Subsidiaries, which trustee or receiver shall have such powers as may be conferred by the appointing authority. All rights and remedies given by this Agreement, the Notes and the other Loan Documents are cumulative and not exclusive of any of such rights or remedies or of any other rights or remedies available to the Administrative Agent, the Issuing Bank or any Lender, and no course of dealing between the Borrower or any of its Subsidiaries, on one hand, and the Administrative Agent, the Issuing Bank or any Lender, on the other hand, or any delay or omission in exercising any right or remedy shall operate as a waiver of any right or remedy, and every right and remedy may be exercised from time to time and as often as shall be deemed appropriate by the Administrative Agent.

9.3 PROCEEDS OF COLLATERAL.

Following an Event of Default and acceleration of the Obligations, the Administrative Agent shall apply proceeds of Collateral as follows:

First, to payment of that portion of the Secured Obligations constituting fees, expenses (including expenses relating to attorneys’ fees and other professionals’ fees), indemnities and other amounts due to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Secured Obligations constituting accrued and unpaid interest and accrued and unpaid Commitment Fees or other fees, ratably amongst the Secured Parties in proportion to the respective amounts described in this clause “Second” due to them;

Third, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans, reimbursement obligations under Letters of Credit and obligations arising out of Interest Rate Protection Agreements, ratably amongst the Lenders in proportion to the respective amounts described in this clause “Third” due to them;

Fourth, to payment of all other Secured Obligations, ratably amongst the Secured Parties in proportion to the respective amounts described in this clause “Fourth” due to them; and

Finally, the balance, if any, after all of the Secured Obligations have been satisfied, to the Borrower or its applicable Subsidiary or as otherwise required by Law.

Notwithstanding the foregoing, (a) Cash Collateral provided to specifically secure LC Obligations shall first be applied against any outstanding LC Obligations and (b) proceeds of Guaranties provided by Loan Parties who are not “eligible contract participants” within the meaning of the Commodity Exchange Act and proceeds of Collateral securing those Guaranties shall not be applied to any Swap Obligations.

ARTICLE 10

AGENCY

10.1 APPOINTMENT AND AUTHORITY.

Each of the Lenders and the Issuing Bank hereby irrevocably appoints M&T to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Bank, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Without limiting the generality of the foregoing, the Lenders and the Issuing Bank hereby authorize the Administrative Agent (in its sole discretion):

(a) in connection with the sale or other disposition of any asset included in the Collateral or all of the Capital Stock of any Guarantor, to the extent undertaken in accordance with the terms of this Agreement, to release a Lien granted to it (for the benefit of the Secured Parties) on such asset or Capital Stock and/or to release such Guarantor from its obligations hereunder;

(b) to determine that the cost to the Borrower is disproportionate to the benefit to be realized by the Administrative Agent, the Lenders and the other Secured Parties by perfecting a Lien in a given asset or group of assets included in the Collateral and that the Borrower should not be required to perfect such Lien in favor of the Administrative Agent (for the benefit of the Secured Parties);

(c) to appoint subagents to be the holder of record of a Lien to be granted to the Administrative Agent (for the benefit of the Secured Parties) or to hold on behalf of the Administrative Agent the Collateral or instruments relating thereto;

(d) to enter into and perform its obligations under the other Loan Documents; and

(e) to execute and deliver the agreements contemplated by Section 11.5 (Amendments, Waivers and Consents).

In addition to any other rights and remedies hereunder or under the other Loan Documents or applicable law, upon the occurrence and during the continuance of an Event of Default, each of the Secured Parties hereby authorizes the Administrative Agent to take such actions on behalf of the Secured Parties and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents together with such actions and powers as are reasonably incidental thereto and exercise any other rights and remedies under applicable law, in the name of the Secured Parties or otherwise, including sell, assign, lease, license (on an exclusive or nonexclusive basis) or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Administrative Agent’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Administrative Agent may deem commercially reasonable and to credit bid any or all of the Secured Obligations on behalf of the Secured Parties in connection with any sale or other disposition of any or all assets or equity of any or all Loan Parties.

10.2 RIGHTS AS A LENDER.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.3 EXCULPATORY PROVISIONS.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing,

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law and shall be entitled to confirmation by the Lenders of their indemnification of the Administrative Agent for any such actions;, and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.5 (Amendments, Waivers and Consents) and 9.2 (Acceleration; Remedies) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Event of Default unless and until notice describing such Event of Default is given to the Administrative Agent by the Borrower, a Lender or the Issuing Bank which notice states that it is a “Notice of Default” or a “Notice of an Event of Default.”

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document including any Liens provided for herein or therein, or (v) the satisfaction of any condition set forth in Article 4 (Conditions to Fundings and Issuances of Letters of Credit) or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.4 RELIANCE BY ADMINISTRATIVE AGENT.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.5 DELEGATION OF DUTIES.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

10.6 RESIGNATION OF ADMINISTRATIVE AGENT.

The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and the Borrower. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a Lender, or an Affiliate of a Lender. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Bank under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time as the Majority Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring (or retired) Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article 10 and Section 11.14 (Expenses; Indemnity; Damage Waiver) shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

10.7 NON-RELIANCE ON ADMINISTRATIVE AGENT AND OTHER LENDERS.

Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.8 OTHER AGENTS. NO DOCUMENTATION AGENT OR SYNDICATION AGENT SHALL HAVE ANY DUTIES HEREUNDER. NO DOCUMENTATION AGENT OR SYNDICATION AGENT SHALL BE LIABLE TO ANY PARTY HERETO FOR ANY ACTIONS SUCH PERSON MAY TAKE OR FAIL TO TAKE IN ITS CAPACITY AS DOCUMENTATION AGENT OR SYNDICATION AGENT, AS APPLICABLE, EXCEPT FOR LIABILITY ARISING AS A RESULT OF SUCH PERSON’S OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

10.9 ADMINISTRATIVE AGENT MAY FILE PROOFS OF CLAIM.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or LC Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Obligations and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Bank and the Administrative Agent constituting Secured Obligations allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent hereunder or under any other Loan Document.

10.10 COLLATERAL AND GUARANTY MATTERS.

The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion:

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (x) upon termination of all Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the applicable Issuing Bank shall have been made) as more fully set forth in Section 11.16 (Termination of Security; Partial Release of Security), (y) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents as more fully set forth in Section 11.16 (Termination of Security; Partial Release of Security), or (z) subject to Section 11.5 (Amendments, Waivers and Consents), if approved, authorized or ratified in writing by the Majority Lenders;

(b) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents; and

(c) to release from the Collateral the Capital Stock of Greatbatch Mexico owned by Parent as of the Closing Date at such time as it is transferred to Precimed in accordance with the Permitted Maquiladora Restructuring and to release Greatbatch LLC as a Guarantor and to release from Collateral the assets (including, specifically, the shares of Greatbatch Mexico) and/or Capital Stock of Greatbatch LLC, in each case, in connection with the Permitted Maquiladora Restructuring.

10.11 NO RELIANCE ON ADMINISTRATIVE AGENT’S CUSTOMER IDENTIFICATION PROGRAM. EACH LENDER ACKNOWLEDGES AND AGREES THAT NEITHER SUCH LENDER, NOR ANY OF ITS AFFILIATES, PARTICIPANTS OR ASSIGNEES, MAY RELY ON THE ADMINISTRATIVE AGENT TO CARRY OUT SUCH LENDER’S, AFFILIATE’S, PARTICIPANT’S OR ASSIGNEE’S CUSTOMER IDENTIFICATION PROGRAM, OR OTHER OBLIGATIONS REQUIRED OR IMPOSED UNDER OR PURSUANT TO THE USA PATRIOT ACT OR THE REGULATIONS THEREUNDER, INCLUDING THE REGULATIONS CONTAINED IN 31 CFR 103.121 (AS HEREAFTER AMENDED OR REPLACED, THE “CIP REGULATIONS”), OR ANY OTHER ANTI-TERRORISM LAW, INCLUDING ANY PROGRAMS INVOLVING ANY OF THE FOLLOWING ITEMS RELATING TO OR IN CONNECTION WITH ANY BORROWER, ITS AFFILIATES OR ITS AGENTS, THIS AGREEMENT, THE OTHER DOCUMENTS OR THE TRANSACTIONS HEREUNDER OR CONTEMPLATED HEREBY: (1) ANY IDENTITY VERIFICATION PROCEDURES, (2) ANY RECORD-KEEPING, (3) COMPARISONS WITH GOVERNMENT LISTS, (4) CUSTOMER NOTICES OR (5) OTHER PROCEDURES REQUIRED UNDER THE CIP REGULATIONS OR SUCH OTHER LAWS.

10.12 NO ADVISORY OR FIDUCIARY RESPONSIBILITY.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) no Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and no Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against each of the Administrative Agent and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Anything herein to the contrary notwithstanding, none of the Documentation Agents or Syndication Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Bank hereunder.

ARTICLE 11

MISCELLANEOUS

11.1 NOTICES; EFFECTIVENESS; ELECTRONIC COMMUNICATION.

11.1.1 Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Subsection 11.1.2 (Electronic Communications)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(a) if to the Borrower or any other Loan Party, to it at 10000 Wehrle Drive, Clarence New York 14031, Attention of Michael Dinkins (Telecopier No. (214) 618- 5246; Telephone No. (214) 618-5242) and Timothy G. McEvoy (Telecopier No. (716) 759-5028); Telephone No. (716)759-5623 and a copy to Hodgson Russ LLP, 140 Pearl Street, Suite 100, Buffalo, NY 14202-4040 (Telecopier No. (716)819-4643; Telephone No. (716) 848-1277) Attention of John P. Amershadian (which copy shall not constitute notice);

(b) if to the Administrative Agent, to it at One Fountain Plaza, Buffalo, New York, 14203, Attention: Michael Prendergast (Telecopier No. (716) 848-7318; Telephone No. (716) 848-7304) and a copy to 25 South Charles Street, 12th Floor, Baltimore, Maryland 21201, Attention of Hugh Giorgio (Telecopier No. (410) 244-4477; Telephone No. (410) 244-3849) and a copy to Drinker Biddle & Reath, LLP, One Logan Square, Suite 2000, Philadelphia, Pennsylvania 19103 (Telecopier No. (215) 988-2757; Telephone No. (215) 988-2665) Attention of Jill Bronson (which copy shall not constitute notice);

(c) if to the Issuing Bank, to it at One Fountain Plaza, Buffalo, New York, 14203, Attention: Michael Prendergast (Telecopier No. (716) 848-7318; Telephone No. (716) 848-7304) and a copy to 25 South Charles Street, 12th Floor, Baltimore, Maryland 21201, Attention of Hugh Giorgio (Telecopier No. (410) 244-4477; Telephone No. (410) 244-3849) and a copy to Drinker Biddle & Reath, LLP, One Logan Square, Suite 2000, Philadelphia, Pennsylvania 19103 (Telecopier No. (215) 988-2757; Telephone No. (215) 988-2665) Attention of Jill Bronson (which copy shall not constitute notice); and

(d) if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Subsection 11.1.2 (Electronic Communications), shall be effective as provided in Subsection 11.1.2 (Electronic Communications). In the event of a discrepancy between any telephonic and any written notice, the written notice shall control. Any Lender giving any notice to the Borrower shall send simultaneously a copy of such notice to the Administrative Agent.

11.1.2 Electronic Communications. Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Section 2.12 (Mechanics of Payments; Lender Payments) or Subsection 3.1.7 (Participation by Lenders). If such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that is incapable of receiving notices under such Sections by electronic communication, the Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (a) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (b) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (a) of notification that such notice or communication is available and identifying the website address therefor.

11.1.3 Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

11.1.4 Platform.

(a) The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Bank and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(b) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material that the Borrower or any Loan Party provides to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through the Platform.

11.2 SURVIVAL OF REPRESENTATIONS.

All representations and warranties contained in the Loan Documents shall survive the making of the Loans and the issuance of the Letters of Credit and shall not be waived by the execution and delivery of this Agreement or any investigation by the Administrative Agent, the Issuing Bank or the Lenders.

11.3 NO IMPLIED WAIVERS.

No failure or delay on the part of the Administrative Agent, the Issuing Bank or any Lender in exercising any right, power or privilege under the Loan Documents and no course of dealing between the Borrower or any of its Subsidiaries, on the one hand, and the Administrative Agent, the Issuing Bank or any Lender, on the other hand, shall operate as a waiver of any such right, power or privilege. No single or partial exercise of any right, power or privilege under the Loan Documents precludes any other or further exercise of any such right, power or privilege or the exercise of any other right, power or privilege. The rights and remedies expressly provided in the Loan Documents are cumulative and not exclusive of any rights or remedies which the Administrative Agent, the Issuing Bank or any Lender would otherwise have. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or shall constitute a waiver of the right of the Administrative Agent, the Issuing Bank or any Lender to take any other or further action in any circumstances without notice or demand. Any waiver that is given shall be effective only if in writing and only for the limited purposes expressly stated in the applicable waiver.

11.4 SEVERABILITY.

Every provision of the Loan Documents is intended to be severable. If any term or provision of the Loan Documents shall be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired thereby. Any invalidity, illegality or unenforceability of any term or provision of the Loan Documents in any jurisdiction shall not affect the validity, legality or enforceability of any such term or provision in any other jurisdiction.

11.5 AMENDMENTS, WAIVERS AND CONSENTS.

11.5.1 In General. This Agreement and the other Loan Documents may not be amended or modified except by a written instrument describing such amendment or modification executed by the Borrower and the Administrative Agent with the consent of the Lenders as provided in this Subsection 11.5.1. With the written consent of the Majority Lenders, the Administrative Agent may, on behalf of the Lenders, enter into agreements that modify, amend or supplement this Agreement or any other Loan Document, and with such consent, the Administrative Agent may waive compliance with any provision of any of the Loan Documents, all as referred to in this Subsection 11.5.1. However, no such modification, amendment, supplement or waiver shall:

(a) increase the maximum amount of the RC Commitment or the Term Commitment of any Lender without such Lender’s written consent;

(b) extend the Maturity Date or any scheduled amortization or date for payment of principal or interest on the Loans of any Lender without such Lender’s written consent (it being understood that the extension contemplated by Subsection 2.18.1 (Extension of RC Maturity Date) this Agreement shall not be deemed an amendment subject to this clause (b)),

(c) amend the interest rate provisions hereof to decrease the rate of interest or fees payable to any Lender without such Lender’s written consent, provided that the written consent of the Majority Lenders, rather than the consent of all Lenders, shall be sufficient to waive imposition of the Default Rate pursuant to Subsection 2.8.6 (Default Rate),

(d) reduce the principal amount of Loans due to any Lender without such Lender’s written consent;

(e) reduce the amount of the fees payable under Subsection 2.7.1 (Commitment Fees), Subsection 3.1.6 (Fees) or other fees, payable to any Lender without such Lender’s written consent,

(f) amend, modify or waive the provisions of this Section 11.5 without each Lender’s written consent,

(g) amend or modify the definition of “Majority Lenders” without each Lender’s written consent, provided, however, if this Agreement is amended to provide for additional tranches of revolver or term Indebtedness hereunder, the definition of “Majority Lenders” may be amended to accommodate such new tranches in a manner similar to the existing Loans and Commitments with the consent of the Lenders constituting Majority Lenders (determined without giving effect to such amendment),

(h) release all or substantially all of the guaranties or all or substantially all of the Collateral that secures the Obligations without each Lender’s written consent; provided however, the Administrative Agent may without the consent of any Person release any guarantor or any Collateral granted pursuant to the Loan Documents and file UCC-3 termination statements or statements of amendment or take other appropriate action (i) as a court of competent jurisdiction may direct, (ii) in connection with a disposition (other than to the Borrower or any of its Subsidiaries) permitted under Subsection 8.7.2 (Sales and Other Dispositions) or as otherwise provided under the Loan Documents, or (iii) if, in accordance with this Agreement, cash proceeds from any sale or transfer of the Collateral are used to prepay outstanding sums due under this Agreement or are reinvested in the Borrower and its Subsidiaries, or

(i) waive an Event of Default under Subsection 9.1.1 (Failure to Pay Principal or Reimbursement Obligations) or 9.1.2 (Failure to Pay Interest, Fees, Etc.) (other than in respect of the imposition of the Default Rate) after such Event of Default shall have occurred without each Lender’s written consent (but the Majority Lenders may direct the Administrative Agent to forbear under such circumstances).

11.5.2 Other Amendments. No modification, amendment, supplement or waiver of any provision of this Agreement shall be made that would reduce or extend the date of payment for reimbursement obligations in respect of Letters of Credit without the consent of the Issuing Bank and all Lenders having a participation interest therein.

11.5.3 Exception. Notwithstanding the foregoing provisions of this Section 11.5 or anything to the contrary contained in this Agreement, any Lender that has requested that it not receive material, non-public information concerning the Borrower, and that is therefore unable or unwilling to vote with respect to an issue arising under this Agreement, will agree to vote, and will be deemed to have voted, its Commitment under this Agreement pro rata in accordance with the percentage of Commitments voted in favor of, and the percentage of Commitments voted against, any such issue under this Agreement.

11.6 SUCCESSORS AND ASSIGNS.

11.6.1 Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Loan Parties may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (a) to an Eligible Assignee in accordance with the provisions of Subsection 11.6.2 (Assignments by Lenders), (b) by way of participation in accordance with the provisions of Subsection 11.6.4 (Participations) or (c) by way of pledge or assignment of a security interest subject to the restrictions of Subsection 11.6.6 (Certain Pledges) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Subsection 11.6.4 (Participations) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

11.6.2 Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:

(a) Minimum Amounts.

(i) In the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in clause (a)(ii) below or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(ii) in any case not described in the preceding paragraph (i), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than Five Million Dollars ($5,000,000) with respect to an assignment of an interest in any Facility, unless each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed).

(b) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or Commitment assigned, except that this paragraph (b) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(c) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (a) of this Subsection 11.6.2 and, in addition:

(i) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Default or Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof; and

(ii) the consent of the Administrative Agent (and with respect to the RC Facility only, the Issuing Bank) (each such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of a Loan or Commitment if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(d) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(e) No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(f) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(g) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Bank, each Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Subsection 11.6.3 (Register), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Subsection 2.8.5 (Breakage), Section 2.9 (Increased Costs; Unavailability) and Section 11.14 (Expenses; Indemnity; Damage Waiver) with respect to the facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Subsection 11.6.4 (Participations).

11.6.3 Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

11.6.4 Participations.

(a) Any Lender may at any time, without the consent of, or notice to, the Administrative Agent or the Borrower, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, the Lenders and the Issuing Bank shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any Lender may furnish any information concerning the Borrower in its possession from time to time to prospective Participants, provided that such Lender shall require any such prospective Participants to agree in writing to maintain the confidentiality of such information as provided in Section 11.13 (Treatment of Certain Information; Confidentiality; Advertisement).

(b) Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the matters specifically referred to in clauses (a), (b), (c) and (g) of Section 11.5 (Amendments, Waivers and Consents). Subject to clause (b) of this Subsection 11.6.4 (Participations), the Borrower agrees that each Participant shall be entitled to the benefits of Subsection 2.8.5 (Breakage) and Section 2.9 (Increased Costs; Unavailability) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Subsection 11.6.2 (Assignments by Lenders). To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 11.11 (Right of Setoff) as though it were a Lender, provided that such Participant agrees to be subject to Subsection 2.11.5 (Sharing of Payments by Lenders) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

11.6.5 Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 2.9 (Increased Costs; Unavailability) than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.13 (Taxes) unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Subsection 2.13.5 (Status of Lenders) as though it were a Lender.

11.6.6 Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

11.7 CALCULATIONS AND FINANCIAL DATA.

Except as otherwise provided in this Agreement, calculations under this Agreement shall be made and financial data and terms referred to in this Agreement shall be prepared and interpreted both as to classification of items and as to amounts in accordance with GAAP.

11.8 DESCRIPTIVE HEADINGS.

The descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not affect the meaning or construction of any of the provisions of this Agreement.

11.9 GOVERNING LAW; JURISDICTION; ETC.

11.9.1 Governing Law. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the Law of the State of New York (excluding the Laws applicable to conflicts or choice of law).

11.9.2 Submission to Jurisdiction. The Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, any Issuing Bank, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York in Erie County and of the United States District Court of the Western District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York state court or, to the fullest extent permitted by applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender or the Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

11.9.3 Waiver of Venue. The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Subsection 11.9.2 (Submission to Jurisdiction). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

11.9.4 Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 11.1 (Notices; Effectiveness; Electronic Communication). Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.

11.10 MAXIMUM LAWFUL INTEREST RATE.

If, at any time, the rate of interest, together with all amounts that constitute interest and that are reserved, charged or taken hereunder as compensation for fees, services or expenses incidental to the making, negotiating or collecting of the Loans, shall be deemed by a court of law with competent jurisdiction, a governmental agency or a tribunal to exceed the maximum rate of interest permitted to be charged by the Lenders to the Borrower under applicable Law, if such interest, fees and expenses are in excess of the maximum amount permitted by applicable Law, then, during such time as such rate of interest would be deemed excessive, that portion of each sum paid attributable to that portion of such interest rate that exceeds the maximum rate of interest so permitted shall be deemed a voluntary prepayment of the unpaid principal amount due pursuant to this Agreement and the Notes. As used in this Section 11.10, the term “applicable Law” shall mean the Law in effect as of the date hereof; provided, however, that in the event there is a change in the Law that results in a higher permissible rate of interest, then this Agreement shall be governed by such new Law as of its effective date.

11.11 RIGHT OF SETOFF.

If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Bank or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or any other Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the Issuing Bank, irrespective of whether or not such Lender or the Issuing Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or any other Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness;

provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 (Defaulting Lenders) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Bank, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Bank or their respective Affiliates may have. Each Lender and the Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. ANY AND ALL RIGHTS TO REQUIRE ANY LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL THAT SECURES THE LOANS, PRIOR TO EXERCISING ITS RIGHT TO SET-OFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER OR ANY GUARANTOR, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

11.12 COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION.

11.12.1 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate fee letters or other letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Article 4 (Conditions to Fundings and Issuance of Letters of Credit), this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

11.12.2 Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” or words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.

11.13 TREATMENT OF CERTAIN INFORMATION; CONFIDENTIALITY; ADVERTISEMENT.

11.13.1 Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ respective partners, directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any Interest Rate Protection Agreement with any Lender or any of its Affiliates or any action or proceeding relating to this Agreement or any other Loan Document or any Interest Rate Protection Agreement with any Lender or any of its Affiliates or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. Notwithstanding the foregoing, any Lender may disclose Information, without notice to Borrower, to governmental regulatory authorities in connection with any regulatory examination of such Lender or in accordance with such Lender’s regulatory compliance policy.

11.13.2 Information. For purposes of this Section 11.13, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Bank on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries, provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

11.13.3 Advertisement. The Borrower hereby authorizes the Administrative Agent to publish the name of the Borrower and the amount of the financing evidenced hereby in any “tombstone” or comparable advertisement which the Administrative Agent elects to publish. In addition, the Borrower agrees that the Administrative Agent may provide lending industry trade organizations with information necessary and customary (including the amount and type of facilities, the rates and counsel’s name) for inclusion in league table measurements after the Closing Date. Without limiting the generality of the foregoing, the Borrower acknowledges and agrees to the disclosure by the Administrative Agent after the Closing Date of information relating to the Loans to Gold Sheets, and other similar bank trade publications, with such information to consist of deal terms consisting of (i) the Borrower’s name, (ii) principal loan amounts, (iii) interest rate, (iv) term length and (v) commitment fees and other fees to the Lenders in the syndicate, the identity of their attorneys and other information customarily found in such publications.

11.14 EXPENSES; INDEMNITY; DAMAGE WAIVER.

11.14.1 Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates including the reasonable fees, charges and disbursements of counsel for the Administrative Agent (and fees and time charges and disbursements for attorneys who may be employees of the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents and any documents contemplated thereby or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Bank including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the Issuing Bank (and fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or the Issuing Bank), in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including, all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

11.14.2 Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee and fees and time charges and disbursements for attorneys who may be employees of any Indemnitee), incurred by or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (a) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the transactions contemplated hereby or thereby, (b) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (c) any actual or alleged presence or Release of Hazardous Substances on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any environmental liability related in any way to the Borrower or any of its Subsidiaries, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory whether brought by a third party or by the Borrower or any other Loan Party and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

11.14.3 Reimbursement by Lenders. To the extent that the Borrower fails to pay any amount required under Subsections 11.14.1 (Costs and Expenses) and 11.14.2 (Indemnification by the Borrower) to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or its Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Facility at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided, that with respect to such unpaid amounts owed to any Issuing Bank or Swingline Lender solely in its capacity as such, only the RC Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such RC Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or Issuing Bank in connection with such capacity. The obligations of the Lenders under this Subsection 11.14.3 are subject to the provisions of Section 2.5 (Lenders’ Obligations Several).

11.14.4 Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in Subsection 11.14.2 (Indemnification by the Borrower) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

11.14.5 Payments. All amounts due under this Section 11.14 shall be payable promptly after demand therefor.

11.14.6 Survival. Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.

11.15 CERTIFICATION OF AMOUNTS.

The certification by the Administrative Agent, the Issuing Bank or a Lender of the amount of liabilities, losses, costs, expenses, claims and/or charges pursuant to Section 11.14 (Expenses; Indemnity; Damage Waiver) shall be conclusive if such amounts have been computed or reached in a reasonable manner.

11.16 TERMINATION OF SECURITY; PARTIAL RELEASE OF SECURITY.

11.16.1 Termination of Security. At such time as no Secured Party has any commitment to make financial accommodations to the Borrower pursuant to the terms hereof and all the Secured Obligations (other than contingent indemnification obligations) have been paid and performed in full, then the security provided for in the Loan Documents shall terminate, provided, however, that all indemnities of the Borrower and each other Loan Party contained in this Agreement or any other Loan Document shall survive and remain operative and in full force and effect regardless of the termination of such security, provided, further, that all such security interests shall continue to be effective or be reinstated, as the case may be, if at any time all or part of any payment of any Secured Obligation is rescinded or must otherwise be returned by any Secured Party or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or any other Loan Party or otherwise.

11.16.2 Partial Release of Security. Effective upon the closing of a disposition of any Collateral to any Person (other than the Borrower or any of its Subsidiaries) and the application of proceeds thereof in conformity with the provisions of this Agreement, the Lien of the Administrative Agent on the assets subject to such disposition shall terminate and effective upon the transfer of the Capital Stock of Greatbatch LLC to Precimed in accordance with a Permitted Maquiladora Restructuring, the Lien of the Administrative Agent on such Capital Stock and on the assets of Greatbatch, LLC shall terminate and, in each case, upon receipt by the Administrative Agent of a certification to such effect from the Chief Financial Officer of the Borrower, the security interest granted under the Loan Documents in the Collateral so disposed of shall terminate and the Administrative Agent shall deliver such releases as may be appropriate, provided, however, the security interest granted under the Loan Documents in all remaining Collateral shall remain in full force and effect.

11.17 WAIVER OF JURY TRIAL.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.18 PATRIOT ACT NOTICE.

To help fight the funding of terrorism and money laundering activities, Federal Law requires all financial institutions to obtain, verify and record information that identifies each Person who opens an account. For purposes of this Section 11.18, account shall be understood to include loan accounts.

[Signature Page Follows]

IN WITNESS WHEREOF, the Borrower, the Administrative Agent, the Issuing Bank and the Lenders have caused this Agreement to be duly executed by their respective duly authorized officers as of the date first above written.

GREATBATCH LTD.

By:	/s/ Thomas J Mazza
Name:	Thomas J. Mazza
Title:	Vice President and Corporate Controller

Signature Page to Amended and Restated Credit Agreement

MANUFACTURERS AND TRADERS TRUST COMPANY, in its capacity as the Administrative Agent, the Issuing Bank, the Swingline Lender and a Lender

By:	/s/ Michael J. Prendergast
Name:	Michael J. Prendergast
Title:	Vice President

Signature Page to Amended and Restated Credit Agreement

[ ], as a Lender

By:
Name:
Title:

Signature Page to Amended and Restated Credit Agreement

List of Addenda (Exhibits and Schedules)

EXHIBITS

Exhibit A-1	Form of Second Amended and Restated Term Note (§2.6)
Exhibit A-2	Form of Second Amended and Restated RC Note (§2.6)
Exhibit A-3	Form of Second Amended and Restated Swing Note (§2.6)
Exhibit B	Form of Request for Advance (§2.3)
Exhibit C	Form of LIBOR Election (§2.8.4)
Exhibit D	Form of Second Amended and Restated Security Agreement (§4.1.3)
Exhibit E-1	Form of Second Amended and Restated Subsidiary Guaranty and Suretyship Agreement (§4.1.4)
Exhibit E-2	Form of Second Amended and Restated Parent Guaranty and Suretyship Agreement (§4.1.4)
Exhibit F	Form of Second Amended and Restated Pledge Agreement (§4.1.5)
Exhibit G	Form of Officer’s Compliance Certificate (§1.1)
Exhibit H	Form of Assignment and Assumption (§11.6.2(d))

SCHEDULES

Schedule 1.1	Organizational Structure After Permitted Maquiladora Restructuring
Schedule 2.1.1	RC Commitment
Schedule 2.1.3	Term Loan Commitment
Schedule 4.3	Post-Closing Obligations
Schedule 5.1.1	Organization and Qualification
Schedule 5.1.2	Capitalization
Schedule 5.1.3	Equity Ownership
Schedule 5.4	Consents
Schedule 5.7	Litigation
Schedule 5.8	Material Agreements
Schedule 5.10	Intellectual Property
Schedule 5.19	ERISA
Schedule 5.24	Labor
Schedule 5.26(a)	Indebtedness
Schedule 5.26(b)	Swap Obligations
Schedule 8.1	Other Indebtedness
Schedule 8.2	Other Liens
Schedule 8.3	Other Investments

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